UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Customers Bancorp, Inc.
______________________________
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customers bancorp

banking *for* entrepreneurs
***by* entrepreneurs**

Notice of 2024 Annual Meeting and 2024 Proxy Statement

Let's take on tomorrow... *together.*

customers bancorp

At Customers, we believe that working entrepreneur to entrepreneur and executing on our “single point of contact“ service model to bring the entire bank to our customers creates a circle of strength and stability and enables your success.

Here, in relying on sound risk management principles foundational to our bank, we’re able to meet – and exceed – the needs of our customers, their communities, employees and families.

What results are quick solutions tailored to your unique financial needs and designed to help you take on tomorrow in a way you never thought possible.

In fact, if we don’t leave you saying, “Wow!” – we haven’t done our job.

It’s that simple.

“In this entrepreneurial environment, your banker is empowered to make you say, *Wow.*”

Sam Sidhu, Vice Chair
Customers Bancorp, Inc.

AMERICAN BANKER 2022 TOP PERFORMING BANKS

100 FASTEST GROWING COMPANIES 2022 FORTUNE

© 2024 FORBES MEDIA LLC. USED WITH PERMISSION

Forbes 2024 AMERICA’S BEST BANKS

“Future is not just something we enter. It’s something we can create.”

Jay Sidhu, Chair and Chief Executive Officer
Customers Bancorp, Inc.

CUSTOMERS BANCORP, INC.
701 Reading Avenue
West Reading, Pennsylvania 19611
(610) 933-2000
April 18, 2024

Letter From Our Chairman and Chief Executive Officer

Dear Fellow Shareholders:
You are invited to attend the 2024 Annual Meeting of Shareholders (“Annual Meeting”) of Customers Bancorp, Inc. (“Customers Bancorp”, “Customers”, “Company”, “we”, “us” or “our”) to be held Tuesday, May 28, 2024, beginning at 10:00 a.m., Eastern Time. Similar to last year, we will hold a virtual Annual Meeting, which will allow all shareholders to attend the Annual Meeting through a live webcast on the Internet and participate in substantially the same way as if attending the meeting in person.
Further information about the Annual Meeting, the various matters on which the shareholders will vote, and how to register for, attend and participate in the Annual Meeting is included in the Notice of Annual Meeting and the Proxy Statement which follow this letter. We encourage you to read Customers’ 2023 Annual Report on Form 10-K, which can be located at www.envisionreports.com/CUBI (please copy and paste the link into your browser).
A Focus on Strong Risk Management
The responsibility of risk management at our Company begins with the Board of Directors and is embedded in all activities and actions taken by management. Please review page 41 of this Proxy Statement for a brief summary of our risk management processes.
Over the years, as we built Customers Bancorp, Inc. from a struggling bank to a strong high performing bank, we have stuck to these five principles that we call Critical Success Factors.

1.Client First “Single Point of Contact” banking. We believe in delivering the entire bank to our clients through a single point of contact. This strategy focuses on the human touch, delivered through very experienced bankers supported by superior technology and products that helps our clients succeed beyond their imagination and say “Wow”.

2.Attraction, retention, and development of talent. Superior execution is key and we can only continue to excel by attracting, retaining and developing the best talent. Our turnover ratio is among the lowest in the industry and the majority of our team members, and 100% of our leadership team, own stock in the company.

3.Superior Credit Quality. In good times, as well as in recessionary environments, we have been very focused on maintaining superior credit quality of our loans and investments while maintaining strong and prudent reserves.
4.Low interest rate risk and strong liquidity. Interest rates and yield curves can change rapidly. We do regular stress tests for different scenarios and always do our best to maintain a balanced book with low interest rate and market risks, resulting in stable deposits, strong liquidity and stable margins.
5.Focusing on operating leverage rather than growth for the sake of growth with sound risk management principals engrained throughout the organization. Our revenues over time should grow about two times faster than expenses. This way you can maintain strong profitability and capital in all economic scenarios.

2023 - A Year for Delivering on Promises
While the banking industry has largely recovered following the events of last year, there is still a lot of uncertainty facing our industry. However, Customers Bank’s differentiated strategy bucked industry trends, gaining strong momentum in 2023, and we expect that to continue into 2024 and beyond. We continue to execute on our strategic priorities and are pleased to report that we have delivered another strong year for shareholders. Customers Bancorp was the number one performing publicly-traded bank stock in the U.S. in 2023, as measured by stock price and total shareholder return.
In 2023, we continued to build on our strengths, maintaining our position as a strong, high performing, forward-thinking bank with strong risk management. Our full year 2023 Core EPS*† was $7.72 per share. Similarly, our Core Earnings*† was $248.2 million and our Core ROACE*† was 18.3%. Our credit quality metrics were among the best in the industry, with Non-Performing Assets of only 0.13% and reserves that were 499% of non-performing loans at December 31, 2023. We maintained strong buffers over minimum regulatory capital requirements, with a total risk based capital ratio of 15.3%, and our Common Equity Tier 1 (“CET1”) ratio, after adjusting for mark-to-market of our investment portfolio in Accumulated Other Comprehensive Income (“AOCI”), was 11.2%, with AOCI only impacting our CET1 ratio by about 1%.
We are extremely proud of our management team, whose hard work, skillful forethought and experienced, decisive actions allowed our Company to emerge from the turmoil of 2023 stronger than we entered it. We remain fully committed to help the Company, our customers and team members meet the continuing challenges posed by economic uncertainty. Our priority and focus will continue to be the financial security and well-being of our customers, team members and their families.
Continuing to Put Our Team Members, Our Customers, The Environment, Sustainability and Good Governance First
As the world takes on the challenges of inflation, global conflict and general uncertainty, we remain steadfast in our support of our customers, partners and the communities in which we live and work. Our commitment to risk management and a client first mindset where clients say “Wow” is positioning us well to navigate this environment.
In 2023, Customers made a substantial focus on corporate governance and social responsibility, taking steps to positively impact the communities we and our customers operate in, and continued emphasis on revising and improving governance practices at all levels. In furtherance of these important goals, our Board of Directors established a Corporate Social Responsibility (“CSR”) Committee, to oversee our company’s CSR program. You can view our enhanced 2023 Corporate Governance and Social Responsibility Report at: https://www.customersbank.com/investor-relations/CSR/ (please copy and paste the link into your browser).
Looking Ahead
Looking ahead to 2024, our priorities remain unchanged. We will continue to excel in helping our customers succeed beyond their imagination, while moderating our growth by focusing on holistic and strategic relationships and building a strong franchise. We will focus on further strengthening our balance sheet and continuing to improve our liquidity, capital ratios and margins. Strong risk management principles will continue to guide our actions: excellence in service, superior credit quality, sound interest rate risk management, robust liquidity, strong capital ratios and positive operating leverage.

* Non-GAAP measure. Please refer to Appendix C to this Proxy Statement for Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation.
† Excludes tax on surrender of bank-owned life insurance policies of $4.1 million, after-tax loss on sale of capital call lines of credit of $3.9 million, special one-time FDIC assessment fee of $2.8 million, severance expense of $1.3 million, losses on investment securities of $0.4 million, derivative credit valuation adjustment of $0.2 million and impairments on fixed assets and leases of $0.1 million.

We hope you will be able to attend the meeting virtually. We encourage you to vote your shares by Internet, telephone, or complete, sign and return a proxy card prior to the Annual Meeting. This will ensure that your shares are represented at the Annual Meeting. Every shareholder vote is important. Please read the Proxy Statement carefully before voting your shares. Thank you for your investment in, and ongoing support of, our Company. We appreciate your confidence and will continue to work to build long term shareholder value while we live by our principles of strong risk management, while putting our team members, our customers, the communities we serve, sustainability and good governance first.
Let’s take on tomorrow!

Sincerely,

Jay S. Sidhu Chairman and Chief Executive Officer

CUSTOMERS BANCORP, INC.
701 Reading Avenue
West Reading, Pennsylvania 19611
(610) 933-2000
April 18, 2024

Dear Fellow Shareholders:
The Board of Directors of Customers Bancorp, Inc. (“Board”) invites you to attend the 2024 Annual Meeting of Shareholders of Customers Bancorp, Inc. (“Company”) to be held virtually on Tuesday, May 28, 2024, beginning at 10:00 a.m., Eastern Time.
The Board remains committed to its objectives of strong oversight, risk management and the creation of long-term shareholder value through a calculated growth strategy, technological innovation, increased emphasis on succession planning and talent acquisition, and a commitment to strong corporate governance and business ethics. To bolster the Company’s management capabilities and to achieve sustainable growth, we continue to support our top management in identifying, recruiting and appointing an experienced and talented management team with a commitment to executing our vision for 2024 and beyond.
As the Board, we remain fully committed to help the Company, our customers and team members meet the continuing challenges posed by inflation and economic uncertainty. We are focused on continual improvement of the Company’s balance sheet, asset and deposit quality and overall liquidity. We are proud of the way that prudent practices and expert management allowed our Company to weather the banking crisis of 2023 and enter 2024 a stronger financial institution. These efforts, combined with our focus on maintaining superior credit quality and loan portfolio diversification, leave us well positioned to deliver for our customers and our shareholders.
The entire Board, including the Nominating and Corporate Governance Committee and the Leadership development and Compensation Committee, are committed to active engagement with our shareholders. We welcome and value our investors’ input and encourage you to share your thoughts with us, including executive compensation practices and corporate governance matters. You can send written correspondence addressed to Customers Bancorp, Inc. Board of Directors, c/o Corporate Secretary, 701 Reading Avenue, West Reading, PA 19611.
We thank you for your continued investment in and support of Customers Bancorp, Inc., and we look forward to continuing dialogue with you in 2024 and beyond.

Sincerely,
The Board of Directors of Customers Bancorp, Inc.

Jay S. Sidhu Chairman and Chief Executive Officer	Daniel K. Rothermel - Lead Director

Andrea R. Allon	Robert N. Mackay

Bernard B. Banks	T. Lawrence Way

Robert J. Buford	Steven J. Zuckerman

Rajeev V. Date

CUSTOMERS BANCORP, INC.

701 Reading Avenue
West Reading, Pennsylvania 19611
(610) 933-2000

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

DATE & TIME	LOCATION
10:00 a.m. Eastern Time	www.meetnow.global/MS2W9SJ
May 28, 2024
ITEMS OF BUSINESS
•Electing three Class I Directors of the Company to serve a three-year term
•A proposal ratifying the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024
•A proposal approving, on an advisory basis, our named executive officer compensation (“Say on Pay”)
•A proposal approving, on an advisory basis, the frequency of future votes to approve the compensation for our named executive officers
•A proposal approving an amendment to the Company’s 2019 Stock Incentive Plan
•Any other business that may properly come before our Annual Meeting
Similar to last year, we will hold a virtual Annual Meeting, which will allow our shareholders to attend the Annual Meeting through a live webcast and participate in substantially the same manner as if you were attending the meeting in person, including the ability to submit questions and vote your shares electronically. Shareholders wishing to attend the Annual Meeting should visit www.meetnow.global/MS2W9SJ. The Proxy Statement contains additional information regarding registering for and attending the Annual Meeting. The webcast will begin promptly at 10:00 a.m. and online access will be available beginning at 9:45 a.m. We encourage you to access the webcast prior to the start time.
Record Date. Customers Bancorp, Inc. shareholders as of the close of business on April 1, 2024 (the “Record Date”) will be entitled to vote at our Annual Meeting and any adjournments or postponements of the meeting. As of the Record Date, there were approximately 31,521,930 shares of the Company’s Voting Common Stock outstanding.
Your Vote Is Very Important. Please vote your shares promptly to ensure the presence of a quorum during the 2024 Annual Meeting. You may vote your shares via the Internet or by telephone. If you requested a paper copy of the proxy materials and received a paper copy of the Proxy Card, you may vote by mail. For specific voting instructions, please refer to the information provided in the following Proxy Statement. Submitting your proxy by one of these methods will ensure your representation at the Annual Meeting regardless of whether you attend the meeting through the webcast.

By Order of the Board of Directors,

Andrew B. Sachs, Corporate Secretary
To be mailed on or about April 18, 2024
Important notice regarding internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 28, 2024: Our 2024 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at www.envisionreports.com/CUBI. These documents are also available on the Company’s website at www.customersbank.com/investor-relations, by selecting “SEC filings” or “Proxy statements”, as appropriate. Information on our website is not incorporated by reference into this Proxy Statement.

PROXY STATEMENT
i

Internet Availability of Proxy Materials
This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at www.envisionreports.com/CUBI. This website also enables shareholders to vote their proxy. These documents are also available on the Company’s website at www.customersbank.com/investor-relations, by selecting “SEC filings” or “Proxy statements”, as appropriate. Information on our website is not incorporated by reference into this Proxy Statement.
ii

PROXY STATEMENT SUMMARY
This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information you should consider. We encourage you to review all of the important information contained in this Proxy Statement carefully before voting. For purposes of this Proxy Statement, any references to the “Company,” “Customers,” “we,” “us,” or “our” refer to Customers Bancorp, Inc. For purposes of this Proxy Statement, any references to the “Board of Directors” or the “Board” refer to the Board of Directors of Customers Bancorp, Inc. For purposes of this Proxy Statement, any references to the “Bank” refer to Customers Bank.

Customers Bancorp, Inc. 2024 Annual Meeting of Shareholders

Date and Time:	Tuesday, May 28, 2024
10:00 a.m., Eastern Time

Location:	www.meetnow.global/MS2W9SJ

HOW TO VOTE YOUR SHARES
You may vote if you were a shareholder as of the close of business on April 1, 2024 (the “Record Date” for the Annual Meeting). Each share of Voting Common Stock outstanding on the Record Date is entitled to one vote for each Director nominee and one vote for the other proposals to be voted on at our Annual Meeting.
Even if you plan to attend our Annual Meeting online through the live webcast, please cast your vote as soon as possible by voting:

Online	By Mail
www.envisionreports.com/CUBI	Complete, sign, date and return your proxy card in the envelope provided if you requested a copy of the proxy materials and received a paper copy of the proxy card

By Phone	Virtual Meeting
Call the phone number located at the top of the proxy card	Attend and vote at our annual meeting via live webcast at www.meetnow.global/MS2W9SJ

Shareholders entitled to vote at the Annual Meeting and attending the Annual Meeting through the live webcast may also vote their shares during the meeting. Instructions on how to vote during the meeting are included at: www.meetnow.global/MS2W9SJ.
In addition, shareholders entitled to vote at the Annual Meeting who wish to change a previously submitted vote may do so by voting online during the meeting. If you experience any difficulties voting during the meeting, please call 1-888-724-2416.
NOTE THAT IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY OR HAVE ALREADY VOTED ONLINE OR BY PHONE AND DO NOT WANT TO CHANGE YOUR VOTE, YOU DO NOT NEED TO VOTE ELECTRONICALLY DURING THE VIRTUAL ANNUAL MEETING.

ITEMS OF BUSINESS AND BOARD VOTING RECOMMENDATION

PROPOSALS FOR YOUR VOTE	BOARD RECOMMENDATION
1. Electing Three Class I Directors	FOR each nominee

2. Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024	FOR

3. Approving, on an advisory basis, compensation of our Named Executive Officers	FOR

4. Approving, on an advisory basis, the frequency of future votes to approve the compensation for our Named Executive Officers	ONE YEAR

5. Approving an amendment to the Company’s 2019 Stock Incentive Plan	FOR

To review our 2024 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 on line, go to www.envisionreports.com/CUBI. These documents are also available on the Company’s website at www.customersbank.com/investor-relations, by selecting “SEC filings” or “Proxy statements”, as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of shareholders holding more than 5.0% of our Voting Common Stock as of April 12, 2024:

Name and Address of Beneficial Owner	Voting Common Stock		Percent of Class of Voting Common Stock (1)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	4,559,798	(2)	14.41%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	2,153,952	(3)	6.81%
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,075,266	(4)	6.56%
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,715,054	(5)	5.42%

(1)	Based on 31,652,021 shares of Customers Bancorp, Inc. common stock outstanding as of April 12, 2024.
(2)	This information is based on Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2024 by BlackRock, Inc. BlackRock, Inc. had sole voting power with respect to 4,459,635 shares and sole dispositive power with respect to 4,559,798 shares.
(3)	This information is based on Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2024 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP had sole voting power with respect to 2,116,381 shares and sole dispositive power with respect to 2,153,952 shares.
(4)	This information is based on Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024 by The Vanguard Group Inc. The Vanguard Group, Inc. had shared voting power with respect to 33,993 shares, sole dispositive power with respect to 2,015,632 shares and shared dispositive power with respect to 59,634 shares.
(5)	This information is based on Schedule 13G filed with the Securities and Exchange Commission on February 8, 2024 by Wellington Management Group LLP. Wellington Management Group LLP had shared voting power with respect to 1,715,054 shares and shared dispositive power with respect to 1,715,054 shares.

The following table sets forth information, as of April 12, 2024, with respect to the beneficial ownership of each Director, each named executive officer, and all Directors and named executive officers as a group.

Name and Address of Beneficial Owner (1)	Voting Common Stock Beneficially Owned (1) (2) (3)		Unvested Restricted Stock Units (4)	Percent of Class of Voting Common Stock (1)
Directors
Andrea R. Allon (5)	34,907		—	*
Bernard B. Banks	10,737		—	*
Robert J. Buford	16,369		—	*
Rajeev V. Date	4,400		—	*
Robert N. Mackay	6,558		—	*
Daniel K. Rothermel	110,176		—	*
Jay S. Sidhu (6)	1,617,824	(7) (8)	95,929	5.11%
T. Lawrence Way	120,803		—	*
Steven J. Zuckerman (9)	72,035		—	*
Named Executive Officers who are not Directors
Andrew H. Bowman (10)	—		—	*
Lyle P. Cunningham	15,577		22,718	*
Carla A. Leibold (11)	14,390		—	*
Samvir S. Sidhu	93,244		48,760	*
All Directors and executive officers as a group (18 persons)	2,191,729		241,672	6.92%
* Less than 1%

(1)
Beneficial ownership for each listed person as of April 12, 2024 includes shares held by each person issuable pursuant to options to purchase stock which are exercisable and restricted stock units (“RSUs”) which vest within 60 days of April 12, 2024. Shares subject to options exercisable and restricted stock units vesting within 60 days of April 12, 2024 are deemed outstanding for purposes of computing the percentage of class of Voting Common Stock attributable to the person or group holding such options and restricted stock units, but are not deemed outstanding for purposes of computing the percentage of any other person or group. Unless otherwise indicated, the address for each beneficial owner is c/o Customers Bancorp, Inc., 701 Reading Avenue, West Reading, Pennsylvania 19611.

(2)	Based on information furnished by the respective individual and our share records. Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not the person has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.
(3)	Includes shares of our Voting Common Stock issuable upon the exercise of stock options in the following amounts: Mr. Jay Sidhu – 620,000, and Mr. Cunningham – 5,123.
(4)
Each RSU has a value equal to the fair market value of a share of our common stock, but does not confer voting rights. RSUs will be settled 100% in shares of our common stock at vesting or, in certain circumstances, after termination of employment, and include the right to receive dividend equivalents. Because they are economically comparable to owning shares of our common stock, certain of these stock units currently qualify for purposes of compliance with our stock ownership and retention guidelines. Unvested RSUs in this column are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of April 12, 2024. Unvested RSUs include time-based RSUs and performance-based RSUs, reported at target levels.

(5)	Ms. Allon has an indirect beneficial ownership interest in 965 of these securities through her spouse.
(6)	Mr. Jay Sidhu also serves as Chief Executive Officer of Customers Bancorp, Inc.
(7)	Includes 812,171 shares pledged as security.

(8)
Mr. Jay Sidhu has an indirect beneficial ownership interest in 179,410 of these securities through his trust Jay S. Sidhu, A/K/A Jashinder S. Sidhu, FBO Sherry K. Sidhu, A/K/A Pushpinder K. Sidhu, and Descendants Irrevocable Trust; 167,290 of these securities through his trust Sherry K. Sidhu, A/K/A Pushpinder K. Sidhu, Family Trust No. 1, 157,290 of these securities through his trust Sherry K. Sidhu, A/K/A Pushpinder K. Sidhu, Family Trust No. 2 and 19,498 through his spouse.

(9)
Mr. Zuckerman irrevocably transferred the current equivalent of 218,254 shares of Customers Bancorp, Inc. common stock to Sageworth Trust Company, Trustee of the Victoria H. Zuckerman 2006 MG Trust dated 8/21/2006 on May 8, 2012. Mr. Zuckerman has an indirect beneficial ownership interest in 6,815 shares through Steven J. Zuckerman Revocable Trust.

(10)
Mr. Bowman resigned as Chief Credit Officer as of December 31, 2023. As of the date of his resignation, Mr. Bowman owned 0 shares and 16,556 RSUs. Mr. Bowman forfeited all of his RSUs in connection with his resignation. We do not have information as to Mr. Bowman’s current share ownership.

(11)
Ms. Leibold’s employment with the Company terminated as of April 10, 2024. Based on information included in a Form 4 filed by Ms. Leibold with the Securities and Exchange Commission on April 8, 2024, as of April 12, 2024, Ms. Leibold owned 14,390 shares and 29,981 RSUs, which RSUs were forfeited in connection with termination of her employment.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1
ELECTION OF THREE CLASS I DIRECTORS OF THE COMPANY
Our Board of Directors currently consists of nine members and is divided into three classes, with one class of Directors elected each year. Each of the members of our Board of Directors also serves as a Director of Customers Bank. Directors are elected to serve a three-year term or until their respective successors shall have been elected and qualified, unless they die, resign or are removed from office.
Three Directors comprising our Class I Directors will be elected at the Annual Meeting to serve a three-year term or until their respective successors shall have been elected and qualified. On the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Robert J. Buford, Rajeev V. Date and Jay S. Sidhu for election as Directors at the Annual Meeting as follows: Class I — Term to Expire in 2027. Each Director nominee has consented to being named in this Proxy Statement.
Under our majority voting standard, in an uncontested election of directors, a nominee for election as a Director must receive the affirmative vote of a majority of the votes cast with respect to the election of that nominee. This means that the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. Abstentions and broker non-votes are not considered votes cast “for” or “against” a nominee.
If a Director nominee is currently serving as a director and fails to receive a sufficient number of votes for re-election, that Director continues to serve on the Board as a “holdover” Director until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A “holdover” Director is required to tender his or her resignation, which resignation is contingent only upon acceptance of the resignation by the Board. Following a tendered resignation, the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating and Governance Committee and other information and factors the Board believes to be relevant, then has 90 days from the date the election results have been certified to determine whether or not to accept the resignation, and must publicly disclose its decision and the rationale for its decision. The Director tendering his or her resignation is not permitted to participate in the recommendation of the Nominating and Governance Committee or the determination of the Board. If the resignation is not accepted by the Board, the Director will continue to serve until the next annual meeting at which the class of Directors of which such Director is a member stands for election and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

ROBERT J. BUFORD
■Age: 75 ■Director Since: 2020 ■Member of the Audit Committee ■Member of the Directors’ Risk Committee
Professional Highlights
Mr. Buford is the President and CEO of Planned Realty Group (“PRG”), Inc., a Chicago based real estate investment and management company. Mr. Buford began his career in manufacturing, sales and management with Proctor and Gamble, Honeywell, and Pfizer. Mr. Buford founded PRG in 1982. Over succeeding decades, he grew the firm and its assets to include a substantial portfolio of rental apartment properties. Mr. Buford holds a BS in Industrial Engineering from the University of Illinois, MBA from the University of Chicago and a Law Degree from DePaul University. He lives in Chicago.

Mr. Buford’s experience in leadership, commercial real estate, investments, management, entrepreneurship, and building companies makes him uniquely situated to provide the Board with insight in the key areas of commercial real estate, investments, management and strategy.

RAJEEV V. DATE
■Age: 53 ■Director Since: 2022 ■Chair of Regulatory Affairs Committee ■Member of the Directors’ Risk Committee ■Member of the Customers Bank Board Compliance Committee
Professional Highlights
Mr. Date is the Managing Partner of Fenway Summer LLC, a Washington, D.C.-based investment and advisory firm (2013-present). He is also the co-founder of FS Vector, an advisory firm that counsels fintech companies on regulatory strategy, compliance, and public policy (2018 - present). Mr. Date was the first-ever Deputy Director of the U.S. Consumer Financial Protection Bureau (“CFPB”), leading the CFPB for most of the six months after its launch. Mr. Date also served on the senior staff committee of the Financial Stability Oversight Council and as a statutory deputy to the FDIC board. Mr. Date chairs the investment committee of Fenway Summer Ventures, a specialist fintech venture capital firm. He also serves as a director for a number of innovative financial services firms, including Linden Research, Inc., a metaverse pioneer, and Circle Internet Finance Public Limited Company, a global provider of crypto infrastructure. Mr. Date has also served as a Managing Director in the Financial Institutions Group at Deutsche Bank Securities, where he led the firm’s investment banking coverage for the largest U.S.-based banks and thrifts and Senior Vice President for Corporate Strategy and Development at Capital One Financial, where he led M&A development efforts across the U.S. banking and specialty finance markets. Mr. Date is a graduate of the College of Engineering at the University of California at Berkeley (highest honors) and the Harvard Law School (magna cum laude).

Mr. Date’s detailed knowledge of consumer compliance, financial technology, regulatory technology, M&A, cryptocurrency and corporate governance brings great value to the Board.

JAY S. SIDHU
■Age: 72
■Director Since: 2009

■Chairman and Chief Executive Officer of Customers Bancorp, Inc.
■Chairman of Customers Bank
■Member of the Executive Committee
■Member of the Directors’ Risk Committee
■Member of the Customers Bank Board Compliance Committee
■Member of Regulatory Affairs Committee

Professional Highlights
Mr. Sidhu joined Customers Bank as Chairman and Chief Executive Officer in the second quarter of 2009. Before joining Customers Bank, Mr. Sidhu was the Chief Executive Officer of Sovereign Bank and Sovereign Bancorp, Inc. from 1989 and its Chairman from 2002 until his retirement on December 31, 2006. Mr. Sidhu was also the Chairman and Chief Executive Officer of Sidhu Advisors, LLC, a consulting firm from 2007 to 2009. Mr. Sidhu is a recipient of Financial World’s CEO of the year award, and was also named Turnaround Entrepreneur of the Year, while he was the CEO of Sovereign. In 2016, he was named Financial Technology Entrepreneur of the Year. He has received many other awards and honors, including a Hero of Liberty Award from the National Liberty Museum and Caron Foundation’s Citizen of the Year. Mr. Sidhu also served as Executive Chairman of Megalith Financial Acquisition Corporation. Mr. Sidhu has also served on the boards of numerous businesses and not-for-profits, including as a member of the Board of Grupo Santander in Madrid, Spain and Atlantic Coast Financial Corporation in Jacksonville, Florida. He obtained a MBA from Wilkes University and is a graduate of Harvard Business School’s Leadership Course for CEOs. Mr. Sidhu also helped establish the Sidhu School of Business and Leadership at Wilkes University.

Mr. Sidhu’s demonstration of day-to-day leadership, combined with his extensive banking sector experience, provide the Board with intimate knowledge of the Company’s direction and strategic opportunities.

The persons named as proxies have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by validly executed proxies “FOR” the election of the nominees named above. The proxies cannot be voted for a greater number of persons than the number of nominees named above. The Board knows of no reason why the nominees will be unavailable or unable to serve as a Director. For Director elections, a majority of the votes cast in person or by proxy for each such position is required to elect the applicable nominee.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED
IN PROPOSAL 1 TO ELECT THREE CLASS I DIRECTORS OF THE COMPANY.

PROPOSAL 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, subject to ratification by our shareholders at the Annual Meeting, and has further directed that management submit the selection of the independent auditor for ratification by the shareholders at the Annual Meeting. Deloitte served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2023, and has been retained as the Company’s independent registered public accounting firm since March 2019. The Company has been advised by Deloitte that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its affiliates, in any capacity. One or more representatives of Deloitte is expected to participate in this year’s Annual Meeting with an opportunity to make a statement if he or she desires to do so and to answer appropriate questions with respect to their examination of the Company’s financial statements and records for the fiscal year ended December 31, 2023.
Although the submission of the appointment of Deloitte is not required by the Company’s Bylaws, the Board is submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, we will not be bound to seek another independent registered public accountant for 2024, but the selection of other independent registered public accounting firms will be considered in future years.
The members of the Audit Committee and the Board of Directors believe that the continued retention of Deloitte to serve as Customers’ independent registered public accounting firm is in the best interest of the Company and its shareholders.
Audit and Other Fees Paid to Independent Registered Public Accounting Firm
The following table presents pre-approved fees billed by Deloitte for professional services rendered for the fiscal years ended December 31, 2023 and 2022, respectively.

Services Rendered	Fiscal 2023	Fiscal 2022
Audit Fees (1)	$1,099,825	$1,035,175
Audit-Related Fees (2)	127,895	216,750
Tax Fees (3)	354,900	476,202
All Other Fees (4)	—	110,000
Total	$1,582,620	$1,838,127
(1)Audit fees consisted principally of fees related to audit services in connection with the Company’s annual reports, quarterly reports, HUD audit and related out-of-pocket expenses.
(2)Audit-related fees primarily consisted of fees for services for the 401(k) Plan audit, services in connection with securities offerings (only for 2022), registration statements on Form S-8, various accounting consultations and other technical issues for assurance and related services that were reasonably related to the performance of the audit and related out-of-pocket expenses.
(3)Fees for tax advisory and tax compliance services.
(4)All other fees consisted of fees for regulatory compliance assessment services in 2022.

Pre-approval of Audit and Non-Audit Services
Under our Audit Committee charter, the Audit Committee is required to pre-approve all auditing services (including providing comfort letters or consents in connection with securities offerings) and permitted non-audit services to be performed for us by the independent registered public accounting firm. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any pre-approvals are reported to the full committee at its next scheduled meeting.
In addition, the Audit Committee has adopted a pre-approval policy whereby all services performed by the independent auditor are to be pre-approved. Each year, the Audit Committee approves an annual program of work for each of the audit and audit-related services to be performed by the independent auditor. Engagement-by-engagement pre-approval is not required except for exceptional or ad hoc incremental engagements which would result in fees exceeding those pre-approved for the applicable category of service. If necessary, a work program for each category of service can be supplemented with additional pre-approved amounts after the Audit Committee reviews the additional services to be performed. The Audit Committee may also consider specific engagements in the “all other services” category on an engagement-by-engagement basis. All fees paid to Deloitte in 2023 were pre-approved by the Audit Committee.
For Proposal 2, the affirmative vote of a majority of the shares of Voting Common Stock cast, in person or by proxy at the Annual Meeting, is required to approve such proposal.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2 TO RATIFY
THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3
A NON-BINDING ADVISORY VOTE ON
NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (“Section 14A”), requires that we include in this Proxy Statement the opportunity for our shareholders to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, our Board recommends that our shareholders vote in favor of the following resolution:
“RESOLVED, that our shareholders approve, on an advisory basis, the compensation of our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion disclosed in this Proxy Statement.”
As described in detail under “Compensation Discussion and Analysis,” the Board believes that the talents of our team members have a significant influence on our long-term success. Our compensation system plays a significant role in our ability to attract, retain and motivate a quality workforce. The Board believes that our current compensation program links compensation realized by our executive officers to our performance, and properly aligns the interests of our executive officers with those of our shareholders, and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 54 and the tabular and other disclosures on executive compensation beginning on page 79 of this Proxy Statement.
As an advisory vote, this proposal is not binding upon us as a corporation. However, our Board and Leadership Development and Compensation Committee, which are responsible for the design and administration of our executive compensation practices, value the opinions of our shareholders expressed through your vote on this proposal. At the 2023 Annual Meeting of Shareholders, nearly 99% of the votes cast approved our Say-on-Pay proposal. The Board and Leadership Development and Compensation Committee will continue their outreach program and study best practices in considering future executive compensation arrangements.
For Proposal 3, the affirmative vote of a majority of the shares of Voting Common Stock cast, in person or by proxy at the Annual Meeting, is required to approve such proposal.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE SAY-ON-PAY RESOLUTION.

PROPOSAL 4
A NON-BINDING ADVISORY VOTE ON
THE FREQUENCY OF FUTURE VOTES
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Protection Act requires companies to submit to shareholders a non-binding vote on the frequency of shareholder approval of compensation of the named executive officers. At least every six years, shareholders will be given the opportunity to vote on whether the “say on pay” resolution (presented in Proposal 3 above) should be held every one, two, or three years. In 2018, the Board recommended and the shareholders elected to have the “say on pay” proposal submitted annually.
The Board is again asking shareholders to indicate their preferred voting frequency of either every one, two or three years. The Board has determined that an annual “say on pay” vote will allow shareholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year, and recommends that shareholders select a frequency of every one year. As an advisory vote, the results of the vote on this proposal are not binding on the Board.
The next shareholder advisory vote on the frequency of the advisory vote on executive compensation will be no later than 2030.
For Proposal 4, shareholders may vote for the frequency of “One Year,” “Two Years,” or “Three Years” or may “Abstain.” Because this proposal has three choices, it is possible that no choice will receive a majority of the votes cast. Therefore, the Board will consider the choice that receives the highest number of votes as the choice supported by shareholders.

THE BOARD RECOMMENDS A VOTE FOR “ONE YEAR” FREQUENCY
OF THE SAY-ON-PAY RESOLUTION.

PROPOSAL 5
APPROVAL OF AN AMENDMENT TO THE
CUSTOMERS BANCORP, INC. 2019 STOCK INCENTIVE PLAN

Overview
In this proposal, we are requesting that shareholders approve an amendment (the “Amendment”) to the Customers Bancorp, Inc. 2019 Stock Incentive Plan (including the amendments adopted May 31, 2022 and May 30, 2023, the “2019 Plan,” and together with the Amendment, the “Amended 2019 Plan”). As a result of the continued growth of the Company’s business and its ongoing need to attract and retain highly-qualified employees, the Board of Directors believes that it is desirable and in the Company’s best interests to amend the 2019 Plan, as described in the Amendment. The Amendment, if approved, would increase the total number of shares of our common stock authorized under the 2019 Plan by 750,000, from 2,570,325 (the number of shares authorized under the original 2019 Plan, as amended on May 31, 2022 and May 30, 2023) to 3,320,325, and provide sufficient available shares under the 2019 Plan until the 2025 annual meeting of shareholders (subject to a number of factors including changes in stock price and the pace of the Company’s growth). The Amendment relates only to the proposed increase in the number of shares authorized and therefore available for awards – no other changes to the 2019 Plan are being proposed. The 2019 Plan was originally approved by shareholders at our 2019 Annual Meeting and was amended by shareholders on May 31, 2022 and May 30, 2023. On April 12, 2024, the Board, based on the recommendation of the Leadership Development and Compensation Committee, unanimously adopted the Amendment and directed that the Amendment be submitted for shareholder approval at the 2024 Annual Meeting. If shareholders approve the Amendment, the Amendment will go into effect immediately and the terms of the original 2019 Plan, other than the number of shares authorized for awards, will continue in full force and effect. The full text of the 2019 Plan, including the first amendment to the 2019 Plan approved by shareholders on May 31, 2022 and the second amendment to the 2019 Plan approved by shareholders on May 30, 2023, is included in Appendix A to this Proxy Statement and the full text of the Amendment is included in Appendix B to this Proxy Statement.
We strongly believe that building a franchise of equity ownership among our executives and other team members aligns management and shareholder interests by encouraging achievement of short-term strategic and financial performance metrics that create shareholder value. We also believe that equity compensation plays an important role in our ability to attract, motivate and retain high-performing individuals. Over 40% of our total employees received a portion of their 2023 incentive compensation in the form of RSUs paid in 2024. By paying awards in RSUs, which vest over 3 years, we create strong incentives for employee retention.
As of April 12, 2024, the date the Board approved the Amendment (subject to shareholder approval), the number of shares that were available for awards under the 2019 Plan was 162,940. There are no shares available for future awards under any other equity-based compensation plan that the Company had adopted previously. If the Amendment to increase the number of shares available for awards by 750,000 is not approved, it will be difficult for the Board and the Leadership Development and Compensation Committee to include equity-based compensation as part of the compensation packages made available to participants at levels the Board and the Leadership Development and Compensation Committee believe is necessary to attract and retain highly-qualified employees. If that were to occur, the Board and the Leadership Development and Compensation Committee would consider non-equity-based alternatives for compensating participants while maintaining, to the greatest extent possible, the objectives of the Company’s compensation programs.
On August 25, 2021, the Board of Directors of Customers Bancorp authorized a Share Repurchase Program to repurchase up to 3,235,326 shares of the Company’s common stock (representing 10% of the Company’s outstanding shares of common stock on June 30, 2021). The term of the Share Repurchase Program was extended to September 27, 2023, unless earlier terminated. In 2023, the Company repurchased a total of 1,379,883 shares under the Share Repurchase Program. On September 27, 2023, the Share Repurchase Program expired. If Proposal 5 is approved, the number of shares available under the 2019 Plan will be increased by fewer shares than we repurchased under the Share Repurchase Program in 2023.

The Amended 2019 Plan provides for the grant of options, including incentive stock options, nonqualified stock options, restricted stock, unrestricted stock, restricted stock units, stock appreciation rights, performance awards (performance shares or performance units), other share or cash-based awards and dividend equivalents to eligible individuals. The basis for participation in the Amended 2019 Plan is the determination by the Leadership Development and Compensation Committee that an award to an eligible participant will support the purposes of the plan of promoting the creation of long-term value for shareholders of the Company by closely aligning the interests of our shareholders and the participants in the Amended 2019 Plan, and attracting, motivating and retaining high-performing individuals. Certain of the awards are based on achievement of predefined performance goals, which may include Company performance goals, department performance goals or individual performance goals. In making its determinations, the Leadership Development and Compensation Committee may consider the recommendations of management and, in its discretion, may delegate authority to one or more officers of the Company to grant awards to employees who are not “officers” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.
Employees, non-employee Directors and consultants of the Company, its subsidiaries and affiliates are eligible to receive awards under the Amended 2019 Plan. As with most companies in our industry, the number of our employees (including employees of our subsidiaries and affiliates) varies over time. As of April 12, 2024, our employee population eligible to receive awards under the Amended 2019 Plan consisted of approximately 798 individuals, including full-time, part-time, temporary and seasonal employees. In addition, there are 9 non-employee Directors of the Company and its subsidiaries who are eligible to receive awards under the Amended 2019 Plan. The number of consultants engaged by us (including by our subsidiaries and affiliates) also varies over time. While we do not currently expect to issue awards to consultants, as of April 12, 2024, there are approximately 851 total individuals who, under the terms of the plan, would be eligible to receive awards if we determined in the future to issue awards to consultants.
For Proposal 5, the affirmative vote of a majority of the shares of Voting Common Stock cast, in person or by proxy at the Annual Meeting, is required to approve such proposal. If shareholders approve this proposal, the Amended 2019 Plan will become effective as of the date of stockholder approval. If shareholders do not approve this proposal, the Amended 2019 Plan will not take effect, and the 2019 Plan will continue to be administered in its current form.
If the Amendment is approved, the aggregate number of shares available for awards under the Amended 2019 Plan will be 912,940.
On April 1, 2024, the closing price of our voting common stock on the New York Stock Exchange was $51.80.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 5 TO APPROVE AN AMENDMENT TO THE 2019 STOCK INCENTIVE PLAN

Key Features of the Amended 2019 Plan
The Amended 2019 Plan includes several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

•
No automatic share replenishment or “evergreen” provision. There is no evergreen feature pursuant to which the shares authorized for issuance under the Amended 2019 Plan can be automatically replenished.

•	No repricing of options or SARs without shareholder approval. The Amended 2019 Plan prohibits the repricing of stock options or SARs without prior shareholder approval.

•	No single trigger change in control. Awards under the Amended 2019 Plan will only vest on the occurrence of a change in control that is accompanied by the termination of an individual’s employment.

•
No discounted options or SARs. Stock options and SARs may not be granted under the Amended 2019 Plan with an exercise or measurement price lower than the fair market value of the underlying shares on the date of grant (except in connection with substitute awards).

•
No liberal share counting or “recycling” of shares. Shares delivered to our Company to purchase shares upon exercise of an award or to satisfy tax withholding obligations will not become available for issuance under the Amended 2019 Plan.

•	No liberal change in control definition. Change in control benefits are triggered only by the occurrence, rather than shareholder approval, of a merger or other change in control event.

•
Minimum vesting requirements. Subject to limited exceptions, no awards granted under the Amended 2019 Plan may vest until the first anniversary of the date of grant, subject to a carve out for 5% of the shares available under the Amended 2019 Plan that may be granted without regard to the one-year minimum vesting period.

•	Payment of dividends only if underlying awards vest. Under the Amended 2019 Plan, dividends and dividend equivalents may only be paid to the extent the underlying award vests.

•
No Increase in Shares Available Without Shareholder Approval. The Amended 2019 Plan prohibits any amendment that operates to increase the total number of shares of common stock that may be issued under the Amended 2019 Plan (other than adjustments in connection with certain corporate reorganizations or other events).

•	Comprehensive clawback policy, addressing both equity and cash awards. 100% of equity and cash awards are subject to the Company’s clawback policy.

•	Independent Plan Administration. The Leadership Development and Compensation Committee, comprised solely of non-employee, independent directors, administers the 2019 Plan.
As noted above, the Amendment involves only an increase in the number of shares of our common stock available for awards under the 2019 Plan. The key features summarized above were included in the original 2019 Plan and will continue in the Amended 2019 Plan.

Factors to Consider in Connection with the Amended 2019 Plan

•
Shareholders requested smaller, more frequent, share increases. Our shareholders indicated a desire for a more frequent say on share increases under the 2019 Plan. Accordingly, in 2023, we proposed that the shares under the 2019 Plan be increased only by the number of awards that we estimated at the time would be granted during the subsequent 12 to 24 months. Similarly, we are again proposing in 2024 that the shares under the 2019 Plan be increased only by the number of awards that we estimated at the time would be granted during the next 12 months. We strongly believe that proposals for smaller and more frequent share increases to our 2019 Plan better serve our shareholders.

•
Our Executive Officers regularly take a significant portion of their compensation in equity. As discussed below, under “Annual Incentive Awards,” for the sixth year in a row, our CEO elected to take 100% of his annual performance awards in restricted stock units. Over the past 5 years, our CEO and CFO have taken a combined 62% (1) of their compensation in equity. We strongly believe that below-peer average base salaries, combined with significant equity incentive compensation, aligns the interests of our executives with our shareholders and is an important aspect of our pay-for-performance philosophy and culture.

•
Equity is essential to talent acquisition and retention. We believe that our future success depends, in part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. Management recruitment and retention is a key to our future success and will require the availability and use of equity awards. Equity incentives are an important component of our compensation philosophy, intended to provide equity ownership opportunities and performance-based incentives to better align the recipient's interests with those of our shareholders. Over 40% of our total employees received a portion of their 2023 incentive compensation in RSUs paid in 2024. Since our equity awards generally vest over several years, the value ultimately realized from these awards depends on the long-term value of our common stock and incentivizes retention. We strongly believe that granting equity awards motivates employees to think and act like owners, rewarding them when value is created for shareholders.

•
Lack of available shares for current and future awards. As of April 12, 2024, the number of shares that were available for awards under the 2019 Plan was 162,940. There are no shares available for future awards under any other equity-based compensation plan that the Company had adopted previously. Without an increase in the shares authorized for awards, we will not be able to continue to make any broad-based equity awards after exhaustion of the remaining shares.

•
If Proposal 5 is approved, the number of shares available under the 2019 Plan will be increased by fewer shares than we repurchased under the Share Repurchase Program in 2023. In 2023, the Company repurchased a total of 1,379,883 shares under the Share Repurchase Program. On September 27, 2023, the Share Repurchase Program expired.

(1)    Stock awards as a percentage of total compensation as reported in the Summary Compensation Table for respective years in the section titled “Executive Compensation.”
In determining the number of additional shares needed for new awards under the 2019 Plan, we took into consideration our strong stock price performance in 2023, our current stock price, business performance, competitive pay-for-performance philosophy, regulatory requirements, historical experience, and expected use of equity-based awards in future years. Based on these expectations, the Board of Directors approved the amendment to the 2019 Plan to increase shares of Common Stock available for issuance under the Plan by an additional 750,000 shares. As of April 12, 2024, there were 162,940 shares available for new awards of the 2,570,325 then authorized under the 2019 Plan. These 162,940 remaining available shares combined with the proposed additional 750,000 shares would represent the estimated number of awards to be granted during the next 12 months, assuming continued growth of the Company.
The proposed additional 750,000 shares represent approximately 2.37% of our outstanding common stock as of April 12, 2024. We believe that our request for 750,000 shares represents reasonable dilution, because the dilution that would be experienced by the Amended 2019 Plan if Proposal 5 is approved (2.37%) ranks in the 25th (2.42%) percentile of dilution experienced by the 24 companies in our peer group** that requested increases in shares available under their respective incentive compensation plans since their most recent plan’s inception.

** Data provided by independent compensation consultant.

Approval of the 750,000 new shares authorized for issuance under the 2019 Plan would result in potential overhang of 9.42%, determined as follows based on information as of April 12, 2024:

		Number of securities (#)
A.	New Shares Requested for the 2019 Plan	750,000
B.	Shares Available under the 2019 Plan	162,940
C.	Awards Outstanding under the Equity Plans	2,379,119
D.	Total Shares Allocated to 2019 Plan (A + B + C)	3,292,059

E.	Shares of Common Stock Outstanding	31,652,021

F.	Total Dilution (D / D+E)	9.42%

If our shareholders approve the Amendment, we estimate that the shares reserved for issuance would be sufficient for approximately 12 months of awards, based on projected increases in the number of senior employees, projected employee turnover and historical grant practices. Although it is expected to result in more frequent (i.e., annual) proposals for amendment of the 2019 Plan, it is our belief that, by requesting only the estimated number of awards to be granted during the next 12 months, we more closely align our practices with shareholder interests and sound governance practices. Further, as noted above, the Company repurchased a total of 1,379,883 shares under the Share Repurchase Program in 2023. If Proposal 5 is approved, the number of shares available under the 2019 Plan will be increased by fewer shares than we repurchased under the Share Repurchase Program in 2023. In consideration of these factors, and our belief that the ability to continue granting competitive equity compensation is vital to our ability to attract, retain and motivate employees, we believe that the size of the share reserve under the 2019 Plan, taking into account the Amendment, is reasonable, appropriate and in the best interests of the Company at this time.

Summary of the Amended 2019 Plan
Plan Administration
The 2019 Plan is administered by our Leadership Development and Compensation Committee and will continue to be administered by that committee upon adoption of the Amendment. Our Leadership Development and Compensation Committee has the authority, among other things, to select participants, grant awards, determine types of awards and terms and conditions of awards for participants, prescribe rules and regulations for the administration of the plan and make all decisions and determinations as deemed necessary or advisable for the administration of plan. Our Leadership Development and Compensation Committee may delegate certain of its authority as it deems appropriate, pursuant to the terms of the Amended 2019 Plan and to the extent permitted by applicable law, rules of the Securities and Exchange Commission and listing standards on any national securities exchange on which shares of our voting common stock are listed, to our officers or employees, although any award granted to any person who is not our employee or who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, must be expressly approved by the Leadership Development and Compensation Committee. Our Leadership Development and Compensation Committee’s actions will be final, conclusive and binding.
Types of Awards
The types of awards that may be available under the Amended 2019 Plan are described below. All of the awards described below will be subject to the terms and conditions determined by our Leadership Development and Compensation Committee in its sole discretion, subject to certain limitations provided in the Amended 2019 Plan. Each award granted under the Amended 2019 Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.
Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the Internal Revenue Code, as amended (the “Code”). Incentive stock options may be granted only to our employees or employees of certain of our subsidiaries and must have an exercise price of no less than 100% of the fair market value (or 110% with respect to a 10% shareholder) of a share of common stock on the grant date and a term of no more than ten years (or five years with respect to a 10% shareholder). The aggregate fair market value, determined at the time of grant, of our common stock subject to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. The Amended 2019 Plan provides that unless otherwise specifically determined by the Leadership Development and Compensation Committee, vesting of incentive stock options will be suspended during the period of any approved leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. The Amended 2019 Plan also provides that participants terminated for “cause” will forfeit all of their incentive stock options, whether or not vested. Except in connection with a “change in control” (as defined under the Amended 2019 Plan) and a qualifying termination of service, participants terminated for any other reason will forfeit their unvested incentive stock options, retain their vested incentive stock options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested incentive stock options, unless such appreciation right expires sooner. The Amended 2019 Plan authorizes our Leadership Development and Compensation Committee to provide for different treatment of incentive stock options upon termination than that described above, as determined in its discretion.
Non-qualified Stock Options. A non-qualified stock option is an option that is not intended to meet the qualifications of an incentive stock option, as described above. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of our common stock during a specified term in the future, or upon the achievement of performance or other conditions, at an exercise price set by our Leadership Development and Compensation Committee on the grant date. The term of a non-qualified stock option will be set by our Leadership Development and Compensation Committee but may not exceed ten years from the grant date. The exercise price may be paid using any of the following payment methods: (i) immediately available funds in U.S. dollars or by certified or bank cashier’s check, (ii) by delivery of stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise, or (iv) by any other means approved by our Leadership Development and Compensation Committee. The Amended 2019 Plan provides that unless otherwise specifically determined by the Leadership Development and Compensation Committee, vesting of non-qualified stock options will be suspended during the period of any approved leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. The Amended 2019 Plan also provides that participants terminated for “cause” (as such term is defined in the Amended 2019 Plan) will forfeit all of their non-qualified stock options, whether or not vested. Except in connection with a “change in control” (as defined under the Amended 2019 Plan) and a qualifying termination of service, participants terminated for any other reason will forfeit their unvested non-qualified stock options, retain their vested non-qualified stock options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested non-qualified stock options. The Amended 2019 Plan authorizes our Leadership Development and Compensation Committee to provide for different treatment of non-qualified stock options upon termination than that described above, as determined in its discretion.

Restricted Stock. A restricted stock award is an award of restricted common stock that does not vest until a specified period of time has elapsed and/or upon the achievement of performance or other conditions determined by our Leadership Development and Compensation Committee, and which will be forfeited if the conditions to vesting are not met. During the period that any restrictions apply, transfer of the restricted common stock is generally prohibited. Unless otherwise specified in their award agreement, participants generally have all of the rights of a shareholder as to the restricted common stock, including the right to vote such common stock. However, any cash or stock dividends with respect to the restricted common stock will be withheld by us and will be subject to forfeiture to the same degree as the restricted common stock to which such dividends relate. The Amended 2019 Plan provides that unless otherwise specifically determined by the Leadership Development and Compensation Committee, vesting of restricted stock awards will be suspended during the period of any approved leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. Except as otherwise provided by our Leadership Development and Compensation Committee or in connection with a “change in control” (as defined under the Amended 2019 Plan) and a qualifying termination of service, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock will cease, and as soon as practicable following the termination, we will repurchase all of such participant’s unvested restricted stock at a purchase price equal to the original purchase price paid for the restricted stock, or if the original purchase price is equal to $0, the unvested restricted stock will be forfeited by the participant to us for no consideration.
Unrestricted Stock. The Leadership Development and Compensation Committee is authorized grant shares of common stock without such stock being subject to any vesting requirements or other restrictions on transfer under the Plan.
Restricted Stock Units. A restricted stock unit is an unfunded and unsecured obligation to issue common stock (or an equivalent cash amount) to the participant in the future. Restricted stock units become payable on terms and conditions determined by our Leadership Development and Compensation Committee and will vest and be settled at such times in cash, common stock, or other specified property, as determined by our Leadership Development and Compensation Committee. Participants have no rights of a shareholder as to the restricted stock units, including no voting rights or rights to dividends, until the underlying common stock is issued or becomes payable to the participant. The Amended 2019 Plan provides that unless otherwise specifically determined by the Leadership Development and Compensation Committee, vesting of restricted stock units will be suspended during the period of any approved leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. Except as otherwise provided by our Leadership Development and Compensation Committee, or in connection with a “change in control” (as defined under the Amended 2019 Plan) and a qualifying termination of service, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock units will cease, each of the participant’s outstanding unvested restricted stock units will be forfeited for no consideration as of the date of such termination, and any stock remaining undelivered with respect to the participant’s vested restricted stock units will be delivered on the delivery date specified in the applicable award agreement.
Stock Appreciation Rights. A stock appreciation right entitles the participant to receive an amount equal to the difference between the fair market value of our common stock on the exercise date and the base price of the stock appreciation right that is set by our Leadership Development and Compensation Committee on the grant date, multiplied by the number of shares of common stock subject to the stock appreciation right. The term of a stock appreciation right will be set by our Leadership Development and Compensation Committee but may not exceed ten years from the grant date. Payment to a participant upon the exercise of a stock appreciation right may be either in cash, stock or property as specified in the award agreement or as determined by our Leadership Development and Compensation Committee. The Amended 2019 Plan provides that unless otherwise specifically determined by the Leadership Development and Compensation Committee, vesting of stock appreciation rights will be suspended during the period of any approved leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. The Amended 2019 Plan provides that participants terminated for “cause” will forfeit all of their stock appreciation rights, whether or not vested. Except in connection with a “change in control” (as defined under the Amended 2019 Plan) and a qualifying termination of service, participants terminated for any other reason will forfeit their unvested stock appreciation rights, retain their vested stock appreciation rights, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested stock appreciation rights. The Amended 2019 Plan authorizes our Leadership Development and Compensation Committee to provide for different treatment of stock appreciation rights upon termination than that described above, as determined in its discretion.
Performance Awards. Performance awards (which may be classified as performance stock or performance units) represent the right to receive certain amounts based on the achievement of pre-determined performance objectives during a designated performance period. The performance objectives that must be achieved before performance award is earned will be set forth in the applicable award agreement and our Leadership Development and Compensation Committee will be responsible for setting the applicable performance objectives.

Performance goals may be established on the basis of a variety of attributes. Our Leadership Development and Compensation Committee will make appropriate adjustments in the method of calculating the attainment of applicable performance goals to provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with generally accepted accounting principles, to any of the business criteria based on a variety of items of gain, loss, profit or expense.
Performance awards that have been earned as a result of the relevant performance goals being achieved may be paid in the form of cash, common stock or other awards (or some combination thereof) under the Amended 2019 Plan. Except as otherwise provided by the Leadership Development and Compensation Committee, or in connection with a “change in control” (as defined under the Amended 2019 Plan) and a qualifying termination of service, if a participant is terminated for any reason, the participant will forfeit all performance awards held by such participant.
Other Stock-Based Compensation. Under the Amended 2019 Plan, our Leadership Development and Compensation Committee may grant other types of equity-based awards subject to such terms and conditions that our Leadership Development and Compensation Committee may determine. Such awards may include the grant of dividend equivalents, which generally entitle the participant to receive amounts equal to the dividends that are paid on the stock underlying the award.
Treatment of Dividends and Dividend Equivalents on Unvested Awards. The Amended 2019 Plan provides that, with respect to any award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity award is outstanding, such dividends (or dividend equivalents) will be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable award and will only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the Leadership Development and Compensation Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. No dividends or dividend equivalents will be paid on stock options or stock appreciation rights.
Adjustments
The aggregate number of shares of common stock reserved and available for issuance under the Amended 2019 Plan, the individual limitations, the number of shares of common stock covered by each outstanding award and the price per share of common stock underlying each outstanding award will be equitably and proportionally adjusted or substituted, as determined by our Leadership Development and Compensation Committee in its sole discretion, as to the number, price or kind of stock or other consideration subject to such awards in connection with stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in our capitalization affecting our common stock or our capital structure which occurs after the date of grant of any award, in connection with any extraordinary dividend declared and paid in respect of stock or in the event of any change in applicable law or circumstances that results in or could result in, as determined by the Leadership Development and Compensation Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Amended 2019 Plan.
Corporate Events
In the event of a merger, amalgamation or consolidation involving us in which we are not the surviving corporation or in which we are the surviving corporation but the holders of our common stock receive securities of another corporation or other property or cash, a “change in control” (as defined in the Amended 2019 Plan) or a reorganization, dissolution or liquidation of us, our Leadership Development and Compensation Committee may, in its discretion, provide for the assumption or substitution of outstanding awards, accelerate the vesting of outstanding awards, cash-out outstanding awards or replace outstanding awards with a cash incentive program that preserves the value of the awards so replaced. With respect to any award that is assumed or substituted in connection with a “change in control,” the vesting, payment, purchase or distribution of such award will not be accelerated by reason of the “change in control” for any participant unless the participant’s employment is involuntarily terminated as a result of the “change in control” during the one-year period commencing on the “change in control.” The Amended 2019 Plan defines a “change in control” as (a) the consummation of a merger or consolidation of the Company if more than 50% of the combined voting power of the continuing entity’s shares immediately after is owned by persons who were not shareholders of the Company immediately prior; (b) the sale, transfer or other disposition of substantially all of the Company’s assets; (c) individuals who constitute the Board cease to constitute at least a majority of the Board; (d) any transaction as a result of which any person becomes the “beneficial owner” of securities of the Company representing at least 50% of the total voting power; or (e) the completion of a liquidation or dissolution of the Company.
Transferability
Awards under the Amended 2019 Plan may not be sold, transferred, pledged, or assigned other than by will or by the applicable laws of descent and distribution, unless (for awards other than incentive stock options) otherwise provided in an award agreement or determined by our Leadership Development and Compensation Committee.

Amendment
Our Board of Directors or our Leadership Development and Compensation Committee may amend the Amended 2019 Plan or outstanding awards at any time. Our shareholders must approve any amendment if their approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which our common stock is listed. No amendment to the Amended 2019 Plan or outstanding awards which materially impairs the right of a participant is permitted unless the participant consents in writing.
Termination
The Amended 2019 Plan will terminate on the day before the tenth anniversary of the date our shareholders initially approved the Amended 2019 Plan (which was May 30, 2019, the date of our 2019 Annual Meeting of Shareholders) although incentive stock options may not be granted following the earlier of the tenth anniversary of (i) the date the Amended 2019 Plan was initially adopted by our Board of Directors and (ii) the date our shareholders initially approved the Amended 2019 Plan (which, as noted above, was May 30, 2019, the date of our 2019 Annual Meeting of Shareholders). In addition, our Board of Directors or our Leadership Development and Compensation Committee may suspend or terminate the Amended 2019 Plan at any time. Following any such suspension or termination, the Amended 2019 Plan will remain in effect to govern any then outstanding awards until such awards are forfeited, terminated or otherwise canceled or earned, exercised, settled or otherwise paid out, in accordance with their terms.
Clawback; Sub-Plans
All awards under the Amended 2019 Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect, or as may be adopted by our Board of Directors (or any committee or subcommittee thereof) and, in each case, as may be amended from time to time. In addition, our Leadership Development and Compensation Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Amended 2019 Plan by individuals who are non-U.S. nationals or are primarily employed or providing services outside the United States, and may modify the terms of any awards granted to such participants in a manner deemed by our Leadership Development and Compensation Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located.
No-Repricing of Awards
No awards under the Amended 2019 Plan may be repriced without shareholder approval. For purposes of the Amended 2019 Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments resulting from stock splits), (ii) any other action that is treated as a repricing under generally accepted accounting principles and (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying stock.
Certain U.S. Federal Income Tax Consequences
The following is a brief summary of the principal U.S. federal income tax consequences for awards granted under the Amended 2019 Plan. The Amended 2019 Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. This summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. It is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of awards under the Amended 2019 Plan are encouraged to consult with their own tax advisors.

Incentive Stock Options
Incentive stock options are stock options that meet the requirements set forth in Section 422 of the Code. Generally, and in addition to other requirements, an incentive stock option can be granted only to employees, and the aggregate value of shares subject to the award cannot be in excess of $100,000 in the year in which the incentive stock option is first exercisable. Typically, there will be no federal income tax consequences to us or to a participant upon the grant or exercise of an incentive stock option. If the participant holds the shares obtained upon exercise of the options for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the individual disposes of the shares obtained upon exercise of the options in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant's alternative minimum taxable income.
Non-Qualified Stock Options
A non-statutory stock option is one that does not qualify as an incentive stock option. There will be no federal income tax consequences to us or to an individual upon the granting of a non-statutory stock option. When a participant exercises a non-statutory option, however, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction. Any gain that the participant realizes when the participant later sells or disposes of the shares obtained on exercise of the option will be short-term or long-term capital gain, depending on how long the shares were held.
Restricted Stock
Provided that the award is nontransferable and is subject to a substantial risk of forfeiture, a participant receiving shares of restricted stock will not recognize income upon the grant of a restricted stock award, and we will not be allowed a tax deduction if the individual does not elect to accelerate recognition of the income to the date of grant. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the federal tax laws. If the participant elects to accelerate recognition of the income to the date of grant, the participant will recognize ordinary income at the time of the grant in an amount equal to the fair market value of the stock on that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the federal tax laws. Any future appreciation in the stock will be taxable to the individual at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the acceleration.
Unrestricted Stock
Upon receiving an award of unrestricted stock, the participant will realize ordinary income to the extent of the fair market value (determined at the time of transfer to the participant) of such shares, over the amount, if any, paid by the participant for the shares. Such taxable amounts will generally be deductible as compensation by us.
Restricted Stock Units
A participant will not recognize income upon the grant of a RSU and we will not be allowed a tax deduction. Upon receipt of shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under federal tax law.
Stock Appreciation Rights
A participant receiving a SAR will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and we will be allowed as a corresponding federal income tax deduction at that time.

Performance Awards
A participant generally will not recognize income upon the grant of a performance award and we will not be allowed a tax deduction. Upon receipt of shares of cash, stock or other property in settlement of a performance award, the cash amount or the fair market value of the stock or other property will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under federal tax laws.
Other Stock-Based Awards
The tax effects related to any other stock-based awards under the Amended 2019 Plan are dependent upon the structure of the particular award.
Withholding
At the time a participant is required to recognize ordinary compensation income resulting from an award, such income will be subject to federal (including, except as described below, Social Security and Medicare tax) and applicable state and local income tax and applicable tax withholding requirements. If such participant’s year-to-date compensation on the date of exercise exceeds the Social Security wage base limit for such year, such participant will not have to pay Social Security taxes on such amounts. The Company is required to report to the appropriate taxing authorities the ordinary income received by the participant, together with the amount of taxes withheld to the Internal Revenue Service and the appropriate state and local taxing authorities.
Section 162(m)
Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to the corporation’s “covered employees.” “Covered employees” include the corporation’s chief executive officer, chief financial officer and three next most highly compensated executive officers. There can be no assurance that such compensation under the Amended 2019 Plan will be fully deductible under all circumstances.
Section 409A
Certain awards under the Amended 2019 Plan may be subject to Section 409A of the Code, which regulates “nonqualified deferred compensation” (as defined in Section 409A of the Code). If an award under the Amended 2019 Plan (or any other Company plan) that is subject to Section 409A of the Code is not administered in compliance with Section 409A of the Code, then all compensation under the Amended 2019 Plan that is considered “nonqualified deferred compensation” (and awards under any other Company plan that are required pursuant to Section 409A of the Code to be aggregated with the award under the Amended 2019 Plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.
Certain Rules Applicable to “Insiders”
As a result of the rules under Section 16(b) of the Securities Exchange Act of 1934, as amended, depending upon the particular exemption from the provisions of Section 16(b) utilized, “insiders” (as defined in Section 16(b)) may not receive the same tax treatment as set forth above with respect to the grant and/or exercise or settlement of awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular award. Insiders should check with their own tax advisors to ascertain the appropriate tax treatment for any particular award.

Equity Compensation Plan Information
The following table provides information as of December 31, 2023 regarding shares of our common stock that may be issued under our compensation plans (including individual compensation arrangements):

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and rights (#)	(b) Weighted average exercise price of outstanding options (2) ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity Compensation Plans Approved by Security Holders (1)	2,499,178	27.56	381,211

Equity Compensation Plans Not Approved by Security Holders (3) (4)	322,300	N/A	—
(1)    Includes shares of common stock that may be issued upon the exercise of awards granted or rights accrued under the the Amended and Restated Customers Bancorp, Inc. 2004 Incentive Equity and Deferred Compensation Plan, Customers Bancorp, Inc. 2010 Plan, the Bonus Recognition and Retention Program (“BRRP”), Customers Bancorp, Inc. Amended and Restated 2014 Employee Stock Purchase Plan, and the Customers Bancorp, Inc. 2019 Plan, as amended. Customers discontinued the BRRP in 2019, upon receipt of shareholder approval of the 2019 Plan. The Amended and Restated Customers Bancorp, Inc. 2004 Incentive Equity and Deferred Compensation Plan and the Customers Bancorp, Inc. 2010 Plan have been terminated by December 31, 2021.
(2)    Does not include restricted stock units and stock awards for which, by definition, there exists no exercise price.
(3)    Includes an initial inducement award of 300,000 restricted stock units in connection with an executive appointment during 2020. The grant of the restricted stock units was made outside of the Customers Bancorp Inc. 2019 Plan and approved by the independent members of Customers Board of Directors including all of the members of its Leadership Development and Compensation Committee.
(4)    Includes one-time employment inducement awards under the New York Stock Exchange listing rules of 22,300 restricted stock units in connection with the onboarding of a venture banking team in 2023. The grant of the restricted stock units was made outside of the Customers Bancorp Inc. 2019 Plan and approved by Customers Board of Directors, including all of its independent directors present at the meeting, comprising a majority of the independent directors.
Registration with the SEC
If shareholders approve the Amendment, we will file a registration statement on Form S-8 with the Securities and Exchange Commission as soon as reasonably practical after the approval, to register the additional shares available for issuance under the Amended 2019 Plan.

AUDIT COMMITTEE REPORT
Our Audit Committee is composed of four Board members. Our Board has determined that all Audit Committee members are independent under the New York Stock Exchange (“NYSE”) listing standards and applicable SEC rules and regulations. Our Board has also determined that all Audit Committee members are financially literate in accordance with NYSE listing standards and has qualified Audit Committee member and Director Andrea R. Allon as an “audit committee financial expert” as defined by SEC rules. The Audit Committee’s purposes and responsibilities are stated in our Audit Committee charter, a copy of which is available on our website at www.customersbank.com by selecting “Investors” and then “Governance,” and finally selecting the Audit Committee Charter.
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered accounting firm.
In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2023, the Audit Committee (a) reviewed and discussed the audited financial statements with our management, (b) discussed with Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm for the fiscal year ended December 31, 2023, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301 (Communications with Audit Committees) and the SEC, and (c) has received and reviewed the written disclosures and the letter from Deloitte required by Rule 3526 of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and had discussed with Deloitte its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Respectfully submitted:
T. Lawrence Way, Chairman
Andrea R. Allon, Financial Expert
Robert J. Buford
Daniel K. Rothermel

BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT
Board of Directors
Our Board of Directors consists of individuals with considerable and diverse business experiences, backgrounds, skills and qualifications. Collectively, they have a strong knowledge of our Company’s business and markets and are committed to enhancing long-term shareholder value. Our Board is committed to orderly succession planning, diversity, including racial and gender diversity, as well as diversity of thought and experience, and utilizes a deliberate process to assess candidates and nominees. Our Nominating and Corporate Governance Committee is responsible for identifying and selecting Director candidates who meet the evolving needs of our Company. Director candidates must have the highest personal and professional ethics and integrity. Additional criteria considered by the Nominating and Corporate Governance Committee in the Director selection process includes the relevance of a candidate's experience to our business, enhancement of the diversity of experience of our Board, the candidate's independence from conflict or direct economic relationship with our Company, and the candidate's ability and willingness to devote the proper time to prepare for and attend meetings. The Nominating and Corporate Governance Committee also takes into account whether a candidate satisfies the criteria for independence under the NYSE listing rules, and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise and literacy of a candidate, including whether the candidate qualifies as an Audit Committee financial expert pursuant to Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. Consideration is also given to nominating persons with different perspectives and experience to enhance the deliberation and strategic decision making processes of our Board of Directors.
The names, ages, positions and business backgrounds of each of the Customers Bancorp, Inc. Directors are provided below.

Name	Director Since (1)	Position With Customers Bancorp	Age	Term Expires:	Independent
Andrea R. Allon	2016	Director	62	2025	☒
Bernard B. Banks	2022	Director	60	2025	☒
Robert J. Buford	2020	Director	75	2024	☒
Rajeev V. Date	2022	Director	53	2024	☒
Robert N. Mackay	2022	Director	51	2026	☐ (2)
Daniel K. Rothermel	2009	Lead Independent Director	86	2025	☒
Jay S. Sidhu	2009	Director, Chairman and Chief Executive Officer	72	2024	☐ (3)
T. Lawrence Way	2005	Director	75	2026	☒
Steven J. Zuckerman	2009	Director	60	2026	☒

(1)	Pre-2011 dates include services as a Director of Customers Bank prior to its reorganization into a bank holding company structure pursuant to which Customers Bank became a wholly-owned subsidiary of the Company (the “Reorganization”) on September 17, 2011.
(2)	Mr. Mackay is the son-in-law of Richard Ehst, who served as President and Chief Operating Officer of the Company and President and Chief Executive Officer of Customers Bank prior to his retirement on July 1, 2021. Mr. Ehst serves as a director on Customers Bank’s board of directors.
(3)	Mr. Jay Sidhu also serves as Chief Executive Officer of Customers Bancorp, Inc. and is the father of Mr. Samvir Sidhu, who serves as the Company’s Vice Chairman and President and the Bank’s President and Chief Executive Officer and as a director on Customers Bank’s board of directors.

Below are the biographies of our Directors, as well as information on their experience, qualifications and skills that support their service as a Director of the Company:

ANDREA R. ALLON
■Age: 62
■Director Since: 2016

■Member of the Audit Committee
■Audit Committee Financial Expert
■Member of the Nominating and Corporate Governance Committee
■Member of the Directors’ Risk Committee
■Chair of the CSR Committee

Professional Highlights
Ms. Allon has served as the Chief Operating Officer of the Chamber of Commerce for Greater Philadelphia since May 2006, one of the largest and oldest chambers of commerce in the United States. Prior to joining the Chamber, Ms. Allon was a Partner of Ernst & Young LLP overseeing audit services provided to public companies primarily in the financial services and technology industries. Ms. Allon spent over 20 years with Ernst & Young in the Philadelphia and New York offices and has also taught accounting and auditing at the college level as an adjunct instructor. Ms. Allon earned her MBA from Columbia University and a Bachelor of Science from the Wharton School of the University of Pennsylvania.

Ms. Allon’s long experience in public accounting as well as her experience with the Chamber of Commerce provide the Board with many insights on business, internal controls, and governance matters that are of great value to the Board.

BERNARD B. BANKS
■Age: 60 ■Director Since: 2022 ■Member of the CSR Committee ■Member of the Directors’ Risk Committee ■Member of the Leadership Development and Compensation Committee
Professional Highlights
Dr. Banks is the Director of Rice University’s Doerr Institute for New Leaders where he oversees leader development initiatives for all Rice University students. Prior to joining the Doerr Institute in January 2024, he served on the senior leadership team and faculty at Northwestern University’s Kellogg School of Management for six years. A former career military officer, Dr. Banks served on active duty in the United States Army for 29 years and retired with the rank of Brigadier General. Dr. Banks earned his Ph.D. in social-organizational psychology from Columbia University. He also holds graduate degrees from Northwestern University (MBA), Harvard University (MPA), and Columbia University (MA and MPhil).

Dr. Banks’ extensive experience in the fields of leader development, organizational culture, and organizational change make him uniquely situated to provide valuable perspective to the Board in these areas.

ROBERT J. BUFORD
■Age: 75 ■Director Since: 2020 ■Member of the Audit Committee ■Member of the Directors’ Risk Committee
Professional Highlights
Mr. Buford is the President and CEO of Planned Realty Group (“PRG”), Inc., a Chicago based real estate investment and management company. Mr. Buford began his career in manufacturing, sales and management with Proctor and Gamble, Honeywell, and Pfizer. Mr. Buford founded PRG in 1982. Over succeeding decades, he grew the firm and its assets to include a substantial portfolio of rental apartment properties. Mr. Buford holds a BS in Industrial Engineering from the University of Illinois, MBA from the University of Chicago and a Law Degree from DePaul University. He lives in Chicago.

Mr. Buford’s experience in leadership, commercial real estate, investments, management, entrepreneurship, and building companies makes him uniquely situated to provide the Board with insight in the key areas of commercial real estate, investments, management and strategy.

RAJEEV V. DATE
■Age: 53 ■Director Since: 2022 ■Chair of Regulatory Affairs Committee ■Member of the Directors’ Risk Committee ■Member of the Customers Bank Board Compliance Committee
Professional Highlights

Mr. Date is the Managing Partner of Fenway Summer LLC, a Washington, D.C.-based investment and advisory firm (2013-present). He is also the co-founder of FS Vector, an advisory firm that counsels fintech companies on regulatory strategy, compliance, and public policy (2018 - present). Mr. Date was the first-ever Deputy Director of the U.S. Consumer Financial Protection Bureau (CFPB), leading the CFPB for most of the six months after its launch. Mr. Date also served on the senior staff committee of the Financial Stability Oversight Council and as a statutory deputy to the FDIC board. Mr. Date chairs the investment committee of Fenway Summer Ventures, a specialist fintech venture capital firms. He also serves as a director for a number of innovative financial services firms, including Linden Research, Inc., a metaverse pioneer, and Circle Internet Finance Public Limited Company, a global provider of crypto infrastructure. Mr. Date has also served as a Managing Director in the Financial Institutions Group at Deutsche Bank Securities, where he led the firm’s investment banking coverage for the largest U.S.-based banks and thrifts and Senior Vice President for Corporate Strategy and Development at Capital One Financial, where he led M&A development efforts across the U.S. banking and specialty finance markets. Mr. Date is a graduate of the College of Engineering at the University of California at Berkeley (highest honors) and the Harvard Law School (magna cum laude).

Mr. Date’s detailed knowledge of consumer compliance, financial technology, regulatory technology, M&A, cryptocurrency and corporate governance brings great value to the Board.

ROBERT N. MACKAY
■Age: 51 ■Director Since: 2022 ■Member of the CSR Committee ■Member of the Directors’ Risk Committee
Professional Highlights
Mr. Mackay is CEO of Regnology, a leading provider of regulatory technology to banks, insurers, central banks and monetary authorities (2021-Present). Previously, from 2019-2021, Mr. Mackay served as CEO of Itiviti, a fast-growing and innovative capital markets technology leader providing systems for order management, execution management, automated trading and trading connectivity across all asset classes to the global markets. Mr. Mackay led the sale of Itiviti to Broadridge (NYSE: BR) in April 2021. Prior to Itiviti, from 2011-2019, Mr. Mackay led the Cross Asset Trading and Risk businesses for the global fintech leader FIS (formerly SunGard). Mr. Mackay is also a director of banking technology vendor Zafin. Mr. Mackay has 25 years experience in the fintech industry. He has a BA in Biology from Oxford University.

Mr. Mackay’s detailed knowledge of financial technology, regulatory technology, cybersecurity, enterprise risk management and the automation of financial service processes brings great value to the Board.

DANIEL K. ROTHERMEL
■Age: 86
■Director Since: 2009

■Lead Independent Director
■Chair of the Directors’ Risk Committee
■Chair of the Nominating and Corporate Governance Committee
■Member of the Executive Committee
■Member of the Leadership Development and Compensation Committee
■Member of the Audit Committee
■Member of Regulatory Affairs Committee

Professional Highlights
Mr. Rothermel has been the Chair of the Board of Cumru Associates, Inc., a private holding company located in Reading, Pennsylvania, since January 1, 2013. Prior to that, and since 1989, he was President and Chief Executive Officer of Cumru Associates, Inc. Mr. Rothermel also served over twenty years on the Board of Directors of Sovereign Bancorp and Sovereign Bank. At Sovereign, he was lead independent Director and served on the Audit, Governance, and Risk Management Committees and was chair of the Executive Committee. He is a graduate of The Pennsylvania State University with a B.S. in Business Administration (finance and accounting) and of the Washington College of Law of the American University with a Juris Doctor.

Mr. Rothermel’s background as an attorney and general counsel, plus his extensive experience in corporate governance and as a Director of Sovereign Bank, provides a unique and valuable perspective to the Board.

JAY S. SIDHU
■Age: 72
■Director Since: 2009

■Chairman and Chief Executive Officer of Customers Bancorp, Inc.
■Chairman of Customers Bank
■Chair of the Executive Committee
■Member of the Directors’ Risk Committee
■Member of the Customers Bank Board Compliance Committee
■Member of Regulatory Affairs Committee

Professional Highlights
Mr. Sidhu joined Customers Bank as Chairman and Chief Executive Officer in the second quarter of 2009. Before joining Customers Bank, Mr. Sidhu was the Chief Executive Officer of Sovereign Bank and Sovereign Bancorp, Inc. from 1989 and its Chairman from 2002 until his retirement on December 31, 2006. Mr. Sidhu was also the Chairman and Chief Executive Officer of Sidhu Advisors, LLC, a consulting firm from 2007 to 2009. Mr. Sidhu is a recipient of Financial World’s CEO of the year award, and was also named Turnaround Entrepreneur of the Year, while he was the CEO of Sovereign. In 2016, he was named Financial Technology Entrepreneur of the Year. He has received many other awards and honors, including a Hero of Liberty Award from the National Liberty Museum and Caron Foundation’s Citizen of the Year. Mr. Sidhu also served as Executive Chairman of Megalith Financial Acquisition Corporation. Mr. Sidhu has also served on the boards of numerous businesses and not-for-profits, including as a member of the Board of Grupo Santander in Madrid, Spain and Atlantic Coast Financial Corporation in Jacksonville, Florida. He obtained a MBA from Wilkes University and is a graduate of Harvard Business School’s Leadership Course for CEOs. Mr. Sidhu also helped establish the Jay Sidhu School of Business and Leadership at Wilkes University.

Mr. Sidhu’s demonstration of day-to-day leadership, combined with his extensive banking sector experience, provide the Board with intimate knowledge of the Company’s direction and strategic opportunities.

T. LAWRENCE WAY
■Age: 75
■Director Since: 2005

■Chair of the Audit Committee
■Member of the Nominating and Corporate Governance Committee
■Member of the Directors’ Risk Committee
■Member of the Customers Bank Board Compliance Committee
■Member of Regulatory Affairs Committee

Professional Highlights
Mr. Way was the Chairman and CEO of Alco Industries, Inc., a diversified industrial manufacturing company, from 2000 until his retirement on December 31, 2010. During his 34 year career with Alco Industries, Mr. Way held a variety of positions including that of Chief Financial Officer and President. He is a Certified Public Accountant, received a Master’s in Business Administration from Mount St. Mary’s College, a Juris Doctor degree from Rutgers-Camden School of Law, and graduated from Tufts University. He has experience in varied areas of management, finance, operations, and mergers and acquisitions.

Mr. Way’s background as an attorney and Certified Public Accountant, as well as his experience leading a company through the current economic, social and governance issues as former Chairman and Chief Executive Officer of Alco Industries, Inc., makes him well-suited to serve on the Board.

STEVEN J. ZUCKERMAN
■Age: 60
■Director Since: 2009

■Chair of the Leadership Development and Compensation Committee
■Member of the Nominating and Corporate Governance Committee
■Member of the Customers Bank Board Compliance Committee
■Member of the Directors’ Risk Committee

Professional Highlights
Mr. Zuckerman founded Clipper Magazine in 1983 as a junior at Franklin & Marshall College in Lancaster, PA. He graduated with a BA in Business Management in 1985 and went on to build Clipper into a nationwide media company with over 1,000 employees, publishing and direct mailing advertising magazines to 500 markets in 31 states. His subsidiary companies include Spencer Advertising, Total Loyalty Solutions, Clipper Web Development, Clipper Graphics and Jaxxon Promotions. In 2003, he sold his company to Gannett Corporation, publishers of USA Today. He continued as CEO until June 2013. Since 2013, Mr. Zuckerman is a partner and works in his real estate development firm, Oaktree Development Group, a minor league baseball team, The Lancaster Barnstormers, and other entrepreneurial ventures including a digital and technology based marketing company.

Mr. Zuckerman’s experience in leadership, digital marketing, entrepreneurship, and building companies makes him uniquely situated to provide the Board with insight in the key areas of leadership development, marketing, and customer strategies.

Named Executive Officers
Members of the executive management team are an essential component of Customers’ governance and risk management processes and the Company’s success. The Company exercises great care in the selection of its executive team members, carefully assessing the skills and personal attributes that each member brings to the organization. As the leaders of the Company, the executive management team members are well qualified for their roles and work together with other management members to build the Company and create shareholder value.
For information regarding Jay S. Sidhu; see “Board of Directors”.

SAMVIR S. SIDHU Vice Chair and President of Customers Bancorp, Inc. President and Chief Executive Officer of Customers Bank	Age: 40
Professional Highlights
Mr. Sam Sidhu joined the Board of Customers Bank in 2012 and became a full-time officer of the Bank early in 2020. On July 1, 2021, Mr. Sam Sidhu was named as the President and Chief Executive Officer of Customers Bank and the President of Customers Bancorp. Prior to that, Mr. Sam Sidhu served as Customer Bancorp's Head of Corporate Development and Vice Chair and Chief Operating Officer of Customers Bank. Mr. Sam Sidhu is a member of the Executive Committee of the Company's management and serves on several other management committees. Prior to joining Customers Bank full-time, Mr. Sam Sidhu was a founder (2009) and CEO of Megalith Capital Management, a real estate focused private equity firm making investments primarily in New York City. The firm’s integrated platform specialized in the acquisition, repositioning, development, and management of residential, commercial, and mixed-use properties. Prior to co-founding Megalith, he worked in private equity with Providence Equity Partners and investment banking with Goldman Sachs. Mr. Sam Sidhu holds a BA from the Wharton School of Business at the University of Pennsylvania and an MBA from the Harvard Business School.

LYLE P. CUNNINGHAM Executive Vice President, Chief Lending Officer & Head of Corporate and Specialized Banking	Age: 60
Professional Highlights
Mr. Cunningham joined Customers Bank in 2014 as EVP and Managing Director of Specialty Finance, and has served as Chief Lending Officer for Customers Bank since 2021. Since joining Customers Bank, Mr. Cunningham has overseen the Bank’s specialty banking business lines, including the Fund Finance Group, Specialty Finance, Technology and Venture Capital banking group, Healthcare, and the Financial Institutions Group. Mr. Cunningham is a member of the Executive Committee of the Company’s management and serves on the Bank’s C&I, Commercial Real Estate, Consumer, and Warehouse loan committees. Prior to joining Customers Bank, Mr. Cunningham was a Managing Director at CMS Mezzanine Fund (2008-2013), where he provided mezzanine debt to finance private equity sponsored buyouts, non-sponsored buyouts, growth capital and acquisition financing. Prior to that, Mr. Cunningham was a Senior Vice President & Managing Director at National City Bank (1999 - 2008) and a Vice President at CoreStates Bank (1988 - 1998). Mr. Cunningham earned his Bachelor of Science in Accounting and Finance from Penn State University.

Other Executive Officers

Executive Officer	Recent Work Experience	Years of Service	Age
Philip Watkins Executive Vice President and Chief Financial Officer	Customers Bancorp, Inc. Chief Financial Officer since April 2024. Customers Bank Chief Financial Officer since January 2023. Previously, Head of Real Estate for Customers Bank, Principal of Megalith Capital Management and CFO of Megalith Financial Acquisition Corp.	4	39
Glenn Hedde Executive Vice President and President, Mortgage Warehouse Lending	President, Mortgage Warehouse Lending since August 2009.	14	63
Thomas Henry Kasulka Executive Vice President and Chief Credit Officer	Chief Credit Officer since January 2024. Previously, Chief Lending Officer for Signature Bank.	4 months	62
Joan Patricia Cheney Executive Vice President and Chief Risk Officer	Chief Risk Officer since August 2022. Previously, Deputy Chief Risk Officer for Customers Bank and Managing Director at Deloitte & Touche LLP.	2	49
Jessie John Deano Velasquez Executive Vice President and Chief Accounting Officer	Chief Accounting Officer since April 2020. Previously, Senior Vice President and Head of Accounting Policy and External Reporting at Webster Bank.	5	45

BOARD AND CORPORATE GOVERNANCE
Customers Bancorp, Inc. is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct, helping to ensure that we are in compliance with applicable corporate governance laws, regulations, and stock exchange listing requirements, and supporting long-term shareholder value.

Ongoing Shareholder Engagement and Our Response
The Nominating and Corporate Governance Committee (“N&CG Committee”), Leadership Development and Compensation Committee and members of Executive Management regularly consider the feedback received from shareholders, as well as outside proxy advisory services. The Company seeks to communicate with its shareholders in a wide variety of ways, including through its website, annual report, news releases, quarterly reports, investor presentations, industry conferences, analyst days, annual meetings of shareholders and one-on-one meetings with shareholders. In the last year, we twice proactively reached out to our 25 largest shareholders, representing over 60% of our outstanding shares, offering meetings with our CFO, General Counsel, Lead Independent Director and Chair of our Leadership Development and Compensation Committee. In 2023, two of our 25 largest shareholders (over 7% of outstanding shares) elected to meet with our CFO and General Counsel to discuss proxy related matters, and we adopted new policies as a result of their feedback. Additionally, our Investor Relations Team conducted over 40 meetings in 2023 with existing investors, making our Chair, CFO, Customers Bank CEO, Customers Bank CFO and Head of Investor Relations accessible to discuss Customers’ business strategy and receive investor feedback. We continue to welcome a transparent dialogue with both existing and prospective investors. The Board of Directors and management are very appreciative of the willingness of our shareholders to provide their input, which has and continues to help shape and strengthen the Company’s corporate governance. Engagement feedback related to corporate governance is discussed below, and feedback related to executive compensation is discussed more fully in the Compensation Discussion and Analysis section beginning on page 54.

	What We Heard from Shareholders	Our Response
•
Some of our shareholders advocated for one or more of the following corporate governance changes:

•With respect to the Board, our shareholders generally seek greater diversity, tenure limits, and a better understanding of how the Board evaluates its performance, composition, independence, and succession planning.
•Shareholders requested that the Company enhance its Corporate Social Responsibility (“CSR”) disclosures.
•Shareholders indicated a desire for more frequent say on increases to our stock incentive plan.
•Shareholders indicated a desire for additional restrictions on severance pay.
•Shareholders expressed a desire for a reduction in off-cycle, one-time awards.
•Shareholders indicated a desire for equity ownership among management.
•Shareholders indicated a desire for leadership development and retention.
•Shareholders indicated a desire for additional gender diversity on the Board.

Customers Bancorp has established a track record of strong, measured growth. The Company believes its corporate governance practices are generally in line with other small-and mid-cap bank peers, but recognizes that as it grows, it will transition away from practices designed for smaller companies, and gradually adopt the corporate governance practices of larger and more mature institutions.

The Company has taken the following steps in response to feedback from its shareholders:
1) Increased the number of Board members resulting in a more experienced, diverse and qualified Board with additional expertise in the areas of leadership development, diversity and inclusion, and technology;
2) Formed Management and Board CSR Committees to oversee the ongoing commitment and progress towards CSR-related goals;
3) Further enhanced our CSR disclosures;
4) Moved to annual proposals for share increases under our stock incentive plan;
5) Adopted prohibition on severance pay in connection with voluntary retirements;
6) We revised our stock ownership guidelines to increase share ownership by our President from 3x to 4x base salary;

7) We recently reformed our Compensation Committee into a Leadership Development and Compensation Committee, with additional duties that include oversight of management's human capital management function, including but not limited to those relating to leadership development, talent recruiting, progression and retention; and

8) In identifying potential Directors, we consider the current composition of the Board in light of the diverse communities and geographies served by the Company and the interplay of the candidate’s or nominee’s experience, education, skills, background, gender, race, ethnicity and other qualities and attributes with those of the other Board members. Our Board is currently 33% racially diverse and 11% gender diverse.

As we continue to grow, the Company expects the N&CG Committee to continue to review and recommend the best path forward for the Board to consider.

Corporate Governance Highlights
Customers’ Board governance has many diverse elements, in general characterized by the following major highlights:

Board of Directors
•	A very experienced and diverse Board: 11% female, 33% minority. The Board takes diversity, experience, Director qualifications and Corporate Social Responsibility (“CSR”) matters very seriously.
•
Seven (7) out of nine (9) Directors are independent. Two (2) have or have had CPA licenses, four (4) have a Juris Doctor degree, one has a Ph.D. and all Directors offer significant financial experience and expertise.

•	We have an Independent Lead Director who conducts regular executive sessions with and without the Chairman and CEO; he is involved in formation of agendas of Board meetings, Board retreats, and Board / management retreats.
•	The Leadership Development and Compensation Committee is also charged with succession planning.
•	All standing Board committees, except the Directors’ Risk Committee, Regulatory Affairs Committee and CSR Committee, consist solely of independent Directors.
•	Held 17 Board meetings in 2023.
•	Board meets regularly in executive session.
•	91.5% attendance by Directors at 2023 Board meetings.
•	The Board conducts an explicit examination of the roles and responsibilities of the overall Board as well as each of the Board Committees via the annual completion of a performance self-assessment.
•	Bi-annual off-site retreats to discuss corporate strategy, annual and three-year business plans, and strategic options, as well as Board access to various levels of management at the Company.
•	100% of Directors serve on two or fewer public company boards; any Director that is CEO of a public company serves on no more than one other public company board.
•	The Board conducts a thorough strategic options analysis each year, with contributions from outside advisers.
•
The Board members bring a diverse background and very extensive experience to the Boardroom, including C Suite law, public accounting, entrepreneurship, legal, venture capital, M&A, cryptocurrency, regulatory and risk management, regulatory technology, diversity and inclusion, leadership development, real estate and marketing.

Shareholder Rights and Engagement
•	Our CEO, President, CFO and other members of senior management regularly participate in investor outreach programs to actively solicit input on a range of topics and report shareholder views to the Board.
•
We actively seek to communicate with our shareholders in a wide variety of ways, including through our website, annual report, news releases, quarterly reports, investor presentations, industry conferences, analyst days, annual meetings of shareholders and one-on-one meetings.

•
In the last year, we twice proactively reached out to our 25 largest shareholders, each time representing over 60% of our outstanding shares, offering meetings with our CFO, General Counsel, Lead Independent Director and Chair of our Leadership Development and Compensation Committee. In 2023, two of our 25 largest shareholders (over 7% of outstanding shares) elected to meet with our CFO and General Counsel to discuss proxy related matters, and we adopted changes to our compensation policies as a direct result of those conversations. Additionally, our Investor Relations Team conducted over 40 meetings in 2023 with existing investors, making our Chair, CFO, Customers Bank CEO, Customers Bank CFO and Head of Investor Relations accessible to discuss Customers’ business strategy and receive investor feedback. Through our interactions, as well as by tracking industry best practices, we have gained more in-depth understanding of investor viewpoints and concerns that we have incorporated into restructuring our compensation programs and philosophy and corporate governance practices.

•	Investor feedback drives continual enhancements to disclosures, compensation matters, and corporate governance.

Compensation
•
All compensation is based upon a clearly defined pay-for-performance compensation philosophy and model described in greater detail in the Compensation Discussion and Analysis section beginning on page 54.

•	The CEO has taken their short term annual performance awards entirely in stock over the past six years.
•	Multiple executive compensation clawback and recoupment requirements covering both cash and equity for annual and long-term awards.
•	Stock ownership and retention guidelines for our non-management Directors and executive officers.
•	Prohibition on hedging of Company securities.
•	No single trigger change in control provisions.
•	Independent compensation consultant engaged by Leadership Development and Compensation Committee.
•	A thorough review of peer group is conducted annually to include similarly sized institutions in similar markets and similar lines of business, as well as certain other peers where the Company competes for talent or engages in a unique regional / national line of business.

Strategy and Risk
•	Board oversight of Company’s strategy, financial performance, risk management framework, and risk appetite including a thorough annual strategic option analysis.
•	Risk oversight by full Board and its committees; annually hold at least one all-day Risk Summit meeting of Board and management.
•	Directors’ Risk Committee, chaired by the Lead Independent Director, includes all Company and Bank Directors. The Directors’ Risk Committee held 11 meetings and two Company-wide Risk Summits in 2023.
•	Board reinforcement and oversight of strong ethics and risk practices.
•	Compensation programs consistent with risk management and safety and soundness considerations, in addition to clawback and recoupment requirements.
•	Board oversight of CEO and management succession planning; a clear CEO succession plan is in place.
•	Active Bank Board engagement with regulatory matters through regular communications with regulatory authorities.

These highlights are examined in greater depth in the following review of Customers’ corporate governance philosophy and practices.
Corporate Governance Principles
The Company believes in having sound corporate governance principles that support and enhance our business strategy. Having such principles is essential to our business and to maintaining our integrity in the marketplace. The Board of Directors has adopted Corporate Governance Guidelines to provide the framework for effective governance of the Board and the Company. These guidelines are available on the Company’s website at www.customersbank.com by selecting “Investors,” and then “Governance.”
The Company’s mission and corporate purpose is to create a strong, sound and profitable financial services company committed to long-term growth in shareholder value. To guide the Company in achieving its mission, the Company has adopted certain corporate values to provide the foundation for the Company’s corporate culture and to promote the highest ethical conduct among its Directors, officers and team members.
The Board of Directors of the Company is elected by its shareholders to oversee and advise management in the conduct of the Company’s affairs and business and to guide management in the accomplishment of its goal to create shareholder value through superior execution of its annual and long term plans. In this regard, the Board continuously promotes an environment within the Company that is conducive to sound corporate governance, including periodic review, refinement and approval of these Corporate Governance Guidelines, the Company’s Code of Ethics and Business Conduct, and development of Board committees that are designed to effectively accomplish the Board's oversight and advisory responsibilities.
Given the role of guiding the Company in the creation of shareholder value, the Board recognizes that the long-term economic interests of shareholders can often be furthered by giving appropriate and responsible consideration to the interests and concerns of other constituencies, such as the Company’s customers, investors, team members and local communities, as well as government officials, regulatory agencies, and the general public.

Corporate Social Responsibility (CSR)
Customers Bank is committed to continuous improvement, striving not only to be a profitable business returning exceptional shareholder value, but ensuring that we are meeting expectations with respect to Corporate Social Responsibility (“CSR”).
The Board has established a Corporate Social Responsibility Committee, charging the members to drive a positive impact within the communities we serve and through the people and organizations with whom we do business. And, we have published our Corporate Governance and Social Responsibility Report for 2023 to tell you what we have done and what we have accomplished.
Customers Bank’s philanthropic priorities target low and moderate income communities and are focused by these priorities:
•Kids
•Education
•Healthcare
•Hunger
•Veterans
•Community Development
Customers Bank supports our communities through:
•CRA Investments
•Charitable Contributions
•501(c)(3)s including community & economic development organizations
•Charitable/Educational Sponsorships
•Tax-Credits / Tax-Exempt Financing
•PA Education Improvement Tax Credit Donations
•PA Neighborhood Assistance Program
•NJ Revitalization Tax Credit
We tackle our Community Development efforts through:
•Affordable housing for low- or moderate-income individuals;
•Community services to low- and moderate-income individuals;
•Economic development for small business in our communities; and
•Revitalization/stabilization of low- and moderate income geographies, designated disaster areas, or distressed/ underserved non-metropolitan middle-income geographies.
In 2023, Customers Bank contributed over $3.9 million in 2023 through over 330 contributions or expenditures to more than 260 unique organizations, and team members logged a collective 1,843 hours of community service and volunteering.
For more detailed information regarding our 2023 CSR program, please see our 2023 Corporate Governance and Social Responsibility Report, which is available on our website at www.customersbank.com/investor-relations/CSR/. Information on our website is not incorporated by reference into this Proxy Statement.
Code of Ethics and Business Conduct
Each of our Directors, officers and team members is required to comply with the Customers Bancorp, Inc. Code of Ethics and Business Conduct (“Code of Conduct”) adopted by us. The Code of Conduct, which is acknowledged annually by the Company’s Directors, officers, and team members, sets forth policies covering a broad range of subjects and requires compliance with laws and regulations applicable to our business. The Code of Conduct is available on our website at www.customersbank.com by selecting “Investors,” and then “Governance”; and any amendments to the Code of Conduct will be posted in the same location.

Specific guidance on the following important matters is contained in the Code of Conduct:
•Anti-Trust and Anti-Money Laundering Compliance
•Bank Bribery Act
•Candor in Dealing with Auditors, Examiners and Legal Counsel
•Civic, Charitable, and Political Activities and Contributions
•Confidential and Privacy
•Conflicts of Interest and Self- Dealing
•Compliance with Laws, Rules, and Regulations
•Dealing with Government and Public Officials
•Diversity, Discrimination and Harassment
•Fair Dealing and Preferential Treatment
•Gifts and Entertainment
•Integrity of Records, Accounts and Disclosures
•Personal Investments, Insider Trading and Hedging Prohibition
•Use of Company Property and Intellectual Property
•Whistleblower Hotline and Contacts
Zero-Tolerance Policy - Workplace Harassment
Consistent with the Company’s current policies and processes, the Company and Board of Directors remain committed to a zero-tolerance policy regarding sexual harassment and behaviors that contribute to a hostile work environment. The Company and Board of Directors remain focused on the prevention of workplace harassment through the application of enhanced education and training to support and encourage a climate of mutual respect among all team members. Further, the Company and Board of Directors continue to nurture and celebrate a culture that embraces diverse points of views, background and experiences. We are committed to equity in how people are treated and the opportunities available to them. Each of our Directors, officers and team members are required annually to review and provide acknowledgment of their understanding of the Company’s Code of Conduct. The Code of Conduct addresses the Company’s commitment to providing an inclusive, respectful, and non-discriminatory working environment, free from harassment or any other inappropriate conduct.
In support of our commitment to diversity and inclusion, the Company’s CEO joined Action for Diversity & Inclusion, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace and, in concert with the Board and members of senior management, will champion the organization’s principles.
Whistleblower Policy and Hotline
It is important that Customers maintains a culture where anyone feels they can speak up if they believe that something is not right. Customers is pleased that a significant majority of our team members feel comfortable raising concerns directly to their management, our People Experience Team, Compliance or Legal. However, sometimes team members will not feel comfortable raising concerns using these avenues. At Customers, we have a policy regarding reporting of complaints via the Company’s dedicated Whistleblower Hotline about accounting, internal controls, employment practices, auditing matters, questionable financial practices, Code of Conduct violations or violation of laws, rules or regulations by others. Team members can also submit complaints in writing to the Company’s Legal Counsel, Director of Team Member Services and/or the Chair of the Board’s Audit Committee. The policy is designed to provide a channel of communication for team members and others who have concerns about our conduct or any of our Directors or team members. Complaints are treated seriously, handled expeditiously and fully investigated regardless of the nature. Complaints that are accounting or financial in nature or allege any immediate threat to the corporate security of the Company are handled by the Company’s Audit Committee and Legal Team.
Team members submitting a complaint need not provide their names or other personal information, and reasonable efforts will be used to conduct the investigation that follows from such complaint from a team member in a manner that protects the confidentiality and anonymity of the team member submitting the complaint.
Team Members are reminded of the Company’s Whistleblower Hotline at least annually. We honor a culture of investigation, confidentiality and non-retaliation. Information regarding the Company’s Whistleblower Hotline and Contacts is located on pages 27 and 28 of the Company’s Code of Conduct. The Code of Conduct is available on our website at www.customersbank.com by selecting “Investors,” and then “Governance.”

Stock Ownership Guidelines & Prohibition of Hedging
The Board has adopted a stock ownership policies for Directors and key members of the executive management team.
Each non-management Director is required to own shares of the Company’s common stock having a value equal to five times the annual cash retainer. Directors have five years from their appointment to the Board to reach the targeted level, and then they must maintain at least that stock ownership level while serving as a member of the Board and for one year after service as a Director terminates.
In addition, we have stock ownership guidelines for key members of the executive management team. The share ownership guideline is intended to align the interests of the executive with the interests of the shareholders so that decisions are consistently made considering the shareholders’ interests. The ownership guidelines vary with the individual’s position:
•Chairman & CEO -- six times base salary
•President -- four times base salary
•CFO -- three times base salary
•Key Executives (generally EVPs) -- one times base salary
Executive officers have five years from the date of hire to accumulate their respective ownership interest.
Equity ownership interests that are counted towards meeting these guidelines include the value of all owned or vested stock issued by the Company, including shares held in the employee stock purchase plan, unvested restricted share units (excluding unvested performance-based restricted share units), and unvested deferred units (including both the employee and the employer contribution to the Bonus Recognition and Retention Program (“BRRP”)).
Under our Code of Conduct, our officers, Directors and team members are prohibited from short selling or conducting other hedging transactions involving Company securities, or the purchase or sale of derivatives related to the Company securities.
Insider Trading Policy
All Directors, officers and team members of our company and its subsidiaries (together, the “Covered Persons”) are required to abide by our Insider Trading Policy (the “Policy”). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by the Policy. The Policy provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business. Policy guidelines also address prohibited transactions which include, without limitation, short-term trading, short sales, derivatives and hedging transactions. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
The Company’s General Counsel is the Policy’s Compliance Officer. Directors, officers and team members who, as a result of their position, are likely to possess material non-public information regarding the Company are required to obtain approval from the Compliance Officer before trading in Company securities.
The Company requires Covered Persons to acknowledge at least annually that they have read and understood the Policy. The Insider Trading Policy is available on the Company’s website at www.customersbank.com by selecting “Investors,” and then “Governance.”
Cybersecurity and Data Protection
While often viewed as a technical discipline, we approach cybersecurity as a corporate governance responsibility that involves risk management, reporting controls, testing, and training, and executive accountability. Our motto is that every member of our organization is a member of our security team, a mantra that is driven as part of Customers’ overall culture.

The cybersecurity group for Customers reports to the Chief Information Officer (“CISO”) and is overseen by Customers’ Directors’ Risk Committee. Our Cybersecurity Risk Management and Strategy, Governance, and Incident Disclosure Program is led by the CISO. The Program has been designed to conform with the National Institute of Standards & Technology’s (“NIST”) Cybersecurity Framework, International Organization for Standardization (“ISO”) 27001, as well as the FFIEC guidelines for cybersecurity. We use these frameworks to assist our organization as it seeks to ensure the confidentiality, integrity, and availability of technology and services for its customers, employees, and partners. The Bank has developed a strong suite of programs that utilize these frameworks helping the organization ensure the confidentiality, integrity, and availability of technology, assets, and services. Additionally, our Program is ISO 27001 certified and is audited annually by an external accredited ISO 27001 certification body.
A HOLISTIC APPROACH
Our Program takes a holistic approach to organizational security focusing on both the protection of our core technologies and the protection of the operations and areas of business they support. The Program manages 86 distinct metrics and operates 24x7x365 to meet the growing needs of Customers as it seeks to ensure the continued protection of its customers. This rigor has resulted in the Bank experiencing zero (0) known breaches involving customer personally identifiable information (PII) or nonpublic personal information (NPI) or restricted corporate data in 2023.
Customers’ Directors Risk Committee receives a monthly Cybersecurity Risk Indicators report from the CISO which provides information on cyber risk, vulnerabilities, disaster recovery testing, employee security awareness training, and Third-Party cybersecurity risk. An annual report named “The State of Security” is compiled and shared with Customers’ Directors Risk Committee summarizing the previous year’s activities along with a comprehensive view of trends and the risks they pose. Customers’ security policies are reviewed and ratified on an annual basis by the Board of Directors who provide oversight of executive-level enforcement and compliance. Customers also utilizes several global external advisors to ensure the appropriateness of its security posture, adherence to established controls, proper assessment of risk, and efficient operation of its cybersecurity discipline. Customers’ Board of Directors includes a vetted board member who possesses expertise in Information Security across various domains.

A FOCUS ON DATA PRIVACY & CUSTOMER PROTECTION
The Bank’s CUBI Security Group executes digital privacy assurance and protection for our digital channel products. Using legislation from California and the European Union as a standard, the organization manages a strict data privacy program which includes opt-in/out management for the Bank’s digital assets, technological controls on data movement to prevent exfiltration and unauthorized disclosure, and program elements that are compliant with the California Privacy Rights Act (“CPRA”), the General Data Protection Regulation (“GDPR”), and New York Stop Hacks and Improve Electronic Data Security (“SHIELD”) Act. In addition, the Bank adheres to the Gramm-Leach-Bliley Act (“GLBA”) and the FFIEC standards for data privacy and confidentiality of consumer information.

Risk Management
Banks are in the business of taking risk, and we consider prudent risk management key to our success over time. The responsibility for risk management begins with the Board of Directors. The Company’s overall objective is to manage its businesses, and the associated risks, in a manner that balances serving the interests of its customers and investors and protects the safety and soundness of the Company.
The Risk Management Framework serves as the foundation for consistent and effective risk management by setting forth clear roles, responsibilities, and accountability for the management of risk. The Risk Management Framework considers risk holistically, and ensures risks are evaluated across the primary risk categories - strategic, credit, liquidity, interest rate, price, operational (including IT, third party, and information security), compliance and reputation risk.
The Directors Risk Committee of the Board of Directors is responsible for overseeing the Company’s overall Risk Management Framework and risk profile and ensuring that all risks associated with the Company’s strategy, environment, and operations are suitably identified, measured, managed, and monitored within defined risk appetite and tolerance levels.
The Company’s strong Risk Management Framework includes various risk management activities and processes related to risk appetite, risk identification, risk measurement, risk mitigation, risk monitoring and reporting, and risk governance across the first, second, and third lines of defense.

Corporate Governance - Our Board of Directors
______________________________________________________________________________________________________
The members of our Board bring a variety of backgrounds, qualifications, skills and experiences that contribute to a well-rounded Board that we believe is uniquely positioned to effectively guide our strategy and oversee our operations in a rapidly evolving financial services industry.
Diversity and inclusion are values embedded in our culture and fundamental to our business. We believe that a board comprised of Directors with diverse backgrounds, experiences, perspectives and viewpoints improves the dialogue and decision-making in the boardroom and contributes to overall Board effectiveness. The Board is committed to diverse membership, including gender and racial diversity, and assesses the effectiveness of its approach to Board diversity as part of the annual Board and Board committee evaluation process.
Board Responsibilities
The Board of Directors has many responsibilities, some requiring a very diverse set of general management as well as specific skills.
The primary functions of the Board of Directors of the Company include the following:

•Oversee the direction and management of the Company.	•Monitor corporate performance on an on-going basis against the profit plan and the performance of peer companies.
•Act in the best interests of the Company and its shareholders, and set a climate of corporate trust, confidence and overall transparency. In discharging these responsibilities, the Board relies on the expertise, honesty and integrity of the Company’s executive management, other senior officers, the internal audit function, the independent accountants, and outside advisors and consultants.
•Review, advise, consult and approve business strategies and the strategic plan constructed to guide management’s efforts to enhance long-term shareholder value.
•Ensure policies and processes are in place for maintaining the integrity and reputation of the Company and reinforcing a culture of ethical conduct of business, compliance with laws and regulations and management of all key business risks.
•Oversee and evaluate internal control systems and processes, financial reporting, and public disclosure of information.
•Develop strategic direction and hold management accountable for the execution of strategy, once it is developed.	•Oversee and evaluate management’s implementation of, and compliance with, the Company’s risk management policies.
•Establish and periodically review, update and amend corporate governance guidelines.	•Annually review the Chief Executive Officer’s performance and approve his compensation.
•Establish and periodically review, update and amend codes of ethics and other appropriate policies for Directors, officers and team members.	•Conduct management succession planning and review.
•Establish and periodically review key policies guiding management in the level of risk the Company is willing to assume, including credit, liquidity, interest rate, operational, reputational, regulatory, and other risks.
•Conduct a self-evaluation at least annually to determine whether the Board and its committees are functioning effectively.
The Board executes its oversight responsibilities directly and through its committees.
Director Qualifications
Our Board believes our Directors best serve our company and shareholders by possessing high personal integrity and character, demonstrated management and leadership ability, extensive experience within our industry and across sectors, and the ability to exercise their sound and independent judgment in a collegial manner.

Our Board seeks Directors whose complementary knowledge, experience, and skills provide a broad range of perspectives and leadership expertise in financial services, strategic planning and business development, business operations, leadership development, technology, regulatory affairs, corporate governance, and other areas important to our company’s strategy and oversight. Our Board also considers several diversity factors, including gender and racial diversity, when evaluating potential new Directors. Our Board strives to achieve a balance between the perspectives of new Directors and those of longer-serving Directors with industry and institutional insights. Our Board also evaluates whether Directors are able to devote the time necessary to discharge their duties considering the time commitment involved in serving on the Board and its committees.
The N&CG Committee identifies or evaluates and recommends candidates for Board membership to the Board. The Board has approved the following minimum qualifications for first-time nominees for Director: (i) individuals of the highest character and integrity, (ii) a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role (e.g., chief executive officer, managing partner, president) in a large or recognized organization or governmental entity; (iii) financial literacy or other professional or business experience relevant to an understanding of the Company and its business; and (iv) a demonstrated ability to think and act independently, as well as the ability to work constructively in a collegial environment. In identifying candidates, nominees for Director, or evaluating individuals recommended by shareholders, the N&CG Committee shall determine, in its sole discretion, whether an individual meets the minimum qualifications approved by the Board and will consider the current composition of the Board in light of the diverse communities and geographies served by the Company and the interplay of the candidate’s or nominee’s experience, education, skills, background, gender, race, ethnicity and other qualities and attributes with those of the other Board members, as well as such other factors as the N&CG Committee deems appropriate.
Director Independence Standards
All the Directors, other than Mr. Jay Sidhu (Chairman and CEO) and Mr. Mackay, are independent Directors as determined by the Board. The Board has adopted the Director Independence Standards set forth in our Corporate Governance Guidelines to assist the Board in making Director independence determinations. The Director Independence Standards are intended to comply with the New York Stock Exchange (“NYSE”) corporate governance rules, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the implementing rules of the Securities and Exchange Commission (“SEC”) thereunder (or any other legal or regulatory requirements, as applicable) and the Federal Deposit Insurance Corporation Improvement Act. The Board, with the assistance of the N&CG Committee, will make independence determinations on an annual basis at the time the Board approves Director nominees for inclusion in the Proxy Statement and, if a Director joins the Board between annual meetings, at such time based on the applicable NYSE requirements and an evaluation of all of the relevant facts and circumstances.
Directors are requested to inform the Chair of the N&CG Committee and the Chief Executive Officer of any circumstance that might reasonably affect his or her independence under the requirements of the NYSE and these guidelines. If so notified, the Board, with the assistance of the Committee, will re-evaluate, as promptly as practicable thereafter, such Director’s independence. The Board will include the Chief Executive Officer, and the Board may elect or nominate other members of management as Directors.
Of the nine Directors of the Company that served during 2023, each of Ms. Allon and Messrs. Banks, Buford, Date, Rothermel, Way, and Zuckerman is considered independent, as independence for Board members is defined under NYSE rules. In determining whether these Directors met the definition of an independent director, the Board of Directors considered routine banking transactions between Customers Bank or its affiliates and certain of the Directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any contributions we made to non-profit organizations with whom any of the Directors are associated, and any transactions that are discussed under “Transactions With Related Parties.”

Director Nominations
Our bylaws contain provisions that address the process by which a shareholder may nominate a candidate to stand for election to the Board of Directors at our Annual Meeting of Shareholders. In evaluating Director nominees, the N&CG Committee considers the following factors:
•The appropriate size of our Board of Directors and its committees;
•The perceived needs of the Board for particular skills, background, and business experience;
•The skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board; and
•The nominees’ independence.
There are no stated minimum criteria for Director nominees, and the N&CG Committee may also consider such other factors as it may deem are in our best interests and the interests of our shareholders. The N&CG Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee financial expert,” that a majority of the members of the Board meet the definition of “independent director” under NYSE rules, and that one or more key members of management participate as members of the Board.
While we have no formal policy with respect to diversity on the Board, in order to enhance the overall quality of the Board’s deliberations and decisions, the N&CG Committee considers diversity, including gender and racial diversity, and seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions, and with varied skill sets and expertise.
The N&CG Committee identifies nominees by first evaluating the current members of the expiring class of Directors willing to continue in service. Current members of the expiring class with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service, by members of the expiring class with that of obtaining a new perspective. If any member of the expiring class does not wish to continue in service or if the N&CG Committee or the Board decides not to re-nominate a member for reelection, the N&CG Committee identifies the desired skills and experience of a new nominee, and discusses with the Board suggestions as to individuals that meet the criteria. The N&CG Committee has not in the past engaged third parties to identify, evaluate, or assist in identifying potential nominees, but relies on community and business contacts it has established through its Directors, officers and professional advisors to help it identify potential Director candidates when a specific need is identified.
The N&CG Committee will evaluate any recommendation for a Director nominee proposed by a shareholder consistent with with the Committee’s Charter. The Nominating and Corporate Governance Committee Charter is available on our website at www.customersbank.com by selecting “Investors,” and then “Governance.” and finally selecting the Nominating and Corporate Governance Committee Charter. See page 96 for additional information on shareholder proposals.

Board Leadership and Oversight
Chairman of the Board
Given the existence of a Lead Independent Director and the Company’s overall governance profile, as well as the Board’s belief that it should maintain the flexibility to determine the leadership of the Company, the Board does not have a fixed policy regarding the separation of the offices of the Chair of the Board and the Chief Executive Officer. The Board believes that the Board should select the Chair of the Board, from time to time, based on criteria that it deems to be in the best interests of the Company and its shareholders.
The Board of Directors believes that our Chief Executive Officer is best suited to serve as Chairman of the Board because he is the Director most familiar with our business and the financial services industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent Directors and management have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings industry-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes effective strategy development, and its execution, and facilitates information flow between management and the Board, which are essential to effective governance.
As noted above, one of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a Lead Independent Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between management and strategy development on the one hand and independent oversight on the other.
Lead Independent Director
Daniel K. Rothermel, an independent Director who serves as Chairman of the N&CG Committee and the Directors’ Risk Committee, was selected by the Board of Directors to serve as the Lead Independent Director. As Lead Independent Director, Mr. Rothermel presides over all Board meetings when the Chairman of the Board is not present, and presides over meetings of the non-management Directors held in executive session.
The Lead Independent Director also has the responsibilities to (i) following consultation with the Chairman and Chief Executive Officer and other Directors, approve Board meeting agendas and schedules, assuring that there is sufficient time for discussion of all agenda items; (ii) call special meetings or executive sessions of the Board and call and chair executive sessions or meetings of the non-management or independent Directors and, as appropriate, provide feedback to the Chairman and Chief Executive Officer, and otherwise serve as a liaison between the independent Directors and the Chairman; (iii) work with committee chairs to ensure coordinated coverage of Board responsibilities; (iv) facilitate communication between the Board and senior management, including advising the Chairman and the Chief Executive Officer of the Board’s informational needs and approving the types and forms of information sent to the Board; (v) serve as an additional point of contact for Board members and shareholders, and be available for consultation and direct communication with major shareholders; (vi) facilitate the Board’s review and consideration of shareholder proposals properly submitted for inclusion in the Company’s annual Proxy Statement; (vii) serve as a “sounding board” and advisor to the Chairman and Chief Executive Officer; (viii) contribute to the performance review of the Chairman and Chief Executive Officer; and (ix) stay informed about the strategy and performance of the Company and reinforce that expectation for all Board members. The Lead Independent Director also has the responsibility of acting as a liaison between management and the non-management Directors, advising the Chairman and Chief Executive Officer on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management Directors and management.

Board of Directors Oversight
As a commercial bank, Customers operates in a world with many various risks that must be effectively controlled in order for the Company to achieve its mission of increasing shareholder value. The Board of Directors believes that establishing the right “tone at the top” and full and open communication between management and the Board of Directors are essential for effective risk management and oversight and accomplishment of its mission. The Board has established key committees to help it in its oversight of the Company’s risks, specifically the Directors’ Risk Committee, the Audit Committee, the Leadership Development and Compensation Committee, the N&CG Committee, the Regulatory Affairs Committee and the CSR Committee.
At each regular Board meeting, the Directors receive a summary on areas of material interest or risk to Customers from each of the respective Board committee chairpersons conducting meetings between Board meetings. In addition, the Chairperson of the Customers Bank Directors Compliance Committee, a committee formed at the Bank Board level to specifically oversee Bank compliance with laws and regulations, also reports to the Company’s Board. These summary reports are generally oral, although can be in writing, and assist the Directors in the early identification of emerging issues and risks to the Company accomplishing its mission of creating shareholder value. The Board of Customers also created a Management Risk Committee to monitor and oversee all risks of Customers Bank in a more detailed fashion. The Board will regularly ask a committee to investigate or focus on emerging risks or issues. The committees will also provide guidance and make recommendations to management on how to best approach issues and risks and bring any material issues to the attention of the full Board.
The Board committees are briefly explained in the following paragraphs, and their responsibilities more fully described in the immediately following sections.
The Board has established a Directors’ Risk Committee which reports to and assists the Board of Directors on overseeing and reviewing information regarding our enterprise risk management framework. The Directors’ Risk Committee consists of each member of the Company Board and Customers Bank Board. The Directors’ Risk Committee defines the risk appetite of the Company, and oversees the risks assumed by the Company to ensure consistency with the risk appetite. Members of management are invited by the Directors’ Risk Committee to attend meetings thereof. The Directors’ Risk Committee held two Company-wide Risk Summits in 2023 with the Directors, management and select experts. The Chief Risk Officer reports directly to the Directors’ Risk Committee to facilitate clear unfettered communication between the risk professionals and the Board.
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to areas of financial reporting including those related to accounting regulation. The Audit Committee consists of independent, non-executive Directors free from any relationship that would interfere with the exercise of his or her independent judgment. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee reviews the independence and performance of the auditors and annually recommends to the Board of Directors the appointment of the independent auditors or approves any discharge of auditors when circumstances warrant. The chief internal auditor reports directly to the Audit Committee to facilitate clear unfettered communication between the internal audit team and the Board. The annual internal audit risk assessment and internal audit plan are approved by the Audit Committee. The Audit Committee performs other oversight functions as requested by the Board of Directors.
The Leadership Development and Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to our compensation policies and programs, human capital management and related risks. The N&CG Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board of Directors organization and membership, and succession planning for our Directors. The Regulatory Affairs Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s overall regulatory compliance, strategy, and remediation efforts.
The CSR Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to oversight of our ongoing commitment to the principles of diversity and inclusion, supporting economic and community development efforts that improve the lives of our team members, our clients and the communities in which we operate, appropriate and transparent corporate governance, and environmental sustainability.
Board Succession Planning
Our Board regularly reviews its composition. Our N&CG Committee is responsible for identifying and recommending Director candidates to our Board for nomination. The Board, in coordination with the Board committees, also regularly considers Board leadership succession planning and committee membership.

Board Education
Our Board believes that Director education is vital to the ability of Directors to fulfill their roles, and supports Board members in their continuous learning. The Board encourages Directors to participate in external continuing director education programs, and our company reimburses directors for their expenses associated with this participation. Our directors also attend forums and conferences convened by our primary banking regulators and independent registered public accounting firm.
CEO and Senior Management Succession Planning
Our Board oversees CEO and senior management succession planning, which is formally reviewed at least annually. Our CEO and our President, together with executives in our People Experience Team, provide our Board with recommendations and evaluations of potential CEO successors, and review their development progress. Our Board periodically reviews potential internal senior management candidates with our CEO, our President, and executives in our People Experience Team, including the qualifications, experience, and development priorities for these individuals. Directors engage with potential CEO and senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.
Board Committees
The Bylaws of the Company give the Board authority to designate the committees of the Board. The committee structure and committee assignments are reviewed annually by the Board and the Board assigns Board members to various committees. The Board believes that experience and continuity are more important than mandatory rotation of committee assignments or chairs.  Standing committees include: Directors’ Risk, Audit, Leadership Development and Compensation, N&CG, Regulatory Affairs and CSR Committee, each of which is comprised principally (or exclusively, as noted) of non-management Directors and has regularly scheduled meetings and as needed meetings. Pursuant to the Company's Bylaws, the Board of Directors has the ability to establish such other permanent or temporary committees as the Board deems necessary for the proper conduct of the business of the Company. The Audit, Leadership Development and Compensation, and N&CG Committees are comprised exclusively of Directors who meet the criteria for independence required by the NYSE and all other applicable laws, rules and regulations regarding director independence. The Chief Executive Officer serves on the Directors’ Risk Committee and Regulatory Affairs Committee and Mr. Mackay serves on the Directors’ Risk Committee and the CSR Committee. Management Directors may attend the general session of any regularly scheduled committee meeting at the pleasure of the committee chair.
Each committee has its own charter that complies with the NYSE corporate governance listing standards and any other applicable laws, rules and regulations. Each charter sets forth the purposes and responsibilities of the committee as well as legal or other requirements affecting the committee, the source of the committee's authority, minimum membership, membership requirements, the minimum number of meetings per year and procedures for committee member appointment. The charters also address committees reporting to the Board and provide for periodic self-evaluation.
The committee chair, in consultation with management and other committee members, develops the committee’s agenda. The committee chair, in consultation with the Chairman of the Board, Lead Independent Director and/or other committee members, determines whether special committee meetings or longer meetings are advisable. The committee chair reports on a committee's meeting at the full Board meeting following the committee meeting.
The Board’s standing committees also may act as committees of Customers Bank pursuant to the authorization granted to those committees by the governing documents of and resolutions adopted by the Bank’s Board of Directors and the Company’s Board. Each standing committee shall exercise its oversight responsibilities with the understanding that the Bank’s interests are not to be subordinated to the interests of the parent holding company in a way as to jeopardize the safety and soundness of the Bank.

Board Committee Membership
The table below highlights the membership composition of our Directors on our Board committees for the Company:

		Nominating and Corporate Governance			Leadership Development and Compensation	Regulatory Affairs
Name	Executive		Audit	Risk			CSR
Andrea R. Allon		X	X	X			X*
Bernard B. Banks				X	X		X
Robert J. Buford			X	X
Rajeev V. Date				X		X*
Robert N. Mackay				X			X
Daniel K. Rothermel	X	X*	X	X*	X	X
Jay S. Sidhu	X*			X		X
T. Lawrence Way		X	X*	X		X
Steven J. Zuckerman		X		X	X*

* Committee Chair
Committee Charters
The Directors Risk, Audit, Leadership Development and Compensation, N&CG, Regulatory Affairs and CSR Committees have each adopted charters which are available on our website, www.customersbank.com by selecting “Investors,” and then “Governance.”
Board of Directors Meeting Attendance
Customers’ Board of Directors is scheduled to meet monthly, or as needed. In 2023, the Company’s Board of Directors met 17 times. The Company’s Directors attended 92% of the applicable meetings of the full Board of Directors in 2023 and 94% of the committees of the Board on which he or she served.
While we have no formal policy regarding director attendance at our Annual Meeting, we make every effort to schedule our Annual Meeting at a time and date to maximize attendance by Directors, taking into account the Directors’ schedules. We believe that Annual Meetings provide an opportunity for shareholders to communicate with Directors and have requested that all Directors make every effort to attend our Annual Meetings. All of our Directors attended the 2023 Annual Meeting of the shareholders.
Board Committee Descriptions and Responsibilities
Following is a more detailed description of each of the Board committees and their responsibilities:
Directors’ Risk Committee
The Directors’ Risk Committee is responsible for overseeing the establishment and operations of the Company’s ERM program and other risk management programs and frameworks, including the appropriate policies, procedures, standards, and governance structure, commensurate with the Company’s size and complexity, to effectively identify, measure, manage, and monitor key and emerging risks to the Company. For this purpose, the Directors’ Risk Committee performs the following functions:
•Reviews and approves at least annually the Risk Appetite Framework, statements and metrics, and monitor to ensure that the framework remains aligned with the Company’s strategic plan, and enterprise risk assessment conclusions;
•Review and approves at least annually the Company’s Risk Appetite Statement and Enterprise Risk Management Policy;
•Reviews and approves the charters of the Directors’ Risk Committee, Management ALCO and Management Risk Committees. In addition, the Committee retains the ability to authorize management to develop and implement any additional policies relating to risk identification, assessment and management;

•Receives and reviews reports from senior and executive management relative to key and emerging risks, both internal and external, and management’s actions to mitigate these risks to within acceptable tolerance levels. This includes risks within all of the major risk categories of strategic, credit, interest rate, market, liquidity, operational (including IT, third party and information/cyber security), compliance and reputation risk;
•Receives information from senior management regarding matters related to control effectiveness throughout the enterprise as appropriate;
•Receives information from the General Counsel regarding matters related to legal and compliance risk;
•Provides effective challenge to management to ensure that the Company’s strategy and operations, including proposed new products and services, remain aligned with the Company’s risk appetite;
•Identifies and prioritizes the risk factors and projected mitigation strategies associated with each CAMELS+ component. In so doing, the Committee has assigned responsibility of each risk factor to management and continuously monitors performance and controls; and
•Reviews the overall enterprise risk management priorities and discusses the strategic initiatives required to improve our risk management program and practices.
The Directors’ Risk Committee held 11 meetings and two Company-wide Risk Summits in 2023. The Directors’ Risk Committee Charter is available on our website at www.customersbank.com by selecting “Investors,” “Governance,” and finally selecting the Directors Risk Committee Charter.
Audit Committee
The Audit Committee oversees the Company’s internal audit function, accounting and financial reporting processes, the effectiveness of internal controls over financial reporting and operational areas, and the audits of our financial statements and internal control effectiveness assertions. For this purpose, the Audit Committee performs several functions:
•Approves in advance the engagement of the independent registered public accounting firm for all audit and non-audit services, and approves the fees and other terms of the engagement;
•Maintains responsibility for the appointment, compensation, oversight, retention and termination of our independent registered public accounting firm and evaluates the qualifications, performance, and independence of the independent registered public accounting firm;
•Establishes, maintains and oversees procedures to facilitate the receipt, retention and treatment of complaints received from third parties regarding accounting, internal accounting controls, or auditing matters;
•Reviews and discusses, with our independent registered public accounting firm, the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in the design or operation of internal controls and significant changes in internal controls reported by the independent auditor or management, and reviews and discusses reports from management and Internal Audit regarding the Company’s internal controls and procedures;
•Reviews the critical accounting policies and alternative treatments of financial information discussed by the independent registered public accounting firm with management, and reviews with management significant judgments made in the preparation of the financial statements;
•Reviews, with management and our independent registered public accounting firm, our financial reporting processes and internal financial controls;
•Reviews the annual audited financial statements and recommends to the Board of Directors their inclusion in our Annual Report;
•Reviews the quarterly financial statements and earnings press releases;
•Reviews and approves related party transactions;
•Periodically reviews and discusses with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard 1301 (Communications with Audit Committees) and any formal written statements received from the independent registered public accounting firm; and
•Meets with the independent registered public accounting firm, chief internal auditor, chief financial officer, and chief accounting officer in executive sessions to discuss matters of concern or the overall conduct of the financial activities of the Company.

•New Audit Committee members are provided with an orientation program to educate them on Company and their responsibilities.
The Board of Directors has determined that each member of the Audit Committee in 2023 was independent as independence for Audit Committee members is defined under the NYSE rules, and has further determined the members meet the financial and accounting expertise and literacy standards pursuant to Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board determined that Ms. Allon qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and the NYSE.
The Audit Committee held 18 meetings during 2023.
The Audit Committee Charter is available on our website at www.customersbank.com by selecting “Investors,” “Governance,” and finally selecting the Audit Committee Charter.
Leadership Development and Compensation Committee
The Leadership Development and Compensation Committee (formerly the Compensation Committee) is charged with the responsibility of the development and oversight of the Company’s compensation philosophy for compensating executive management, officers and other key personnel. It is the Company’s objective to compensate its team members at a level sufficient to attract, motivate, and retain the talent needed to achieve the Company’s mission to create shareholder value. The Leadership Development and Compensation Committee determines that the officers and key management personnel of the Company are compensated with salary, supplemental and incentive compensation, and benefits that are consistent with its philosophy and mission. The scope of our Leadership Development and Compensation Committee was recently expanded to include oversight over management’s human capital management function, including but not limited to leadership development, talent recruiting, progression and retention, diversity, equity and inclusion, culture, human health and safety.
The Leadership Development and Compensation Committee Charter is available on our website at www.customersbank.com, by selecting “Investors,” “Governance Documents,” and finally selecting the Leadership Development and Compensation Committee Charter.
The Leadership Development and Compensation Committee’s duties include the following:
•Review, evaluate, and recommend to the Board the compensation of, and benefits provided to, the Company’s executive officers, including the Chief Executive Officer, at least annually, and report to the Board concerning its recommendations for final Board approval; provided that the Chief Executive Officer may not be present during voting or deliberations on his or her compensation;
•Review and approve corporate goals and objectives relevant to the compensation of the executive officers, evaluate the performance of the executive officers in light of those goals and objectives, and approve the level of the executive officers’ compensation based on that evaluation;
•Select and periodically review and revise a peer group of companies against which to assess the Company’s compensation programs and practices to ensure they are competitive and supportive of the Company’s strategy and objectives;
•Administer the Company’s equity incentive plans, including without limitation, making grants and monitoring awards under such plans, interpreting the terms of such plans and taking such other actions as contemplated by such plans;
•Periodically discuss with management the implementation and effectiveness of the Corporation’s policies, strategies, programs and practices relating to its human capital management function, including but not limited to those relating to talent recruiting, leadership development, progression and retention, diversity, equity and inclusion, culture, human health and safety and total rewards;
•Annually review and assess executive compensation programs to determine if they expose the Company to unnecessary or excessive risk and to implement policies and practices that may help manage and monitor such risk within acceptable parameters; and
•Review and discuss with management the Compensation Discussion and Analysis (“CD&A”) and related disclosures to be included in the Company’s annual Proxy Statement or annual report on Form 10-K (“SEC Filings”) and, based thereon, determine whether to recommend to the Board that the CD&A be included in the Company's annual SEC Filings.

For additional details regarding the Leadership Development and Compensation Committee’s role in determining executive compensation, please see “Compensation Discussion and Analysis”, “Role of Leadership Development and Compensation Committee” beginning at page 63 of this Proxy Statement.
The Leadership Development and Compensation Committee held 6 meetings during 2023.
To execute its responsibilities, the Leadership Development and Compensation Committee may determine it is advisable to use expert compensation consultants, legal counsel or other advisers. The Leadership Development and Compensation Committee is authorized as follows:
•The Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser.
•The Committee will be directly responsible for the appointment, compensation and oversight of the work of any adviser retained by the Committee and will have sole authority to approve the adviser’s fees and the other terms and conditions of the adviser’s retention.
•The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee.
•The Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, only after taking any potential conflicts of interest into consideration.
The Board of Directors has determined that the members of the Leadership Development and Compensation Committee in 2023, Mr. Zuckerman, Committee Chairman, Mr. Rothermel and Dr. Banks, were independent as independence for Compensation Committee members is defined under the NYSE rules.
Leadership Development and Compensation Committee Interlocks and Insider Participation
None of the members of our Leadership Development and Compensation Committee had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K nor any other interlocking relationships as defined by the SEC. Our Code of Ethics and Business Conduct prohibits any transactions between Leadership Development and Compensation Committee members and the Company or any insiders, other than for routine banking activities.
Nominating and Corporate Governance Committee
Among its responsibilities, the N&CG Committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of Directors to the full Board. The Nominating and Corporate Governance Committee Charter is available on our website at www.customersbank.com by selecting “Investors,” “Governance,” and finally selecting the Nominating and Corporate Governance Committee Charter. This Committee:
•Reviews and assesses the adequacy of our corporate governance guidelines, personal codes of conduct and related internal policies and guidelines;
•Assists the Board in interpreting and applying corporate governance guidelines, and recommends any proposed changes to the Board for approval;
•Recommends to the Board Director nominees to be presented to the Shareholders for election or to fill vacancies;
•Assesses the independence of Directors, Director nominees and Director candidates under applicable laws, regulations and stock exchange listing standards, and recommends independence determinations to the Board;
•Makes recommendations to the Board regarding non-management Director compensation; and
•Reviews on at least an annual basis the Board’s performance as a whole and that of each committee.
The Board has determined that each member of the N&CG Committee in 2023 was independent as defined under NYSE rules.
The N&CG Committee held 3 meetings during 2023.
Executive Committee
Pursuant to the Company’s Bylaws, the Executive Committee shall have and may exercise all powers of the Board in the management of the Corporation, except as the Board may specifically limit by resolution, or except where action by the entire Board of Directors is specifically required by law.

Regulatory Affairs Committee
The Regulatory Affairs Committee, established in October 2023, is responsible for overseeing the Company’s overall regulatory compliance, strategy, and remediation efforts and ensuring that all regulatory endeavors associated with the Company’s strategy, environment, risk profile, and operations are suitably identified, measured, managed, and monitored to ensure compliance with regulatory requirements and expectations.
The Regulatory Affairs Committee charter is available on our website at www.customersbank.com by selecting “Investors,” “Governance,” and finally selecting the Regulatory Affairs Committee Charter.
The Regulatory Affairs Committee’s duties include the following:
•Oversees the establishment and operations of the Company’s Regulatory Excellence Office (“REO”) and its policies and frameworks, including the appropriate policies, procedures, standards, and governance structure, commensurate with the Company’s size and complexity, to effectively identify, measure, manage, and monitor key and emerging regulatory risks to the Company;
•Reviews and approves at least annually the regulatory strategy and policies of the organization to ensure that the framework remains aligned with the Company’s strategic plan;
•Receives and reviews reports from senior management regarding regulatory compliance, remediation, and strategy activities;
•Supports the independence of the REO through separate oversight responsibilities from other Board committees and the Chief Risk Officer (“CRO”), providing the Executive Chair of the REO and the Managing Director of the REO direct access to the Committee and the Board;
•Receives and reviews reports from senior management regarding progress against regulatory-related actions to ensure the Company is meeting its commitments to regulators;
•Reviews and approves the allocation of resources to ensure that the REO has sufficient support to successfully execute its responsibilities;
•Reviews significant capital expenditures and potential significant merger and acquisition activity with consideration for regulatory implications;
•Considers the regulatory implications of new strategic customer facing banking products, services or business lines; and
•Meet regularly with the Company’s primary regulators to independently understand and communicate the Company’s regulatory requirements, expectations, strategy, and activities.
The Regulatory Affairs Committee held 4 meetings during 2023.
Corporate Social Responsibility Committee
Among its responsibilities, the Corporate Social Responsibility (“CSR”) Committee has responsibility for overseeing the ongoing commitment of the Company and Customers Bank to the principles of diversity and inclusion, supporting economic and community development efforts that improve the lives of our team members, our clients and the communities in which we operate, appropriate and transparent corporate governance, and environmental sustainability. The CSR Committee Charter is available on our website at www.customersbank.com by selecting “Investors,” “Governance,” and finally selecting the CSR Committee Charter. This Committee:
•Determines the key stakeholders in relation to the Company’s and Customers Bank’s general strategy relating to corporate social responsibility considerations (the “CSR Strategy”), including coordination with the Nominating and Corporate Governance Committee and Audit Committee, which have been delegated primary oversight of corporate governance and internal control matters;
•Oversees the development and implementation by management of the CSR Strategy;
•Oversees the development and implementation by management of initiatives and policies to meet the CSR Strategy;
•Oversees reporting and disclosures by management with respect to CSR matters in compliance with applicable laws, including applicable federal securities laws and regulations and applicable federal and state banking laws and regulations;
•Oversees internal and external CSR related communications with employees, investors, and other constituents, including the community at large;

•Oversees the preparation by management of the annual Customers Bank CSR Report; and
•Receives updates from the management CSR committee responsible for significant CSR activities.
The CSR Committee held one meeting during 2023.
Communicating with Our Board
Shareholders and other parties may communicate with our Board, any Director (including our Chairman of the Board or Lead Independent Director), independent members of our Board as a group, or any committee. Depending on the nature of the communication, the correspondence either will be forwarded to the Director(s) named or the matters will be presented periodically to our Board. The Corporate Secretary or the secretary of the designated committee may sort or summarize the communications as appropriate. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our Board or any Director or committee of our Board. Communications should be addressed to the Customers Bancorp, Inc. Board of Directors, c/o Company’s Corporate Secretary at 701 Reading Avenue, West Reading, PA 19611. This is also the process by which any interested party may communicate with the Lead Independent Director and our non-employee Directors as a group.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
The following Compensation Discussion & Analysis (“CD&A”) provides an overview of the Company’s compensation philosophy, objectives and process, and the structure of our 2023 executive compensation program. Further, it discusses our Leadership Development and Compensation Committee’s rationale and decision-making process for determining the compensation of our named executive officers (“NEOs”). This CD&A is intended to be read in conjunction with the tables which immediately follow this section and the accompanying narrative disclosures, which provide further historical compensation information for our 2023 NEOs:

Jay S. Sidhu	Chairman & Chief Executive Officer (“CEO”)
Sam Sidhu	Vice Chair & President (“President”)
Carla A. Leibold (1)	Executive Vice President (“EVP”), Chief Financial Officer (“CFO”)
Andrew H. Bowman (2)	Senior Executive Vice President (“SEVP”), Chief Credit Officer
Lyle P. Cunningham	Executive Vice President, Chief Lending Officer & Head of Corporate and Specialized Banking
(1)    Ms. Leibold’s employment with the Company terminated as of April 10, 2024.
(2)    Mr. Bowman resigned as Chief Credit Officer as of December 31, 2023.
I. Executive Summary
In 2023, the Company made great strides in delivering on its operational and financial strategic goals despite headwinds stemming from the regional banking crisis earlier in the year, higher interest rates and less liquidity in the banking system. The Company significantly outperformed on each of its 2023 strategic priorities, which included successfully executing on its deposit franchise transformation by growing core deposits by $1.1 billion in fourth quarter 2023 which funded the repayment of maturing wholesale CDs of $0.7 billion and the planned transfer of approximately $0.6 billion of student-related deposit accounts serviced by BM Technologies, Inc. (“BMTX”). The fourth quarter 2023 core deposit growth was broad-based with more than 20 different channels increasing balances and roughly half of those channels increasing by $25 million or more. The Company significantly increased non-interest bearing deposits and maintained robust liquidity throughout 2023 with immediately available liquidity to uninsured deposits, adjusted for collateralized and affiliate deposits, in excess of 200% at December 31, 2023. The Company also significantly increased its Common Equity Tier 1 (“CET1”) ratio to 12.2% at December 31, 2023, up 260 basis points from 9.6% at December 31, 2022.
The Company reported full year 2023 net income to common shareholders of $235.4 million, or $7.32 per diluted share, up 8% over full year 2022. Full year 2023 core earnings* were $248.2 million, or $7.72 per diluted share and full year 2023 core earnings (excluding PPP loans)* were $257.1 million, or $7.99 per diluted share. A material amount of GAAP earnings in 2022 resulted from the Company establishing itself as one of the largest distributors of PPP loans on behalf of the SBA during the Pandemic. The Company substantially completed the processing of forgiveness and guarantee claims for PPP loans in early 2023.
Total loans and leases decreased $2.6 billion, or 16% year-over-year, and total loans and leases, excluding PPP loans* decreased $1.7 billion, or 11% year-over-year as the Company purposely moderated loan growth, exited non-strategic relationships, executed on the held-for-sale strategy and de-risk the held-for-investment loan portfolio in 2023. The Company’s non-interest bearing demand deposits increased $2.5 billion, up 135% year-over-year as the Company strengthened its deposit franchise.
Full year 2023 Net Interest Margin, tax equivalent (“NIM”) was 3.29% and NIM, excluding PPP loans* was 3.28%, 10 and 12 basis points higher than full year 2022, respectively. The return on average assets was 1.16% and Core ROAA* was 1.22% for full year 2023. The return on average common equity was 17.3% and Core ROACE* was 18.3% for full year 2023.
Asset quality remains exceptional with non-performing assets to total assets of 0.13% at December 31, 2023, while credit reserves remain strong. The allowance for credit losses equaled 499% of non-performing loans at December 31, 2023.

* Non-GAAP measure. The Company uses non-GAAP measures to compare the current period presentation to historical periods. In addition, the Company believes the use of these non-GAAP measures provides additional clarity when assessing the Company’s financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities. The Company’s reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included in Appendix C to this Proxy Statement.

The Company also experienced very strong growth in tangible common equity* and tangible book value per share* despite accumulated other comprehensive income (“AOCI”) headwinds. The Company’s common equity increased $235.4 million to $1.5 billion at December 31, 2023, up 19% from $1.3 billion at December 31, 2022. Tangible common equity* increased $235.4 million to $1.5 billion at December 31, 2023, up 19% from $1.3 billion at December 31, 2022. The book value per common share increased to $47.73 at December 31, 2023 from $39.08 at December 31, 2022. The tangible book value per common share* increased to $47.61 at December 31, 2023 from $38.97 at December 31, 2022, an increase of 22%. Tangible common equity to tangible assets* (“TCE ratio”) and TCE ratio, excluding PPP loans* were 7.0% at December 31, 2023. At the Customers Bancorp level, the CET1 ratio was 12.2% and the total risk-based capital ratio was 15.3% at December 31, 2023.
Risk Management remains at the core of all of our banking operations. Dealing with higher interest rates and heightened liquidity risk in the banking system and their impact on our customers and communities will continue to be a high priority in 2024. Other 2024 areas of focus will include further deposit transformation and growing the loan portfolio, maintaining strong net interest margin through deployment of securities cash flow, excess cash and deposit growth into higher yielding loans, improved efficiency through operational excellence, maintaining strong capital base and liquidity, preserving strong credit quality with focus on holistic and primary banking relationships, and further leaning into our client-centric culture resulting in high client satisfaction rates.
More specifically, we will focus on the following key strategic goals in 2024, which will serve as the metrics for our 2024 short term incentives:
1)Achieve a minimum NIM for fourth quarter 2024 of 3.25% (50% weight)
2)Maintain immediately available liquidity in excess of uninsured deposits of at least 150% (25% weight).
3)Maintain strong capital levels with a CET1 ratio of at least 11.25% (25% weight).
To successfully achieve each of these priorities, we must continue to attract, retain, develop and motivate a highly-talented executive team. Our Leadership Development and Compensation Committee believes that executive compensation should be linked to the Company’s overall financial performance, strategic success and shareholder returns, and the contribution of its executives to that performance and success. Our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that supports achievement of our mission of increasing shareholder value while ensuring that these programs do not encourage excessive risks that threaten the reputation or value of the Company.
We believe our executive compensation program as developed and implemented, as presented in this CD&A, achieves these objectives.

* Non-GAAP measure. The Company uses non-GAAP measures to compare the current period presentation to historical periods. In addition, the Company believes the use of these non-GAAP measures provides additional clarity when assessing the Company’s financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities. The Company’s reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included in Appendix C to this Proxy Statement.

How Our Pay Program Works
Our guiding principle is to establish compensation programs that are fair and reasonable, market competitive and performance driven. Our compensation programs are designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short-term and long-term performance while holding them accountable for actual business and financial results. When doing this, our Leadership Development and Compensation Committee aligns the interests of our executives with those of our shareholders in order to attain our ultimate objective of driving long-term, sustainable shareholder value. Our compensation program utilizes three primary elements:

	{	•Attracts and retains high-performing executives by providing market-competitive fixed pay although generally somewhat below peer average for fixed pay component
Base Salary

100% Performance-based	{	•Drives Company-wide performance, with focus on critical success factors •Totally aligned with Board approved Profit Plan & Strategic Plan •Promotes team work
Annual Incentives

{
•Aligns executives’ interests with those of shareholders
•Motivates executives to deliver sustained long-term growth to the business and to create shareholder value.
•Retains high-performing executives by providing meaningful incentive to stay with the Company
•Delivered through a mix of performance based (60%) and time based (40%) equity compensation awards tied to a 3-year vesting schedule.

Long-Term Equity Awards

Target Pay Mix
We utilize the above-mentioned primary compensation elements to create executive compensation packages that include generally somewhat below average base salaries compared to our peer group and significant variable, at-risk pay in order to align pay with performance. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations.
For fiscal year 2023, the CEO, President and CFO had the following target pay mix; however, the CEO will take 100% of his short term incentives in RSUs:

CEO Pay Mix

33.3%
Fixed
Equity 42%
Cash 58%
Long-Term Incentive 33.3%
Base 33.3%
Short-Term Incentive 33.3%
66.7%
Variable

President Pay Mix
36%
Fixed
Equity 40%
Cash 60%
Long-Term
Incentive
32%
Base
36%
Short-Term
Incentive
32%
64%
Variable

CFO Pay Mix
47%
Fixed
53%
Variable
Equity 36%
Cash 64%
Long-Term Incentive 30%
Short-Term Incentive 23%
Base 47%

Compensation Plan for 2023
In connection with a newly identified peer group for 2022, the Leadership Development and Compensation Committee, in consultation with its independent compensation advisors, performed a market study for the CEO, President and CFO and reassessed targeted and maximum short-term and long-term incentive award opportunities. As a result of the market study, the Leadership Development and Compensation Committee increased the targeted and maximum short-term and long term incentive award opportunities for the President for 2022, while the CEO and CFO targeted and maximum short-term and long-term incentive award opportunities remained unchanged in 2022. For 2023, the Leadership Development and Compensation Committee increased the targeted and maximum short-term and long term incentive award opportunities for the CEO and the President based on a market study performed in 2023, in consultation with its independent compensation advisors. The changes in the targeted and maximum short-term and long-term incentive awards for certain NEOs are detailed below:

Short-Term Annual Performance Award: Target as a % of Salary
	For 2022 (1)		For 2023 (2)
Position	Target	Maximum	Target	Maximum
CEO	85%	120%	100%	150%
President	75%	100%	90%	135%
CFO	50%	80%	50%	80%

Long-Term Incentive Plan: Target as a % of Salary
	For 2022 (1)		For 2023 (2)
Position	Target	Maximum	Target	Maximum
CEO	85%	136%	100%	150%
President	80%	120%	90%	135%
CFO	65%	104%	65%	104%
(1)    Represents short-term annual performance award granted in 2023 for the fiscal year 2022.
(2)    Represents short-term annual performance award granted in 2024 for the fiscal year 2023.
All short-term annual performance awards are entirely performance based. For 2023, the Leadership Development and Compensation Committee had chosen the following three goals:
1.Growth in the average balance of non-interest bearing deposits of at least 50% from December 31, 2022 ending balance (50% weight).
2.Maintain immediately available liquidity in excess of uninsured deposits of at least 150% (25% weight).
3.Maintain a CET1 ratio of at least 9.5% (25% weight).
Alignment of Pay and Performance
Our compensation program is grounded in a quantified and clearly articulated and measured pay-for-performance philosophy. Performance goals in both our short-term and long-term incentive plans are set at challenging levels, with the ultimate goal that the achievement of meaningful metrics will drive long-term, sustainable shareholder value. When financial and stock performance goals are not met, pay outcomes for our executives should reflect this reality.
One way to look at the alignment of pay and performance would be directional correlation between performance and pay, as well as components of pay: when performance goes up, does pay rise? Conversely, when performance goals are not achieved, does pay decline? While there are other factors certainly to consider, and there is a lag effect due to the timing of award grants, a look at our CEO compensation (as reported in the Summary Compensation Table) over the past three years is indicative of this directional pay and performance alignment. The below graphic shows CEO compensation compared to Indexed Total Shareholder Return (“TSR”) and showcases pay for performance alignment over the past three years.

CEO Compensation vs. Indexed TSR
Total Compensation
Indexed TSR
Millions
$9
$8
$7
$6
$5
$4
$3
$2
$1
$-
$400
$350
$300
$250
$200
$150
$100
$50
$-
$3.9
$2.6
$3.8
2021
2022
2023

Another View of Pay and Performance Alignment: Realizable Pay
The previous graphic does not fully tell our pay-for-performance story. We believe shareholders should understand how much of that target compensation value is actually “realizable” by executives. This comparison in the accompanying chart is another demonstration of the alignment between pay and performance that permeates our pay programs.
As shown, over the past 3 years, our CEO has received restricted stock units that total approximately $6.7 million calculated using grant date fair value of restricted stock units. The actual value that our CEO could realize from these equity awards is greater. The realizable value has increased, as has the Company’s stock price and shareholder value.
“Target Shares” is the value of equity (restricted stock units) based on the grant date fair value.“Realizable” is defined as the equity compensation earned or deliverable for each year calculated as of the end of the 2023 fiscal year, including the intrinsic value of long-term incentive plan components, as valued on December 31, 2023 (the last trading day of fiscal year 2023) using the year-end share price of $57.62 per share.

Compensation Governance
Our Leadership Development and Compensation Committee continues to strengthen our compensation plans, policies and practices, and reviews risk mitigation and governance matters, to ensure that our executive compensation program is incorporating market best practices. These practices for 2023, which encourage actions that are in the long-term interests of our shareholders and the Company, include:

What We Do	What We Don’t Do
✓ Keep base salaries averages below peer averages generally	X No immediate vesting (“single-trigger”) of equity awards
✓ Pay-for-performance philosophy and culture	X No hedging of Company shares
✓ Strong emphasis on performance-based incentive awards	X No backdating or repricing of stock option awards
✓ Comprehensive clawback policy, addressing both equity and cash awards	X No highly leveraged incentive plans that encourage excessive risk taking
✓ Responsible use of shares under our long-term incentive program	X No resetting of financial targets for performance-based incentive awards
✓ Stock ownership guidelines for executives and non-executive Directors	X No excise tax gross ups in new employment agreements since 2014
✓ Engage an independent compensation consultant, who performs no other consulting work for the Company	X No short term annual incentives that are not tied to performance targets set by our Leadership Development and Compensation Committee
✓ Conduct annual shareholder outreach
Ongoing Shareholder Engagement and Our Response
We are focused on fostering strong shareholder relationships leading to mutual understanding of issues and approaches, ultimately resulting in compensation plan design and implementation strategies that foster long-term growth and are supportable by shareholders. At our May 2023 Annual Meeting, nearly 99% of the votes cast favored our Say-on-Pay proposal, and we set up a shareholder engagement effort to address any and all concerns expressed by our shareholders.
The Company seeks to communicate with its shareholders in a wide variety of ways, including through its website, annual report, news releases, quarterly reports, investor presentations, industry conferences, analyst days, annual meetings of shareholders and one-on-one meetings. In the last year, we twice proactively reached out to our 25 largest shareholders, each time representing over 60% of our outstanding shares, offering meetings with our CFO, General Counsel, Lead Independent Director and Chair of our Leadership Development and Compensation Committee. In 2023, two of our 25 largest shareholders (over 7% of outstanding shares) elected to meet with our CFO and General Counsel to discuss proxy related matters. Additionally, our Investor Relations Team conducted over 40 meetings in 2023 with existing investors, making our Chair, CFO, Customers Bank CEO, Customers Bank CFO and Head of Investor Relations accessible to discuss Customers’ business strategy and receive investor feedback. Through interactions like these, as well as by tracking industry best practices, we have gained more in-depth understanding of investor viewpoints and concerns that we have incorporated into restructuring our compensation programs and philosophy and corporate governance practices.

Changes to our compensation practices that were heavily influenced by shareholder feedback include:

What We Heard	What We Did
Demonstrate how pay and performance are aligned over time
• After reviewing the basic structure of pay mix and components, we adopted a completely formulaic approach that aligns pay with performance by establishing a Long Term Incentive (“LTI”) plan that is mostly or entirely quantitative and paid entirely in restricted stock units with a 60/40 performance/time-based vesting mix.
• Strengthened our CD&A disclosure regarding how performance affects pay outcomes.

Overlapping/inappropriate selection of performance metrics for short-term and long-term awards
•TSR was viewed as inappropriate to be a short-term metric so we eliminated the TSR metric from Short Term Incentive (“STI”) and introduced a LTI plan with a 3-year relative TSR metric. For 2023, the performance metrics for the short-term and long-term incentives were selected as follows. We refer to these metrics, along with the targeted and maximum amounts that can be earned by the executives, as the 2023 Compensation Plan.

	STI	LTI
	Growth in the average balance of non-interest bearing deposits of at least 50% from December 31, 2022 ending balance (50%)	3-Year Relative TSR (33%)
	Maintain immediately available liquidity in excess of uninsured deposits of at least 150% (25%)	3-Year Relative Return on Average Common Equity (“ROACE”) (33%)
	Maintain a CET1 ratio of at least 9.5% (25%)	3-Year Relative Average Non-Performing Assets to Total Assets (34%)
Concerns regarding severance paid upon voluntary retirement	• The Company adopted a policy prohibiting payment of severance in connection with a voluntary retirement.
Performance goals were not disclosed for performance-based awards and difficult to determine rigor	• We now disclose detailed performance goals in our proxy along with the actual achievement and how it informs incentive payouts for the named executive officers.
Frequent evaluation of compensation practices might be valuable	• Starting in 2018, the Company committed to an annual frequency for the say-on pay vote, providing more real-time feedback on compensation decisions.
Concerns on Excise Tax Gross-Up
• The Company has eliminated the excise tax gross-up from all employment agreements established in 2014 or later and committed that gross-ups will not be allowed in future agreements.
• Only the legacy employment agreement for our CEO retains the gross-up, and the provision will sunset upon his retirement.

Frequent say on increases to our stock incentive plan may be valuable	• We now request smaller, more frequent increases to the shares available under our stock incentive plan.
Desire for Equity Ownership Among Management	• We revised our stock ownership guidelines to increase share ownership by our President from 3x to 4x base salary.
Desire for Clawback Policy
• Our policy allows “clawback” of incentive based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which the Company is required to prepare an accounting restatement due to material noncompliance in financial reporting requirements. Clawback is also triggered by illegal activity, breach of a fiduciary duty, intentional violation or grossly negligent disregard of our policies, rules, or procedures.

Desire for Leadership Development and Retention
• We reformed our Compensation Committee into a Leadership Development and Compensation Committee, with additional duties that include oversight of management’s human capital management function, including but not limited to those relating to leadership development, talent recruiting, progression and retention, diversity, equity and inclusion, culture, human health and safety.

In addition to feedback related to our executive compensation philosophy and practices, we also received input regarding other areas of our corporate governance which is discussed on page 33 in the section titled “Ongoing Shareholder Engagement and Our Response.”

II. Executive Compensation Philosophy
Our Leadership Development and Compensation Committee believes that our executive compensation program is aligned with our long-term strategic goals, long-term value creation for our shareholders and sound risk management. Our guiding principle is to establish compensation programs that are fair and reasonable, market competitive and performance driven. We seek to compensate our executives in a manner that will attract, motivate and retain the talent we need to achieve both short-term and long-term business objectives.
Core Compensation Principles
In determining the level and type of compensation for base salary and incentives, our core compensation principles are as follows:
•We believe in pay-for-performance, encouraging achievement of strategic objectives and creation of shareholder value.
•We will pay compensation that is fair and market competitive, keeping mindful of programs that may encourage excessive compensation.
•We will maintain an appropriate balance between base salary and short-term and long-term incentive opportunities, generally with below average base salaries (fixed pay) and higher at risk variable pay.
•We will provide executive incentive compensation opportunities contingent on the Company’s annual and long-term performance, as well as individual contributions.
•Our incentive programs are designed to motivate and reward our leadership team, while avoiding those components that may lead our team members to take inappropriate risks.
•Our incentive programs will incorporate an appropriate retention element in order to maintain a consistent, high performing management team.
•We seek to ensure comparative compensation across all divisions and departments of the Company while considering position requirements, geography, responsibilities and other relevant factors applicable to job performance.
•Our incentive compensation programs will focus on key performance metrics, including Company profitability, shareholder return, business area contribution to profitability and individual performance, consistent with the Company’s strategic objectives.
III. Compensation Setting Process
Role of Leadership Development and Compensation Committee
The Leadership Development and Compensation Committee is responsible for the design, implementation and administration of the compensation program for our executive officers, including but not limited to our CEO and other NEOs. The Committee participates in the consideration of employment of prospective executive officers of the Company. The Committee also administers the Company’s equity-based incentive plans and, accordingly, is responsible for reviewing cash and equity incentives payable to executives and has the authority to grant awards to all participants under the Company’s equity award plans, and to determine all terms and conditions of such awards. Although the Leadership Development and Compensation Committee retains an independent compensation consultant to advise on compensation planning, the Committee retains, and does not delegate, any of its responsibility to determine executive compensation.
Role of Management
Although the Leadership Development and Compensation Committee is ultimately responsible for designing our executive compensation program, input from our Chief Executive Officer and other members of senior management is critical in ensuring that the Leadership Development and Compensation Committee has the appropriate information needed to make informed decisions. The Chief Executive Officer and other members of the executive management team participate in compensation-related activities in an informational and advisory capacity, and the Chief Executive Officer presents performance summaries for the other named executive officers and recommendations relating to their compensation to the Leadership Development and Compensation Committee for its review and approval.

The Chief Executive Officer excuses himself from all Leadership Development and Compensation Committee and Board of Director discussions of his compensation. As a practical matter, he may discuss the formula by which his and other executives’ incentive compensation is structured, but does not participate in decisions regarding their awards or changes to their own compensation.
Compensation Consultant
The Leadership Development and Compensation Committee retained the services of McLagan, which is part of the Human Capital Solutions practice at Aon plc (“Aon”), to assist with executive compensation planning and analysis. Aon was retained by and reports directly to the Leadership Development and Compensation Committee.
The Leadership Development and Compensation Committee considered the independence of Aon in light of SEC rules and NYSE listing standards. The Leadership Development and Compensation Committee requested and received a report from Aon addressing Aon’s independence and the independence of its advisors involved in the engagement which included (i) other services provided to us by Aon; (ii) fees paid by us as a percentage of Aon’s total revenue; (iii) policies or procedures maintained by Aon that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the senior advisors and any member(s) of the Leadership Development and Compensation Committee; (v) any company stock owned; and (vi) any business or personal relationships between our executive officers and the senior advisors. The Leadership Development and Compensation Committee discussed these considerations and concluded that the work performed by Aon involved in the engagement did not raise any conflict of interest.
Peer Groups
The Leadership Development and Compensation Committee refers to a comparative group of companies when evaluating executive compensation. At least annually, the Committee evaluates the peer group for suitability and modifies the peer group as needed. Our Leadership Development and Compensation Committee utilizes this peer group data as one reference point along with various other factors, such as the individual’s performance, experience, and competitive market conditions. As such, the Committee does not commit to setting our executive pay levels at any particular percentile of the peer group.
The general criteria we used for selecting the peer group for 2023 compensation decisions included the following:
•Size - publicly owned banks of comparative asset size between $12 billion and $40 billion, from approximately 0.5x to 2.0x our core assets (excluding PPP loans).
•Business - banks with predominately commercial loans; excluding banks with unique business models and circumstances that are not comparable to our business model (i.e., wealth management focus; exclusive consumer focus, etc.).
•Region - operating in the northeast and Mid-Atlantic states, where possible.
•Unique characteristics - companies we normally compete with for talent due to our unique business model, as well as our participation in certain regional and national businesses.
In terms of asset size, the Company is approximately the same size as the median of the peer group. Certain larger companies were included in the peer group because those institutions are competitors in efforts to attract and retain talent.

In March 2022, the Leadership Development and Compensation Committee selected a new peer group, which was used for 2023 and 2022 compensation decisions, including base salaries, 2023 short-term annual incentive opportunities, the 2022 LTI award decisions granted in April 2023 and the 2023 LTI award decisions granted in April 2024.

F.N.B. Corp. (1)	Eastern Bankshares Inc. (1)	Community Bank System Inc.
Pinnacle Financial Partners (1)	United Community Banks Inc. (1)	Axos Financial Inc. (1)
Commerce Bancshares Inc. (1)	Independent Bank Corp. (1)	First Merchants Corp. (1)
BankUnited Inc. (1)	Atlantic Union Bkshs Corp.	Northwest Bancshares, Inc.
Associated Banc-Corp (1)	WesBanco Inc.	Provident Financial Services
United Bankshares Inc.	TowneBank	First Busey Corp. (1)
Fulton Financial Corp	First Financial Bancorp	FB Financial Corp. (1)
Old National Bancorp (1)	Silvergate Capital Corp. (1)(2)	Sandy Spring Bancorp Inc.
Ameris Bancorp (1)	WSFS Financial Corp.
(1) New addition to 2022 peer group. NBT Bancorp Inc., Eagle Bancorp Inc., OceanFirst Financial Corp., Berkshire Hills Bancorp Inc., Park National Corp, First Commonwealth Financial, S&T Bancorp Inc., Webster Financial Corp, Sterling Bancorp, and Investors Bancorp Inc. were removed from the peer group for 2022.
(2) Silvergate Capital Corp. was removed from the 2022 Peer Group following its March 8, 2023 announcement that it would wind down operations and liquidate Silvergate Bank.
Consideration of Risk
The Leadership Development and Compensation Committee strives to provide strong incentives to management for the long-term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a mix of multiple quantitative factors to avoid excessive reliance on a single performance measure. As a matter of best practice, the Leadership Development and Compensation Committee annually reviews the relationship between the incentive compensation provided to the named executive officers and any related incentives to take on inappropriate risk to achieve performance goals, and to confirm that the incentive compensation criteria do not encourage unnecessary and excessive risk taking.
The periodic risk assessment includes an evaluation of:
•the design of proposed incentive plans to ensure they satisfy regulatory requirements and do not encourage excessive or imprudent risk taking;
•the internal controls over determining incentive payments and a review of the accuracy of the incentive payments and any related accruals; and
~~•~~the Board of Directors’ oversight of the incentive compensation program to determine if it provides effective governance over the program and satisfies regulatory expectations.
The most recent risk assessment concluded that our incentive compensation plans provide incentives that appropriately balance risk and reward; are compatible with effective controls and risk management; are supportive of strong governance, including active oversight by the Board of Directors; and are not reasonably likely to have a material adverse effect on the Company.

IV. Elements of 2023 Executive Compensation
We pay our named executive officers in accordance with a pay-for-performance philosophy by providing competitive compensation for demonstrated performance. The Leadership Development and Compensation Committee employs a total compensation approach in establishing executive compensation opportunities, consisting of base salary, annual incentive compensation, long-term equity awards (which include performance-based and time-vesting restricted stock units), a competitive benefits package and limited perquisites.
The Company’s executive compensation program incorporates feedback gathered from investors as well as information on market practices from our independent compensation consultants to adhere to industry best practices. A significant portion of the compensation awards are performance-based to align executives’ interests with shareholders. The performance targets are set as a percentage of base salary with the ability to scale up or down depending upon the extent performance targets are reached.
The following table outlines the major elements of 2023 total compensation for our NEOs:

	Element	Term		Strategic Role
Fixed	Base Salary	Short Term	•	Helps attract and retain executives through market-competitive base pay although generally somewhat below peer average.
			•	Based on individual performance, experience, and scope of responsibility.
Performance-based	Annual Performance Awards	Short Term (paid in cash or stock, at Leadership Development and Compensation Committee’s discretion)	•	Encourages achievement of short-term strategic and financial performance metrics that create shareholder value and are aligned with the critical success factors and risk management processes adopted by the Board of Directors.
•
In 2023, corporate performance metrics included: growing the average balance of non-interest bearing deposits by at least 50% from December 31, 2022 ending balance, maintaining immediately available liquidity in excess of uninsured deposits of at least 150%, and maintaining a CET1 ratio of at least 9.5%.

•
In 2023, the plan design was intended for awards to be made 75% cash and 25% RSUs, with a 3-year ratable vesting schedule which is a strong incentive for retention. Mr. Jay Sidhu voluntarily elected to receive his 2023 annual performance award entirely in RSUs with 3-year ratable vesting. Mr. Sam Sidhu and Ms. Leibold each received 60% of his or her 2023 annual performance award in RSUs with 3-year ratable vesting and 40% in cash.

	Long-Term Incentive Awards	Long Term	•	Aligns executives’ interests with those of shareholders, motivates and rewards long-term sustained performance and creates a retention incentive through multi-year vesting.
			•	In 2023, equity awards consisted entirely of RSUs:
• 40% time based (3-year ratable vesting)
• 60% performance based (3-year cliff vesting)
Fixed	Other Compensation	Short Term	•	Establishes limited perquisites in line with market practice, as well as other health and welfare benefits on the same basis as our general employee population.
		Long Term	•	Encourages retention of executives to create long-term value for shareholders of the Company with supplemental executive retirement and life insurance benefits.

Summary of 2023 Compensation Plan

Salary
Salary is 100% paid in cash; both the Annual Performance Award and Long-Term Incentive Award are calculated as a percentage of base salary.
2023 Short-Term Annual Performance Award
Position	% of Annual Salary
	Target	Maximum
CEO	100%	150%
President	90%	135%
CFO	50%	80%

	2023 Award Allocation
Annual performance awards were paid:
CEO:	Planned	Actual
Cash	75%	—%
RSUs with 3-year ratable vesting	25%	100%

President:	Planned	Actual
Cash	75%	40%
RSUs with 3-year ratable vesting	25%	60%

CFO:	Planned	Actual
Cash	75%	40%
RSUs with 3-year ratable vesting	25%	60%

Performance Metrics for Grant of Award	Metric Weighting
Growth in the average balance of non-interest bearing deposits of at least 50% from December 31, 2022 ending balance	50%
Maintain immediately available liquidity in excess of uninsured deposits of at least 150%	25%
Maintain a CET1 ratio of at least 9.5%	25%

Award Class	CEO & President Award Multiple	CFO Award Multiple
120% of metric target	150%	160%
110% of metric target	125%	130%
100% of metric target	100%	100%
80% of metric target	50%	50%
Less than 80% of metric target	0%	0%

2023 Long-Term Incentive Plan
Position	% of Annual Salary
	Target	Maximum
CEO	100%	150%
President	90%	135%
CFO	65%	104%
Long-Term Incentive Awards are 100% RSUs:

40% of award time based with ratable vesting over three years
60% of award performance based with three year cliff vesting

Performance Metrics to Vest Award	Metric Weighting
Three year Relative Total Shareholder Return	33%
Three year Relative Return on Average Common Equity	33%
Three year Relative Average Non-Performing Assets to Total Assets	34%

Award Class	Award Multiple
120% of metric target	150%
110% of metric target	125%
100% of metric target	100%
80% of metric target	50%
Less than 80% of metric target	0%

Both cash and equity awards are subject to clawback provisions.
For 2023, the Leadership Development and Compensation Committee maintained the lowered target and maximum award amounts initially established in 2019 for both the annual performance award and long-term incentive plan for the CFO but increased the target and maximum award amounts for both the annual performance award and long-term incentive plan for the CEO and the President. Additionally, the Leadership Development and Compensation Committee changed the goals for the 2023 annual incentive award. Those changes are detailed in the above section “Compensation Plan for 2023” on page 59.

Base Salary
The Leadership Development and Compensation Committee believes that base salaries for named executive officers should generally be targeted at the lower end of market competitive levels, which is offset by an above average bonus potential.
In setting base salary levels, the Leadership Development and Compensation Committee assesses:
•competitive base salary information and peer market data (base salaries are generally set somewhat below peer averages)
•individual performance
•responsibilities
•leadership
•operational effectiveness
•experience in the industry
•competitive market conditions
For 2023, our NEOs received the following base salary compensation:

Executive	2022 Base Salary ($)	2023 Base Salary ($)	Percent Increase (%)
Jay S. Sidhu	736,000	825,000	12%
Sam Sidhu	600,000	690,000	15%
Carla A. Leibold	425,000	442,000	4%
Andrew H. Bowman	350,000	375,000	7%
Lyle P. Cunningham	350,000	400,000	14%
The Leadership Development and Compensation Committee took into consideration all of the aforementioned criteria as well as overall Company performance and total compensation mix to determine 2023 base salary levels. The annual base salary increases for Messrs. Bowman and Cunningham were effective April 1, 2023. The annual base salary increases for Messrs. Jay Sidhu and Sam Sidhu and Ms. Leibold were effective July 1, 2023.
Effective April 1, 2024, Mr. Cunningham’s annual base salary was increased from $400,000 to $425,000, an increase of 6%.
The Leadership Development and Compensation Committee, in consultation with its independent compensation advisors, performed a market study for the Named Executive Officers and increased base salaries and reassessed targeted and maximum annual performance and long-term incentive award percentages in 2023. As a result of the market study, the Leadership Development and Compensation Committee increased the base salaries for Mr. Jay Sidhu, Mr. Sam Sidhu and Ms. Leibold effective July 1, 2023 and Mr. Cunningham’s effective April 1, 2024. Even after these increases, base salaries for these executives generally remain below peer averages.
Annual Incentive Awards
Annual performance awards are provided to reward our team members for achieving and exceeding predefined performance goals, including Company performance, division/department performance and individual contribution by the team member, as appropriate for the team member’s position and role in the Company.
The Leadership Development and Compensation Committee defines performance measures and goals for three of our named executive officers. Based on the weighted level of performance achieved versus pre-defined metrics, these executives can earn an award greater than or less than target, ranging from 0% up to 150% of base salary for the CEO, and ranging from 0% up to 135% and 80% for the President and CFO, respectively. The performance measures support our strategic plan and are utilized to create accountability and ensure rewards are tied to our financial and strategic success.

For 2023, target and maximum annual incentive opportunities were as follows (% of base salary):

Position	Target	Maximum
CEO	100%	150%
President	90%	135%
CFO	50%	80%
100% of the 2023 annual performance award for the CEO and 60% of the 2023 annual performance awards for the President and the CFO were paid in restricted stock units that vest ratably over a three year period. This will be the sixth consecutive year in which the annual performance award for the CEO was paid entirely in restricted stock units.
2023 Performance Metrics and Results
The performance measures utilized in 2023 are summarized below:

Metric	Weighting	Threshold	Target	Outperformance	Maximum
Growth in the average balance of non-interest bearing deposits of at least 50% from December 31, 2022 ending balance	50%	80%	100%	110%	120%
Maintain immediately available liquidity in excess of uninsured deposits of at least 150%	25%	80%	100%	110%	120%
Maintain a CET1 ratio of at least 9.5%	25%	80%	100%	110%	120%
Performance Award		80%	100%	110%	120%
These three goals were chosen because of their alignment with near-term achievements that are expected to drive shareholder value over the long-term.
•Growth in the average balance of non-interest bearing deposits compared to the December 31, 2022 spot balance was weighted at 50% compared to a weighting of 25% for each of the other two metrics because of the importance of transforming our deposit franchise and improving our overall funding costs.
•Immediately available liquidity in excess of uninsured deposits, adjusted for collateralized and affiliate deposits, was chosen because of the importance of maintaining ample liquidity in light of the events experienced by regional banks last year.
•The CET1 ratio goal was chosen given the critical importance of effectively managing and monitoring credit and market risks on the Company’s lending and investing activities and the negative impact significant credit and market losses can have on the Company’s earnings, capital position and overall profitability.

Actual performance against the three goals was as follows:
~~•~~Growth in the average balance of non-interest bearing deposits of at least 50% from December 31, 2022 ending balance. The average balance of non-interest bearing deposits for 2023 was $3.8 billion or an increase of 102% from the December 31, 2022 ending balance of $1.9 billion, 2 times the 50% target and well in excess of the 60% needed for the executives to earn the maximum payout for this goal. Accordingly, the Leadership Development and Compensation Committee awarded the executives the maximum payout for this goal.
~~•~~Maintain immediately available liquidity in excess of uninsured deposits of at least 150%. Immediately available liquidity of $8.5 billion, which includes cash on hand plus committed borrowing capacity at the FHLB and FRB, was 202% of uninsured deposits of $5.4 billion, adjusted for collateralized and affiliate deposits of $4.2 billion, at December 31, 2023, well above the 180% needed for the executives to earn the maximum payout for this goal. Accordingly, the Leadership Development and Compensation Committee awarded the executives the maximum payout for this goal.
~~•~~Maintain a CET1 ratio of at least 9.5%. CET1 ratio was 12.2% at December 31, 2023, well above the 11.4% needed for the executives to earn the maximum payout for this goal. Accordingly, the Leadership Development and Compensation Committee awarded the executives the maximum payout for this goal.

2023 Earned Bonuses
Based upon the preceding performance discussion in which the executives significantly outperformed the measures needed for the maximum payout for the three goals, the Leadership Development and Compensation Committee authorized the payouts for the annual performance awards to the three eligible executives as follows:

Executive	2023 Earned Incentives		Planned Allocation		Actual Approved by Leadership Development and Compensation Committee
	Payout % (1)	$	Cash	Equity	Cash	Equity
Jay S. Sidhu	150%	$1,237,500	$928,125	$309,375	$—	$1,237,500
Sam Sidhu	135%	$931,500	$698,625	$232,875	$372,600	$558,900
Carla A. Leibold	80%	$353,600	$265,200	$88,400	$141,440	$212,160
(1)The payouts for the annual performance awards were planned at 75% cash and 25% restricted stock units, but for the 2023 annual performance awards, Mr. Jay Sidhu voluntarily elected to receive 100% of his awards in the form of restricted stock units that vest ratably over three years. Mr. Sam Sidhu and Ms. Leibold each received 40% of his or her award in cash and 60% in the form of restricted stock units that vest ratably over three years. These equity awards will be reported as 2024 Stock Awards, the year in which they were granted, in the 2025 Proxy Statement.
Annual Incentives for Other NEOs
Mr. Cunningham earned $625,000 for his 2023 annual incentive award of which $200,000 was paid in cash and $425,000 was paid in the form of restricted stock units that vest ratably over three years. Mr. Bowman earned $250,000 for his 2023 annual incentive award, which was paid in cash. Mr. Bowman resigned as Chief Credit Officer as of December 31, 2023. The annual incentive awards granted to Mr. Cunningham and Mr. Bowman were based entirely on the discretion of the Leadership Development and Compensation Committee after consideration of individual, department and Company financial performance and feedback from the CEO. The cash components of Mr. Cunningham’s and Mr. Bowman’s 2023 annual incentive are reported as cash bonuses in the Summary Compensation Table. The equity award will be reported as 2024 Stock Awards, the year in which it was granted, in the 2025 Proxy Statement.
Incentives for Executive Management in 2023
The Leadership Development and Compensation Committee awarded all members of Customers’ Management Board, including the NEOs, an equal number of RSUs to acknowledge Customers’ performance in 2022 and to incentivize the executives to carry out Customers’ strategic priorities with urgency in 2023, including building a strong deposit franchise, to meet significant challenges posed by the rapid pace of interest rate hikes since early 2022. All recipients of this award, including the NEOs, received their awards in January 2023 in the form of restricted stock units that vest ratably over 3 years. We believe that this alignment of management’s and shareholders’ interests played a key part in allowing the Bank to weather the events affecting the banking industry in 2023, and ultimately result in Customers becoming the number one performing publicly-traded bank stock in the U.S. in 2023, as measured by stock price and total shareholder return.
Long-Term Equity Incentives
Long-term equity incentives represent the largest at-risk element of our executive compensation program. Our equity incentives are designed to align the interests of our executive officers with those of our shareholders by creating an incentive for our executive officers to maximize shareholder value.
Certain equity grants are made within the context of our long-term incentive plan, with equity grants made annually with a significant performance based vesting component to align with the Company’s long-term goals.
Long-term incentives are delivered entirely in the form of RSUs, with 40% of the award subject to time-based vesting and 60% of the award subject to performance-based criteria. The Leadership Development and Compensation Committee believes this mix further reinforces our pay-for-performance philosophy, serves as a strong retention vehicle, and aligns executive and shareholder interests.

The awards had the following vesting and performance criteria:
Time-vesting RSUs - These awards vest ratably over three years, with one-third of the shares vesting each year on the anniversary of the grant date.
Performance-based RSUs - these awards vest three years after their grant date (i.e., cliff vesting) subject to performance with regard to the following metrics:

Metrics	Weighting
3-year Relative Total Shareholder Return	33%
3-year Relative Return on Average Common Equity	33%
3-year Relative Average Non-Performing Assets to Total Assets	34%
These performance based goals were chosen because:
•Three year relative Total Shareholder Return was chosen because the shareholder return is considered a good measure of the value that management is creating for shareholders over a period of time.
~~•~~Three year relative Return on Average Common Equity was chosen because it is viewed as a good measure of the Company’s profitability and the returns it generates from its balance sheet. This profitability is also expected to be a driver of shareholder value over time.
•Three year relative Average Nonperforming Assets to Total Assets was chosen as a metric to capture asset quality. The Company believes that the riskiness of the balance sheet determines the amount of capital that should be held and capturing non-performing assets as a percent of assets is the most meaningful metric for measuring asset quality, a key element for a sustainable profitable bank through all economic cycles, and measuring the credit risk profile of the Company.
For each goal, awards vest based on Company performance relative to its peers as follows:

	Performance Requirement (% of peer group median)	Performance Award Multiple
Threshold	80%	50%
Target	100%	100%
Outperformance	110%	125%
Maximum	120%	150%
2022 Long-Term Equity Incentives Granted in 2023
The following table shows the 2022 long-term equity incentive awards granted to the following NEOs on April 6, 2023.

	Time-Based RSUs		Performance-Based RSUs		Total LTI Award
Executive	Granted (#)	Grant Date Fair Value ($) (1)	Granted (#)	Grant Date Fair Value ($) (1)	Granted (#)	Grant Date Fair Value ($) (1)
Jay S. Sidhu	22,945	565,365	34,418	925,521	57,363	1,490,886
Sam Sidhu	16,504	406,659	24,757	665,732	41,261	1,072,391
Carla A. Leibold	10,132	249,653	15,197	408,656	25,329	658,309
(1)    Represents the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of these awards. The grant date fair value has been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in NOTE 15 - SHARE-BASED COMPENSATION PLANS of our Annual Report on Form 10-K for the year ended December 31, 2023. Grant date fair value of the awards subject to the shareholder approval granted in April 2023, is based on the fair value on May 30, 2023, the date the shareholders approved the increase in the number of shares authorized under the 2019 Plan.

2023 Long-Term Equity Incentives Granted in 2024
The following table shows the 2023 long-term equity incentive awards granted to the following NEOs on April 12, 2024, which reflected the increased targeted amounts and maximums for the CEO and the President as described above under the section titled, “Compensation Plan for 2023”.

	Time-Based RSUs		Performance-Based RSUs		Total LTI Award
Executive	Granted (#)	Grant Date Fair Value ($) (1)	Granted (#)	Grant Date Fair Value ($) (1)	Granted (#)	Grant Date Fair Value ($) (1)
Jay S. Sidhu	10,098	495,004	15,147	742,506	25,245	1,237,510
Sam Sidhu	7,601	372,601	11,402	558,926	19,003	931,527
(1) Grant date fair values are estimated.
The Leadership Development and Compensation Committee expects to continue to review and approve long-term equity incentive awards annually at its April meeting.

V. Additional Compensation Policies and Practices
Executive Stock Ownership Guidelines
To help ensure a strong alignment between executives and shareholder interests, the Company has adopted equity ownership guidelines, in accordance with the following schedule:

Position	Requirement
Chairman & Chief Executive Officer	6x Annual Base Salary
Vice Chair & President	4x Annual Base Salary
Chief Financial Officer	3x Annual Base Salary
Other Executive Officers (1)	1x Annual Base Salary

(1)	The Leadership Development and Compensation Committee defines which executive vice presidents are subject to the share ownership guidelines.
Equity ownership interests that are counted towards meeting these guidelines include the value of all owned or vested stock issued by the Company, including shares held in the employee stock purchase plan and unvested restricted share units (excluding unvested performance-based restricted share units). The value of stock options, vested or unvested, are not considered in meeting the equity ownership guidelines. Restricted share units that vest can be sold by an executive in order to generate sufficient cash to cover the tax obligation associated with the shares vesting.
Executives have five years from the executive’s date of hire or promotion to accumulate their respective ownership interest in compliance with these guidelines.
Anti-Hedging Policy
Both the Company’s Code of Conduct and Insider Trading Policy prohibit the Company’s Directors, officers and team members from engaging in hedging transactions involving the Company’s securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Director, officer or team member to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Director, officer or team member may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits Directors, officers and team members from engaging in such transactions.
Clawback Policy
All equity and cash awards are subject to the Company’s clawback policy. The Company reserves the right to “clawback” incentive based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which the Company is required to prepare an accounting restatement due to material noncompliance in financial reporting requirements. The clawback provision would also be triggered by the engagement of conduct that includes: illegal activity, breach of a fiduciary duty, intentional violation or grossly negligent disregard of our policies, rules, or procedures. Additional clawback provisions may be incorporated as promulgated by the SEC or other regulatory body.
Employee Benefits
We provide health, life, vision and dental insurance, and matching 401(k) contributions, on terms similar to those provided to team members generally. Additionally, we provide split dollar life insurance and executive life insurance to Messrs. Sam Sidhu, Cunningham and Bowman and Ms. Leibold. See “401(k) Retirement Savings and Profit Sharing Plan”, “Insurance”, “Executive Life Insurance” and “Split Dollar Life Insurance” below. We also provide Messrs. Jay Sidhu, Sam Sidhu and Cunningham with automobiles they primarily use for business purposes. We provide country club memberships for Messrs. Jay Sidhu and Sam Sidhu.
401(k) Retirement Savings and Profit Sharing Plan
Customers Bank has a 401(k) profit sharing plan whereby eligible team members may contribute up to 100% of their eligible compensation to such plan up to the Internal Revenue Service’s (“IRS”) annual contribution limit. Customers Bank provides a matching contribution equal to 50% of the first 6% of the contribution made by the team member.

Insurance
All benefits eligible team members are eligible for medical (which includes hospitalization, major medical and prescription drug), dental, vision, basic term life, accidental death and dismemberment, short and long term disability. The basic term life, accidental death and dismemberment, short and long term disability benefits are paid for by Customers Bank. If the team member elects either medical, dental or vision coverage, they pay a portion of the premiums as well as out-of-pocket and co-pay costs.
Executive Life Insurance
Beginning in February 2023, we provide executive life insurance policies to Messrs. Sam Sidhu, Bowman, Cunningham and Ms. Leibold, the premiums for which are paid by us. Under the policies, the executive officer’s designated beneficiary will be entitled to death proceeds of $1,000,000 in the event of the executive’s death.
Split Dollar Life Insurance
In May 2021, we entered into split dollar life insurance agreements with Messrs. Sam Sidhu, Bowman and Ms. Leibold. In April 2022, we entered into a split dollar life insurance agreement with Mr. Cunningham. Pursuant to the agreements, the executive officer’s designated beneficiary will be entitled to share in the death proceeds payable under one or more life insurance policies owned by us in the event of the executive’s death while the agreement remains in effect. The amount payable to the executive officer’s beneficiaries is $1,733,135 for Mr. Sam Sidhu, $1,870,798 for Ms. Leibold, $1,478,632 for Mr. Bowman and $1,545,538 for Mr. Cunningham. The split dollar life insurance agreements will terminate prior to the death of the executive upon bankruptcy, receivership or dissolution of Customers Bank.
Compliance with Section 409A of the Internal Revenue Code
The executive compensation arrangements are intended to be maintained in conformity with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which imposes certain restrictions on deferred compensation arrangements and tax penalties on the affected team members if their deferred compensation arrangements do not comply with those restrictions.
Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer
Pursuant to a previous employment agreement with Mr. Jay Sidhu, we established a supplemental executive retirement plan (“SERP”) for Mr. Jay Sidhu in 2010. The SERP is a deferred compensation plan whereby we created a reserve account on our books for Mr. Jay Sidhu. During third quarter 2010, we credited an amount to this account that was sufficient to create a hypothetical fund that would provide payments of $300,000 per year for fifteen years commencing on Mr. Jay Sidhu’s sixty-fifth birthday, assuming a rate of return of 7% per year, compounded annually. Additionally, we credit the account with any gains or losses as if we had deposited the amounts in certain investment funds selected by Mr. Jay Sidhu. Mr. Jay Sidhu is now fully vested in the SERP.
Mr. Jay Sidhu’s entire interest in the account will be paid to him in fifteen annual installments beginning generally upon the later of (a) his separation from service, or (b) his sixty-fifth birthday. Mr. Jay Sidhu is now 70 years of age and is therefore entitled to SERP payments. Any portion of Mr. Jay Sidhu’s interest in the account remaining upon his death will be paid to his beneficiary in a single lump sum. In the event of Mr. Jay Sidhu’s death prior to the later of (a) his separation from service with us, or (b) his sixty-fifth birthday, $3.0 million will be paid to his beneficiary in a single lump sum in lieu of the installment payments described above.
These obligations under the SERP will be general unsecured obligations by us to pay money in the future. Mr. Jay Sidhu will have no rights to any assets or investments held by us to meet our obligations under the SERP, except as a general creditor of the Company.
Supplemental Executive Retirement Plan for Other Named Executive Officers
On May 12, 2021, we entered into supplemental executive retirement plans for the benefit of Mr. Sam Sidhu, Ms. Leibold and Mr. Bowman. On April 27, 2022, we entered into a supplemental executive retirement plan for the benefit of Mr. Cunningham. The purpose of these SERPs is to provide supplemental non-qualified pension benefits to the executives and incentivize the executives to continue to make substantial contributions to the success of the Company. Mr. Bowman and Ms. Leibold are no longer employed by the Company and forfeited their respective unvested benefits under the SERP upon termination of their employment.

The SERPs for Ms. Leibold and Messrs. Sam Sidhu, Bowman and Cunningham are intended to be and shall be administered as income tax non-qualified, unfunded plans primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 201(2), 301(a)(3), and 401(a)(1). These SERPs are intended to comply with the requirements of Section 409A of the Code and, accordingly, the intent of the parties hereto is that these SERPs shall be operated and interpreted consistent with the requirements thereof.
The SERPs for Ms. Leibold and Messrs. Sam Sidhu, Bowman and Cunningham provide for, among other features, a monthly benefit payment to the executives upon the executive’s Separation from Service after reaching Normal Retirement Age for any reason other than death or Disability and continuing for the executive’s lifetime; an Early Termination Benefit equal to the vested benefit payment in the event the executive incurs a Separation from Service prior to Normal Retirement Age for any reason other than death or Change in Control payable monthly and continuing for the executive’s lifetime; a Change in Control Benefit payable monthly and continuing for the executive’s lifetime if the executive is actively employed at the time of a Change in Control and incurs a Separation from Service, except for Cause, within twelve (12) months following the Change in Control; and certain disability and death benefits. These SERPs also include certain Clawback, Non-compete, Non-Disclosure and Non-Solicitation provisions and provide for forfeiture of benefits in the event the executive is terminated for Cause.
The amounts payable under the Plans has not been determined. Such amounts will generally be based on the account value of annuities purchased by the Company.
Named Executive Officer Agreements
On December 30, 2016, we entered into an amended and restated employment agreement with Mr. Jay Sidhu as Chairman and CEO of Customers Bancorp. Under the terms of the agreement, Mr. Jay Sidhu will receive a minimum base salary plus a performance-based incentive bonus and a monthly car allowance. The term of the agreement is annually extended to another year unless Mr. Jay Sidhu or the Company give notice to the contrary. Mr. Jay Sidhu will also be entitled to cash or equity incentive compensation up to the amount of his base salary under an executive incentive plan to be approved by the Board of Directors. The December 30, 2016 employment agreement with Mr. Jay Sidhu eliminated the previous employment agreement provisions providing that Customers, in connection with an acquisition or a raise of capital, (i) up to $400 million, grant Mr. Jay Sidhu options to purchase up to 10.0% of the shares issued in such issuance; (ii) from $401 million to $749 million, grant Mr. Jay Sidhu options to purchase up to 6.7% of the shares issued in such issuance; and (iii) above $750 million of equity, grant Mr. Jay Sidhu options to purchase up to 3.4% of the shares issued in such issuance.
Mr. Jay Sidhu will be entitled to severance compensation under his respective agreement if he terminates his employment for “Good Reason” (as defined in his employment agreement), if his employment is terminated by us other than for “Cause” (as defined in his employment agreement) during the employment term or on expiration of the employment term. If a “Change in Control” (as defined in his employment agreement) has not occurred within twelve months before termination of employment, then: (1) he will receive the sum of his then current base salary plus the average of his last three years’ annual performance bonuses, for the greater of (a) three years, or (b) the period of time remaining in his employment term, generally payable in equal installments on his normal pay dates, subject to normal tax deductions and withholding; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; and (4) we will continue to provide health insurance (including dental if applicable) and any life or disability insurance benefits (“health benefits”) for the shorter of the period on which his cash severance compensation is measured or the maximum period we are then permitted to extend his benefit under the applicable plan or policy or applicable law. If a Change in Control shall have occurred within twelve months before termination of his employment, then: (1) he will receive cash equal to three times the sum of his then current base salary plus the average of his annual performance bonuses for the immediately preceding three years, payable in a lump sum; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any performance bonus that would have been payable to him for the current year had he remained employed through the date of payment; (4) we shall continue to provide health benefits for the shorter of three years or the maximum period we are then permitted to extend his benefit under the applicable plan or policy or applicable law; and (5) if applicable, reimbursement of any “parachute payment” excise tax under Section 4999 of the Code, grossed up to include any additional taxes payable on that benefit.
On October 23, 2019, we entered into an employment agreement with Ms. Leibold as Chief Financial Officer of Customers. With respect to Ms. Leibold’s employment agreement, the term of the agreement is for two years and is annually extended for another year commencing on the one-year anniversary of the effective date thereof unless Ms. Leibold or we give notice to the contrary. Ms. Leibold receives a minimum base salary, plus incentive compensation in cash or equity or both and in such amounts as determined by the Board of Directors in accordance with incentive programs developed for her.

Ms. Leibold will be entitled to severance compensation under her employment agreement if she terminates her employment for “Good Reason” (as defined in her employment agreement), if her employment is terminated by us other than for “Cause” (as defined in her employment agreement) during the employment term or on expiration of the employment term. If a “Change in Control” (as defined in her employment agreement) has not occurred within twelve months before termination of employment, then: (1) she will receive the sum of her then current base salary plus the average of her last three years’ annual performance bonuses, for the greater of (a) two years, or (b) the period of time remaining in her employment term, generally payable in equal installments on her normal pay dates, subject to normal tax deductions and withholding; (2) any unvested equity awards she has received will vest in full; (3) she will be entitled to an allocable fraction of any cash bonus that would have been payable to her for the current year had she remained employed through the date of payment; and (4) we will continue to provide health insurance (including dental if applicable) and any life insurance benefits (“health benefits”) for the shorter of the period on which her cash severance compensation is measured or the maximum period we are then permitted to extend her benefit under the applicable plan or policy or applicable law. If a Change in Control shall have occurred within twelve months before termination of her employment, then: (1) she will receive cash equal to three times the sum of her then current base salary plus the average of her annual performance bonuses for the immediately preceding three years, payable in a lump sum; (2) any unvested equity awards she has received will vest in full; (3) she will be entitled to an allocable fraction of any performance bonus that would have been payable to her for the current year had she remained employed through the date of payment; and (4) we shall continue to provide health benefits for the shorter of three years or the maximum period we are then permitted to extend her benefit under the applicable plan or policy or applicable law, subject to a reduction of this aggregate amount to the maximum amount allowable without causing her to become subject to any “parachute payment” excise tax under Section 4999 of the Code. Ms. Leibold’s employment with the Company terminated as of April 10, 2024.
On January 22, 2020, we entered into an employment agreement with Mr. Sam Sidhu. With respect to Mr. Sam Sidhu’s employment agreement, the term of the agreement is for three years and is annually extended for another year commencing on the one-year anniversary of the effective date thereof unless Mr. Sam Sidhu or we give notice to the contrary. Mr. Sam Sidhu receives a minimum base salary, plus incentive compensation in cash or equity or both and in such amounts as determined by the Board of Directors in accordance with incentive programs developed for him.
Mr. Sam Sidhu will be entitled to severance compensation under his employment agreement if he terminates his employment for “Good Reason” (as defined in his employment agreement), if his employment is terminated by us other than for “Cause” (as defined in his employment agreement) during the employment term or on expiration of the employment term. If a “Change in Control” (as defined in his employment agreement) has not occurred within twelve months before termination of employment, then: (1) he will receive the sum of his then current base salary plus the average of his last three years’ annual performance bonuses, for the greater of (a) three years, or (b) the period of time remaining in the employment term, generally payable in equal installments on the normal pay dates, subject to normal tax deductions and withholding; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; and (4) we will continue to provide health insurance (including dental if applicable) and any life insurance benefits (“health benefits”) for the shorter of the period on which his cash severance compensation is measured or the maximum period we are then permitted to extend his benefit under the applicable plan or policy or applicable law. If a Change in Control shall have occurred within twelve months before termination of his employment, then: (1) he will receive cash equal to three times the sum of his then current base salary plus the average of his annual performance bonuses for the immediately preceding three years, payable in a lump sum; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any performance bonus that would have been payable to him for the current year had he remained employed through the date of payment; and (4) we shall continue to provide health benefits for the shorter of three years or the maximum period we are then permitted to extend his benefit under the applicable plan or policy or applicable law, subject to a reduction of this aggregate amount to the maximum amount allowable without causing him to become subject to any “parachute payment” excise tax under Section 4999 of the Code.
Mr. Bowman does not have an employment agreement with us providing for compensation in connection with severance or a change of control. On April 25, 2019, we entered into a Change of Control Agreement with Mr. Bowman. Under the Change of Control Agreement, Mr. Bowman is entitled to certain payments if his employment is terminated other than for Cause, or by Mr. Bowman for Good Reason, in each case within one year after a Change in Control of the Company. If these events occur, Mr. Bowman is entitled to a single lump sum payment, subject to tax withholding obligations, of (i) two hundred percent (200%) of the highest rate of base annual salary in effect for Mr. Bowman during the twelve month period prior to termination of employment, and (ii) two hundred percent (200%) of the average of the aggregate annual performance bonuses earned by Mr. Bowman during each of the three preceding fiscal years. The Change of Control Agreement contains non-solicitation and similar covenants that remain in effect for a period of twelve months following termination upon a Change in Control, as well as covenants related to confidentiality of proprietary information. Mr. Bowman resigned as Chief Credit Officer as of December 31, 2023.

Mr. Cunningham does not have an employment agreement with us providing for compensation in connection with severance or a change of control. On May 1, 2019, we entered into a Change of Control Agreement with Mr. Cunningham. Under the Change of Control Agreement, Mr. Cunningham is entitled to certain payments if his employment is terminated other than for Cause, or by Mr. Cunningham for Good Reason, in each case within one year after a Change in Control of the Company. If these events occur, Mr. Cunningham is entitled to a single lump sum payment, subject to tax withholding obligations, of (i) two hundred percent (200%) of the highest rate of base annual salary in effect for Mr. Cunningham during the twelve month period prior to termination of employment, and (ii) two hundred percent (200%) of the average of the aggregate annual performance bonuses earned by Mr. Cunningham during each of the three preceding fiscal years. The Change of Control Agreement contains non-solicitation and similar covenants that remain in effect for a period of twelve months following termination upon a Change in Control, as well as covenants related to confidentiality of proprietary information.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Leadership Development and Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based upon this review and discussion, the Leadership Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Company’s Annual Report on Form 10-K.
Leadership Development and Compensation Committee:
Steven J. Zuckerman, Chairman
Bernard B. Banks
Daniel K. Rothermel

EXECUTIVE COMPENSATION
The following table discloses the compensation earned or awarded with respect to our NEOs during the years indicated. The CD&A contains information concerning how the Leadership Development and Compensation Committee viewed its 2023 compensation decisions for the named executive officers.
The table below sets forth the compensation for each of the NEOs for the fiscal years ended December 31, 2023, 2022, and 2021. The cash bonus column includes amounts earned during the years reported pursuant to the annual short-term incentive program which are payable in cash. Amounts reported under the stock awards and option awards columns include stock and options granted during the year reported based on the grant date fair value regardless of the year in which it is earned. For example, the amounts reported under 2023 Stock Awards for our CEO include RSUs granted in 2024 for 2023 annual incentive awards and RSUs granted in 2023 for 2022 long-term incentive awards.
Summary Compensation Table (10)

Executive	Year	Salary ($) (6)	Non-Equity Incentive Plan Compensation ($)		Stock Awards ($) (7)	Option Awards ($) (8)	All Other Compensation ($) (9)	Total ($)
Jay S. Sidhu	2023	778,788	—	(1)	2,891,317	—	91,406	3,761,511
Chairman & Chief Executive Officer	2022	736,000	—	(1)	1,884,160	—	28,754	2,648,914
	2021	736,000	1,250,000	(1)	1,893,124	—	21,477	3,900,601
Sam Sidhu	2023	643,269	372,600	(2)	1,648,466	—	54,604	2,718,939
Vice Chair & President	2022	535,577	300,000	(2)	874,000	—	50,256	1,759,833
	2021	423,846	—	(2)	581,253	6,792,664	38,500	7,836,263
Carla A. Leibold	2023	433,173	141,440	(3)	1,257,644	—	145,892	1,978,149
Former EVP, Chief Financial Officer	2022	412,116	—	(3)	736,000	—	130,341	1,278,457
	2021	400,000	312,500	(3)	619,998	311,642	208,869	1,853,009
Andrew H. Bowman	2023	369,231	250,000	(4)	363,037	—	144,760	1,127,028
Former SEVP, Chief Credit Officer	2022	338,058	100,000	(4)	175,000	—	128,826	741,884
	2021	305,000	50,000	(4)	25,000	124,657	84,529	589,186
Lyle P. Cunningham	2023	388,462	200,000	(5)	490,845	—	230,485	1,309,792
EVP, Chief Lending Officer	2022	340,712	160,000	(5)	210,000	—	158,063	868,775
	2021	315,000	140,000	(5)	—	124,657	10,504	590,161
(1)Mr. Jay Sidhu earned a bonus of $1,237,500 for 2023, all of which was received in restricted stock units in 2024, and will be reported as 2024 Stock Awards in the 2025 Proxy Statement.
Mr. Jay Sidhu earned a bonus of $880,472 for 2022, all of which was received in restricted stock units in 2023 and is reported as 2023 Stock Awards in the above table.
Mr. Jay Sidhu earned a bonus of $883,200 for 2021, all of which was received in restricted stock units in 2022 and is reported as 2022 Stock Awards in the above table.
(2)Mr. Sam Sidhu earned a bonus of $931,500 for 2023, of which $372,600 was received in cash and $558,900 was received in restricted stock units in 2024, and will be reported as 2024 Stock Awards in the 2025 Proxy Statement.
Mr. Sam Sidhu earned a bonus of $600,000 for 2022, of which $300,000 was received in cash and $300,000 was received in restricted stock units in 2023 and is reported as 2023 Stock Awards in the above table.
Mr. Sam Sidhu earned a bonus of $380,000 for 2021, all of which was received in restricted stock units in 2022, and is reported as 2022 Stock Awards in the above table.
(3)Ms. Leibold earned a bonus of $353,600 for 2023, of which $141,440 was received in cash and $212,160 was received in restricted stock units in 2024, and will be reported as 2024 Stock Awards in the 2025 Proxy Statement. Ms. Leibold’s employment with the Company terminated as of April 10, 2024.
Ms. Leibold earned a bonus of $316,388 for 2022, all of which was received in restricted stock units in 2023 and is reported as 2023 Stock Awards in the above table.
Ms. Leibold earned a bonus of $320,000 for 2021, all of which was received in restricted stock units in 2022 and is reported as 2022 Stock Awards in the above table.
(4)Mr. Bowman earned a bonus of $250,000 for 2023, which was received in cash. Mr. Bowman resigned as Chief Credit Officer as of December 31, 2023.
Mr. Bowman earned a bonus of $250,000 for 2022, of which $100,000 was received in cash and $150,000 was received in restricted stock units in 2023 and is reported as 2023 Stock Awards in the above table.
Mr. Bowman earned a bonus of $225,000 for 2021, of which $50,000 was received in cash and $175,000 was received in restricted stock units in 2022 and is reported as 2022 Stock Awards in the above table.
(5)Mr. Cunningham earned a bonus of $625,000 for 2023, of which $200,000 was received in cash and $425,000 was received in restricted stock units in 2024, and will be reported as 2024 Stock Awards in the 2025 Proxy statement.

Mr. Cunningham earned a bonus of $400,000 for 2022, of which $160,000 was received in cash and $240,000 was received in restricted stock units in 2023 and is reported as 2023 Stock Awards in the above table.
Mr. Cunningham earned a bonus of $350,000 for 2021, of which $140,000 was received in cash and $210,000 was received in restricted stock units in 2022 and is reported as 2022 Stock Awards in the above table.
(6)Amounts shown in this column consist of base salary paid during the year on a bi-weekly basis.
(7)Represents the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, of the stock awards described in footnotes 1 through 5 above. The grant date fair values have been determined based on the assumptions and methodologies set forth in our 2023 financial statements (NOTE 15 - SHARE-BASED COMPENSATION PLANS). Grant date fair value of the awards in April 2023, subject to the shareholder approval, is based on the fair value on May 30, 2023, the date the shareholders approved the increase in the number of shares authorized under the 2019 Plan. For performance-based restricted stock units granted during 2023, the maximum potential value that can be earned is as follows: Mr. Jay Sidhu - $1,504,474, Mr. Sam Sidhu - $1,082,177, Ms. Leibold - $664,288.
(8)Represents the aggregate grant date fair value, as calculated in accordance with FASB ASC Topic 718, of option awards. The grant date fair values have been determined based on the assumptions and methodologies set forth in our 2023 financial statements (NOTE 15 - SHARE-BASED COMPENSATION PLANS).
(9)The amounts listed in this column include matching 401(k) contributions paid under our 401(k) Retirement Savings and Profit Sharing Plan and the cost of executive physical exam for each of Messrs. Jay Sidhu, Sam Sidhu, Bowman, and Cunningham and Ms. Leibold; and country club memberships for Messrs. Jay Sidhu and Sam Sidhu. We provide Messrs. Jay Sidhu, Sam Sidhu and Cunningham with automobiles which they primarily use for business purposes. All Other Compensation also includes the value attributable to their personal use of these automobiles for Messrs. Jay Sidhu, Sam Sidhu and Cunningham in 2023, 2022 and 2021. The automobile for Mr. Cunningham was sold in August 2023. Also included in this column is a $123,364 retention bonus restricted stock award of BM Technologies, Inc. common stock granted to Ms. Leibold in 2021. The restricted stock granted to Ms. Leibold has a 2-year cliff vesting. Also included in this column are the SERP contributions for Messrs. Sam Sidhu, Bowman, and Cunningham and Ms. Leibold for 2023 and 2022, and the SERP contributions for Messrs. Sam Sidhu and Bowman and Ms. Leibold for 2021. Also included in this column are the imputed income from the split dollar life insurance plans and premiums paid for the executive life insurance policies for Messrs. Sam Sidhu, Bowman and Cunningham and Ms. Leibold. Also included in this column is $35,000 in reimbursed expenses related to a book publication for Mr. Jay Sidhu for 2023.
(10)The following columns are intentionally omitted from this table: Non-Equity Incentive Plan Compensation, Change in Pension Value, and Non-qualified Deferred Compensation Earnings. The table also does not reflect expected long-term equity incentive awards for 2023 that may be awarded consistent with the Company’s compensation plan which will be disclosed as 2024 Stock Awards in the 2025 Proxy Statement.

Grants of Plan Based Awards (1)
The following table sets forth certain information regarding awards granted to each of our NEOs during 2023. 60% of the RSUs issued on April 6, 2023 to Messrs. Jay Sidhu and Sam Sidhu and Ms. Leibold are subject to additional performance-based vesting criteria consistent with the compensation plan implemented in 2018. The CD&A includes additional information regarding the incentive awards made to NEOs and our share based compensation programs.

				Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of Common Stock (#)	All other option awards: Number of shares of Common Stock underlying options (#)	Exercise or base price of option awards ($/Share)	Grant date fair value of stock and option awards ($) (2)
Executive		Grant Date		Threshold (#)	Target (#)	Maximum (#)
Jay S. Sidhu		1/5/2023	(3)				5,575	—	—	150,000
		4/4/2023					50,748	—	—	1,250,431
		4/6/2023					22,945	—	—	565,365
		4/6/2023		17,209	34,418	51,627	—	—	—	925,521
Sam Sidhu		1/5/2023	(3)				5,575	—	—	150,000
		4/4/2023					17,292	—	—	426,075
		4/6/2023					16,504	—	—	406,659
		4/6/2023		12,379	24,757	37,136	—	—	—	665,732
Carla A. Leibold		1/5/2023	(3)				5,575	—	—	150,000
	/	4/4/2023					18,236	—	—	449,335
		4/6/2023					10,132	—	—	249,653
		4/6/2023		7,599	15,197	22,796	—	—	—	408,656
Andrew H. Bowman		1/5/2023	(3)				5,575	—	—	150,000
		4/4/2023					8,646	—	—	213,037
Lyle P. Cunningham		1/5/2023	(3)				5,575	—	—	150,000
		4/4/2023					13,833	—	—	340,845
(1)The following column is intentionally omitted from the table: Estimated Future Payouts under Non-Equity Incentive Plan awards.
(2)Represents the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of these option or stock awards. The grant date fair value has been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in NOTE 15 - SHARE-BASED COMPENSATION PLANS of our Annual Report on Form 10-K for the year ended December 31, 2023. Grant date fair value of the awards in April 2023, subject to the shareholder approval, is based on the fair value on May 30, 2023, the date the shareholders approved the increase in the number of shares authorized under the 2019 Plan.
(3)Represents the grant date fair value of performance-based awards in the form of restricted stock units to all members of Customers’ Management Board, including the NEOs. Refer to the above section titled, “Incentives for Executive Management in 2023” under “Annual Incentive Awards”, “Elements of 2023 Executive Compensation” on page 70.

Outstanding Equity Awards at Fiscal Year End (1)
The following table sets forth information on outstanding option awards and stock awards held by the NEOs at December 31, 2023, including the number of shares underlying each stock option, the exercise price and the expiration date of each outstanding option, and the number of shares and market value of stock awards.

	Option Awards						Stock Awards
Executive	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Options Unexerciseable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Jay S. Sidhu	120,000	(2)	—		28.24	7/26/2027	—		—
	500,000	(3)	—		26.65	12/20/2027	—		—
	—		—		—	—	10,682	(4)	615,497
	—		—		—	—	3,298	(5)	190,031
	—		—		—	—	14,843	(6)	855,254
	—		—		—	—	10,259	(7)	591,124
	—		—		—	—	5,871	(8)	338,287
	—		—		—	—	13,209	(9)	761,103
	—		—		—	—	5,575	(10)	321,232
	—		—		—	—	50,748	(11)	2,924,100
	—		—		—	—	22,945	(12)	1,322,091
	—		—		—	—	34,418	(13)	1,983,165
Sam Sidhu	—		250,000	(14)	28.37	2/24/2031	—		—
	—		250,000	(15)	32.78	4/28/2031	—		—
	—		—		—	—	300,000	(16)	17,286,000
	—		—		—	—	3,628	(4)	209,045
	—		—		—	—	1,200	(5)	69,144
	—		—		—	—	5,403	(6)	311,321
	—		—		—	—	4,414	(7)	254,335
	—		—		—	—	2,897	(8)	166,925
	—		—		—	—	6,518	(9)	375,567
	—		—		—	—	5,575	(10)	321,232
	—		—		—	—	17,292	(11)	996,365
	—		—		—	—	16,504	(12)	950,960
	—		—		—	—	24,757	(13)	1,426,498
Carla A. Leibold (17)	—		25,000	(14)	28.37	2/24/2031	—		—
	—		—		—	—	3,870	(4)	222,989
	—		—		—	—	1,280	(5)	73,754
	—		—		—	—	5,761	(6)	331,949
	—		—		—	—	3,717	(7)	214,174
	—		—		—	—	2,440	(8)	140,593
	—		—		—	—	5,488	(9)	316,219
	—		—		—	—	5,575	(10)	321,232
	—		—		—	—	18,236	(11)	1,050,758
	—		—		—	—	10,132	(12)	583,806
	—		—		—	—	15,197	(13)	875,651
Andrew H. Bowman (18)	—		—		—	—	—		—
Lyle P. Cunningham	5,123	(19)	—		19.28	3/14/2029	—		—
	—		10,000	(14)	28.37	2/24/2031	—		—
	—		—		—	—	2,439	(7)	140,535
	—		—		—	—	5,575	(10)	321,232
	—		—		—	—	13,833	(11)	797,057

(1)
Except as otherwise noted in a footnote, all awards relate to shares of Voting Common Stock. At December 31, 2023, the closing market price of our Voting Common Stock, as listed on The New York Stock Exchange, was $57.62. The following columns are intentionally omitted from this table: Option Awards: Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options, Stock Awards: Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested, and Stock Awards: Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested.

(2)	The stock options vest on the fifth anniversary of the grant date (July 26, 2022) subject to a condition that the market price of our Voting Common Stock trade above $40 per share for any ten days during the 5 year period from the grant date to the vesting date.
(3)	The stock options vest on the fifth anniversary of the grant date (December 20, 2022) subject to a condition that the market price of our Voting Common Stock trade at or above $40 per share for any ten days during the 5 year period from the grant date to the vesting date.
(4)	The restricted stock units vest annually in thirds on the anniversary of the date of grant (February 23, 2022, 2023, and 2024). At December 31, 2023, one-third of the grant was unvested.
(5)	The restricted stock units vest annually in thirds on the anniversary of the date of grant (April 7, 2022, 2023, and 2024). At December 31, 2023, one-third of the grant was unvested.
(6)	The restricted stock units vest on the third anniversary of the date of grant (April 7, 2024) and are subject to certain performance criteria.
(7)	The restricted stock units vest annually in thirds on the anniversary of the date of grant (March 22, 2023, 2024, and 2025). At December 31, 2023, two-thirds of the grant was unvested.
(8)	The restricted stock units vest annually in thirds on the anniversary of the date of grant (April 7, 2023, 2024, and 2025). At December 31, 2023, two-thirds of the grant was unvested.
(9)	The restricted stock units vest on the third anniversary of the date of grant (April 7, 2025) and are subject to certain performance criteria.
(10)	The restricted stock units vest annually in thirds on the anniversary of the date of grant (January 5, 2024, 2025, and 2026). At December 31, 2023, the entire grant was unvested.
(11)	The restricted stock units vest annually in thirds on the anniversary of the date of grant (April 4, 2024, 2025, and 2026). At December 31, 2023, the entire grant was unvested.
(12)	The restricted stock units vest annually in thirds on the anniversary of the date of grant (April 6, 2024, 2025, and 2026). At December 31, 2023, the entire grant was unvested.
(13)	The restricted stock units vest on the third anniversary of the date of grant (April 6, 2026) and are subject to certain performance criteria.
(14)	The stock options vest on the fifth anniversary of the date of grant (February 24, 2026).
(15)	The stock options vest on the fifth anniversary of the date of grant (April 28, 2026).
(16)	The restricted stock units vest on the fifth anniversary of the date of grant (January 22, 2025) and are subject to certain performance criteria.
(17)	Ms. Leibold’s employment with the Company terminated as of April 10, 2024, and forfeited all of her unvested stock options and restricted stock units.
(18)	Mr. Bowman resigned as Chief Credit Officer as of December 31, 2023 and forfeited all of his unvested stock options and restricted stock units.
(19)	The stock options vested annually in thirds on the anniversary of the date of grant (March 14, 2020, 2021, and 2022).
Option Exercises and Stock Vesting
The following table sets forth information on stock option exercises and stock vesting for the NEOs for the fiscal year ended December 31, 2023.

	Option Awards		Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Received on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Received on Vesting ($)
Jay S. Sidhu	100,000	2,418,629	99,467	2,129,683
Sam Sidhu	—	—	18,819	389,986
Carla A. Leibold	—	—	39,715	839,459
Andrew H. Bowman	1,665	35,898	12,973	257,536
Lyle P. Cunningham	—	—	14,910	310,924
Pension Benefits
Customers does not provide a pension plan to its team members.

Non-qualified Deferred Compensation
The following Non-qualified Deferred Compensation table summarizes activity during 2023 and the account balance as of December 31, 2023 for our non-qualified defined contribution plans that provide for the deferral of compensation.

	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($) (1)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FY ($)
Executive
Jay S. Sidhu (2)	—	—	1,229,789	—	7,274,431
Sam Sidhu (3)	—	33,732	—	—	85,788
Carla A. Leibold (3) (4)	—	129,400	—	—	329,091
Andrew H. Bowman (3) (5)	—	127,835	—	—	—
Lyle P. Cunningham (3)	—	206,508	—	—	353,662
(1)The amounts shown in this column are also included in the Summary Compensation Table for 2022 in the “All Other Compensation” column.
(2)Represents the SERP for Mr. Jay Sidhu. As a result of the acquisition of USA Bank on July 9, 2010, Mr. Sidhu’s SERP became effective, and Mr. Sidhu is entitled to receive the balance of the SERP account payable over 15 years commencing upon the later of his separation from service or his 65th birthday. If Mr. Sidhu dies prior to his payment commencement date, his beneficiary receives a lump sum payment equal to $3,000,000. If Mr. Sidhu dies after reaching age 65, his beneficiary receives the remainder of his scheduled retirement benefits. If Mr. Sidhu’s employment is terminated for cause, he forfeits the benefits provided under the SERP. See “Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer” for more details on Mr. Sidhu’s SERP. The Company also has Company Owned Life Insurance (“COLI”) on Mr. Sidhu. The policy was fully funded in 2014. The policy has a net surrender value of $4,676,663 and a face value of $6,100,000.
(3)Represents the SERPs for Messrs. Sam Sidhu, Bowman and Cunningham and Ms. Leibold. Lifetime monthly payments will be made from the SERPs to the individuals starting at age 65, or, if later, separation from service. The Company also has fixed indexed annuity policies on Messrs. Sam Sidhu, Bowman and Cunningham and Ms. Leibold. The annuities were funded in 2021 and 2022. The annuities have a net surrender value of $2,566,548 for Mr. Sam Sidhu, $2,208,335 for Ms. Leibold, $1,884,244 for Mr. Cunningham and $1,721,683 for Mr. Bowman. As of December 31, 2023, Messrs. Sam Sidhu, Bowman and Cunningham and Ms. Leibold had no vested balances associated with the SERPs. See “Supplemental Executive Retirement Plan for Other Named Executive Officers” for more details.
(4)Ms. Leibold’s employment with the Company terminated as of April 10, 2024, and she forfeited unvested aggregate balance in her SERP ($329,091 as of December 31, 2023).
(5)Mr. Bowman resigned as Chief Credit Officer as of December 31, 2023, and he forfeited $325,211 of unvested aggregate balance in his SERP.
Potential Payments Upon Termination Or Change In Control
The tables below show the value of estimated payments pursuant to the employment agreements, change of control agreements, equity plans and other plans described above upon a termination of employment for Messrs. Jay Sidhu, Sam Sidhu, Bowman and Cunningham and Ms. Leibold, including gross-up payments for any excise tax on the parachute payments upon a change in control for Mr. Jay Sidhu. All termination events are assumed to occur on December 31, 2023. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the named executive officer. The amounts shown in the tables include estimates of amounts that would be paid to the executive upon the occurrence of the specified event. The actual amounts to be paid to the named executive officers can only be determined at the time of their termination and may be more or less than the amounts contained in the tables and the various agreements and plans. See “Named Executive Officer Agreements” for more details.
Assuming the noted events had occurred on December 31, 2023, payments and benefits estimated due to Messrs. Jay Sidhu, Sam Sidhu, Bowman, Cunningham and Ms. Leibold would be estimated as follows:

Jay S. Sidhu	Resignation For Good Reason or Termination Without Cause ($)	Termination in Connection with Change in Control ($)	Death ($)
Salary and Annual Performance Award (1)	5,121,872	5,121,872	—
Other Incentive/Bonus (2)	1,237,500	1,237,500	—
Health and Welfare Benefits (3)	55,130	55,130	—
Stock Options (4)	—	—	—
Restricted Shares (4)	9,901,884	9,901,884	9,901,884
Death Benefit (5)	—	—	3,250,000
Excise Tax Gross Up	—	—	—
Total	16,316,386	16,316,386	13,151,884

Sam Sidhu	Resignation For Good Reason or Termination Without Cause ($)	Termination in Connection with Change in Control ($)	Death ($)
Salary and Annual Performance Award (1)	3,350,000	3,350,000	—
Other Incentive/Bonus (2)	931,500	931,500	—
Health and Welfare Benefits (3)	2,913	2,913	—
Stock Options (4)	13,522,500	13,522,500	13,522,500
Restricted Shares (4)	22,367,392	22,367,392	22,367,392
Death Benefit (5)	—	—	3,233,135
Total	40,174,305	40,174,305	39,123,027

Carla A. Leibold (6)	Resignation For Good Reason or Termination Without Cause ($)	Termination in Connection with Change in Control ($)	Death ($)
Salary and Annual Performance Award (1) (6)	1,521,592	2,282,388	—
Other Incentive/Bonus (2) (6)	353,600	353,600	—
Health and Welfare Benefits (3) (6)	37,132	55,697	—
Stock Options (4) (6)	731,250	731,250	731,250
Restricted Shares (4) (6)	4,131,125	4,131,125	4,131,125
Death Benefit (5) (6)	—	—	3,370,798
Total	6,774,699	7,554,060	8,233,173

Andrew H. Bowman (7)	Resignation For Good Reason or Termination Without Cause ($)	Termination in Connection with Change in Control ($)	Death ($)
Salary and Annual Performance Award (1)	—	1,166,867	—
Other Incentive/Bonus (2)	—	250,000	—
Stock Options (4) (7)	—	—	—
Restricted Shares (4) (7)	—	—	—
Death Benefit (5) (7)	—	—	1,478,632
Total	—	1,416,867	1,478,632

Lyle P. Cunningham	Resignation For Good Reason or Termination Without Cause ($)	Termination in Connection with Change in Control ($)	Death ($)
Salary and Annual Performance Award (1)	—	1,426,667	—
Other Incentive/Bonus (2)	—	625,000	—
Stock Options (4)	—	—	—
Restricted Shares (4)	—	1,258,824	1,258,824
Death Benefit (5)	—	—	3,045,538
Total	—	3,310,491	4,304,362
(1)Represents continuation of severance payments for the payout period provided under each named executive officer’s applicable employment or change of control agreement. Severance payment calculation is based on base salary at the time of termination as well as the average of the executive’s annual performance bonus (excluding the Company match of any deferred compensation) for the three fiscal years preceding the fiscal year of termination (2021, 2020, and 2019) as defined in the executive’s employment or change of control agreement.
(2)Represents the portion of the Annual Incentive Bonus for the fiscal year of the executive’s termination that would have been payable to the executive had he or she remained employed through the date of payment.
(3)Represents payment of premiums for continued health and other welfare benefit insurance over the payout period provided under each named executive officer’s applicable employment agreement.
(4)Stock options and restricted shares also vest at the time Messrs. Jay Sidhu, Sam Sidhu, Bowman, Cunningham and Ms. Leibold elect to retire upon reaching age 65 and with the consent of the Leadership Development and Compensation Committee.

(5)In Mr. Jay Sidhu’s case, includes the proceeds of group term life insurance, the premiums for which are paid by us as well as an uninsured death benefit payable under his SERP. In the cases of Messrs. Sam Sidhu, Bowman, Cunningham and Ms. Leibold, represents the proceeds of the company provided group term life insurance, split dollar life insurance and executive life insurance, the premiums for which are paid by us.
(6)Ms. Leibold’s employment with the Company terminated as of April 10, 2024, and she forfeited all of her unvested stock options, restricted stock units and death benefits under the company provided group term life insurance and executive life insurance.
(7)Mr. Bowman resigned as Chief Credit Officer as of December 31, 2023, and he forfeited all of his unvested stock options, restricted stock units and death benefits under the company provided group term life insurance and executive life insurance.
The excise tax gross-up provisions are included only in the contract of the CEO. The protection provided to the executive officer most responsible for creating shareholder value was a commitment made by the Company in its early stages of development when such measure helped recruit and subsequently retain the quality of management and leadership necessary to develop a $250 million asset bank to a $21.3 billion asset bank. The excise tax gross up calculation is very complex with many different components. To calculate the tax gross up management considered all sources of payments that may result from a change in control, including accelerated vesting of deferred compensation and that the excise tax gross up is also a payment made in connection with a change in control. The deferred compensation calculation considered whether the deferred compensation was time based or performance based, the remaining vesting period if the deferred compensation payment was only time based, whether the deferred compensation performance criteria had been met, and the remaining time period to vest if the performance criteria was met, and the federal tax related interest rate. Given Mr. Jay Sidhu’s level of compensation for 2023, the Company estimated that an excise payment would not be owed to Mr. Jay Sidhu, assuming a hypothetical change of control event occurred on December 31, 2023. The Leadership Development and Compensation Committee has directed that the excise tax gross up not be included in any future employment contracts, that the provision be retained in the current contract pursuant to the Company’s previous commitments, and that the excise tax gross up “sunset” with the departure or retirement of the current CEO.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information:
For fiscal 2023, our last completed fiscal year:
•The median of the annual total compensation of all employees of our Company (other than Mr. Jay Sidhu), was $104,157.
•The annual total compensation of Mr. Jay Sidhu, our Chairman & CEO, as reported, was $3,761,511 for 2023.
Based on this information, the ratio for 2023 of the annual total compensation of our Chairman & CEO to the median of the annual total compensation of all employees is 36.1 to 1.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:
1.The rules require a company to identify its median employee once every three years unless there has been a change in the company’s employee population or compensation arrangements that would reasonably result in a significant change in the pay ratio disclosure. We identified a new median employee in 2021 due to the change in the Company’s employee population resulting from the divestiture of BankMobile in January 2021. We did not identify a new median employee for 2023 as there has not been a material change in the Company’s employee population that would result in a significant change in the pay ratio disclosure.
2.As of December 31, 2023, our employee population consisted of approximately 714 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.
3.To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the IRS on Form W-2 for fiscal 2021. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2021, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees or former employees who terminated their employment during the year.
4.After identifying the median employee in 2021, we added together all of the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $104,157.
5.With respect to the annual total compensation of our CEO, we used the amount reported in the Total column of our 2023 Summary Compensation Table.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s compensation program and pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis” beginning on page 54.

Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1) (2)	Average Summary Compensation Table for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4) (5)	Value of Initial Fixed $100 Investment Based On:		Net Income (8)	Core EPS (excluding PPP) (9)
					TSR (6)	Peer Group TSR (7)
2023	$3,761,511	$9,749,751	$1,783,477	$8,743,538	$267.88	$78.90	$250,143	$7.99
2022	2,648,914	(24,380,210)	1,162,237	(6,853,690)	131.75	105.83	228,034	6.51
2021	3,900,601	46,206,289	2,459,948	10,623,163	303.91	143.93	314,647	4.44
2020	2,332,252	(1,569,101)	2,579,424	2,098,277	84.52	98.90	132,578	2.46

(1)    The dollar amounts represents the amount of “compensation actually paid” to the Company’s principal executive officer (“PEO”), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO’s total reported compensation for each year in the Summary Compensation Table to determine the compensation actually paid:
(a)    The grant date fair value of equity awards consists of RSUs and stock options, and represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns, respectively, in the Summary Compensation Table for the applicable year.
(b)    The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant based on the assumptions and methodologies set forth in the consolidated financial statements included in NOTE 15 - SHARE-BASED COMPENSATION PLANS of our Annual Report on Form 10-K for the year ended December 31, 2023.
(c)    There were no pension benefits adjustments for the years in the table.
(2)    In accordance with the requirements of Item 402(v) of Regulation S-K, the dollar amounts in the Summary Compensation Table Total for Mr. Jay Sidhu, are adjusted as described in Note (1)(b) above as follows:

Compensation Actually Paid to NEO
Year	Reported Summary Compensation Table Total For PEO	[Less] Reported Value of Equity Awards	[Plus] Year End Fair Value of Equity Awards Granted in Current Year	[Plus/Minus] Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	[Plus] Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	[Plus/Minus] Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	[Minus] Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	[Plus] Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Compensation Actually Paid to PEO
2023	$3,761,511	$(2,891,317)	$6,843,851	$1,968,518	$—	$67,188	$—	$—	$9,749,751
2022	2,648,914	(1,884,160)	980,225	(4,154,816)	—	(21,970,373)	—	—	(24,380,210)
2021	3,900,601	(1,893,124)	3,852,355	31,132,963	—	9,213,494	—	—	46,206,289
2020	2,332,252	(1,508,801)	1,973,953	(1,890,821)	—	(879,184)	(1,596,500)	—	(1,569,101)

(3)    The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding the PEO) in the Summary Compensation Table Total in each applicable year. The average of the Summary Compensation Table Total is comprised of Ms. Leibold and Messrs. Sam Sidhu, Bowman and Cunningham in 2023 and 2022, Ms. Leibold and Messrs. Sam Sidhu, Bowman, Cunningham and Richard A. Ehst for 2021, and Ms. Leibold and Messrs. Ehst, Sam Sidhu and James T. Collins in 2020. Mr. Ehst retired as the President and Chief Operating Officer effective July 1, 2021. Mr. Collins resigned as the Senior Executive Vice President and Chief Administrative Officer effective April 19, 2021. Mr. Bowman resigned as Chief Credit Officer as of December 31, 2023. Ms. Leibold’s employment with the Company terminated as of April 10, 2024.
(4)    The dollar amounts represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments were made to the total reported compensation of the NEOs as a group (excluding the PEO) for each year in the Summary Compensation Table to determine the compensation actually paid, using the same methodology described in Note (1) above.

(5)    In accordance with the requirements of Item 402(v) of Regulation S-K, the average of the dollar amount in the Summary Compensation Table Total for Ms. Leibold and Messrs. Sam Sidhu, Bowman and Cunningham in 2023 and 2022, Ms. Leibold and Messrs. Sam Sidhu, Ehst, Bowman and Cunningham for 2021 and Ms. Leibold and Messrs. Sam Sidhu, Ehst and Collins for 2020 are adjusted as described in Note (1)(b) above as follows:

Average Compensation Actually Paid to Non-PEO NEOs
Year	Reported Average Summary Compensation Table Total For Non-PEO NEOs	[Less] Reported Average Value of Equity Awards	[Plus] Average Year End Fair Value of Equity Awards Granted in Current Year	[Plus/Minus] Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	[Plus] Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	[Plus/Minus] Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	[Minus] Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	[Plus] Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Average Compensation Actually Paid to Non-PEO NEOs
2023	$1,783,477	$(939,998)	$1,996,307	$6,041,528	$—	$(85,958)	$(51,818)	$—	$8,743,538
2022	1,162,237	(498,750)	257,593	(7,561,180)	—	(213,590)	—	—	(6,853,690)
2021	2,459,948	(1,763,447)	5,210,313	3,841,499	32,782	842,068	—	—	10,623,163
2020	2,579,424	(2,074,088)	2,021,251	(176,432)	—	(159,957)	(91,921)	—	2,098,277

The average equity award adjustments for 2021 also include the subtraction of $123,364 in BM Technologies, Inc. (“BMTX”) common stock granted to Ms. Leibold in 2021 that are included in “All Other Compensation” column in the Summary Compensation Table and the addition of $92,100 in fair value of BMTX common stock that are outstanding and unvested in 2021, the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of BMTX common stock that are outstanding and unvested of $(40,000) in 2022, and the amount of change from the end of the prior fiscal year to the vesting date in fair value of BMTX common stock of $(16,600) in 2023.
(6)    The Company’s cumulative TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period, assuming an investment of $100 on December 31, 2019.
(7)    The Leadership Development and Compensation Committee has selected the S&P U.S. Mid Cap Bank & Thrift Index as the Peer Group for this purpose, assuming an investment of $100 on December 31, 2019. Reinvestment of dividends, if any, is assumed. The Company obtained the information contained in this column from SNL Financial.
(8)    The dollar amounts represent the consolidated net income, as reflected in the Company’s audited financial statements in our Annual Report on Form 10-K for the applicable year, in thousands.
(9)    Core EPS, excluding PPP is a company selected, non-GAAP measure. The Company’s reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included in Appendix C. Although the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Core EPS, excluding PPP is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company performance.
Financial Performance Measures
The Leadership Development and Compensation Committee considers Core EPS, excluding PPP (a non-GAAP measure), to be the most important financial performance measure, among other measures in the tabular list below, that is utilized to determine our executive compensation.

Tabular List of Financial Performance Measures
Financial Performance Measure
Core EPS, excluding PPP (Non-GAAP) (1)
NIM, excluding PPP (Non-GAAP) (1)
Non-performing Assets (“NPAs”) equal to or better than peer averages
3-Year Relative TSR
3-Year Relative Return on Average Common Equity (“ROACE”)
3-Year Relative Average Non-Performing Assets to Total Assets

(1) The Company’s reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included in Appendix C.

The uncertainty caused by high inflation, higher rates and continued stimulus by the government will keep high risk of uncertainty and volatility in 2023 and into 2024. Accordingly, in 2023, the Leadership Development and Compensation Committee has chosen additional financial performance measures to achieve a much stronger balance sheet and dramatically improve the quality of the Company’s deposit franchise in 2023 including the growth in our non-interest-bearing demand deposits and CET1 ratio. Refer to “Compensation Discussion and Analysis”, “Compensation Plan for 2023”.

Analysis of the Information Presented in the Pay versus Performance Table
The Company’s executive compensation program reflects our pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance Table above. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Table.
Compensation Actually Paid and TSR

Compensation Actually Paid vs. TSR
TSR
Peer Group TSR
Compensation Actually Paid to PEO
Avg. Compensation Actually Paid to Non-PEO NEOs
Millions
$50
$40
$30
$20
$10
$-
$(10)
$(20)
$(30)
350
300
250
200
150
100
50
0
84.52
98.9
303.91
143.93
131.75
105.83
267.88
78.9
2020
2021
2022
2023

As shown in the above graph, over the past four years, the amount of compensation actually paid to the CEO and the average amount of compensation actually paid to other NEOs as a group (excluding the CEO) is aligned with the Company’s TSR over the past four years presented in the table. The actual value that our CEO and other NEOs could realize from these equity awards is greater.

Compensation Actually Paid and Net Income

Compensation Actually Paid vs. Net Income
Net income
Compensation Actually Paid to PEO
Avg. Compensation Actually Paid to Non-PEO NEOs
Millions
$50
$40
$30
$20
$10
$-
$(10)
$(20)
$(30)
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$-
132,578
314,647
228,034
250,143
2020
2021
2022
2023

As shown in the above graph, the amount of compensation actually paid to the CEO and the average amount of compensation actually paid to other NEOs as a group (excluding the CEO) is aligned with the Company’s net income (dollars in thousands) over the past four years presented in the table.

Compensation Actually Paid and Core EPS, excluding PPP
As shown in the above graph, the amount of compensation actually paid to the CEO and the average amount of compensation actually paid to other NEOs as a group (excluding the CEO) is aligned with the Company’s core earnings per share, excluding PPP (a non-GAAP measure), over the past four years presented in the table.

Cumulative TSR of the Company and the Peer Group
As demonstrated by the above graph, the Company’s TSR over the four year period was $267.88, while the TSR of the peer group presented for this purpose, the S&P U.S. Mid Cap Bank & Thrift Index, was $78.90 over the same period presented in the table. The Company’s TSR outperformed the S&P U.S. Mid Cap Bank & Thrift Index during the four years presented in the table, representing the Company’s financial performance as compared to the financial institutions comprising the S&P U.S. Mid Cap Bank & Thrift Index. For more information regarding the Company’s performance and the financial institutions that the Compensation Committee considers when determining compensation, refer to “Compensation Discussion and Analysis”, “Compensation Setting Process”, “Peer Groups”.
The pay for performance information reported above has been calculated in a manner consistent with the SEC rules based on payroll and stock plan records and the methodologies and assumptions described above. Companies have flexibility in the design of their compensation plans, in the allocation of targeted compensation to short- and long-term measures, and the selection of the types, features and terms, including vesting schedules, of long-term equity awards used over time, some of which may have been granted before or during the period covered by the above tables, and the design may have changed year to year, and to make reasonable estimates and assumptions that reflect their compensation practices. As a result, the ratios and relationships reported by other companies, which may have employed other compensation designs, estimates or assumptions, and which may have a significantly different compensation practices from the Company’s, are likely not comparable to the Company’s pay for performance disclosures.

DIRECTOR COMPENSATION
DIRECTOR COMPENSATION TABLE (1) (2)
We have compensated the Company’s non-employee Directors for their services and expect to continue this practice.  Information relating to the compensation of the Company’s non-employee Directors during 2023 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)	Total ($)
Andrea R. Allon	20,000	130,811	150,811
Bernard B. Banks	—	140,879	140,879
Robert J. Buford	—	140,879	140,879
Rajeev V. Date	40,000	100,838	140,838
Robert N. Mackay	—	140,879	140,879
Daniel K. Rothermel	—	180,655	180,655
T. Lawrence Way	—	160,767	160,767
Steven J. Zuckerman	—	160,767	160,767

(1)	The following columns are intentionally omitted from this table: Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, and All Other Compensation.
(2)	Jay S. Sidhu is not included in this table as he is an employee of the Company and the Bank and receives no compensation for his service as a Director.
(3)	Represents the grant date fair value of stock awards including those received in lieu of cash payments, calculated in accordance with FASB ASC Topic 718. The grant date fair value has been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in NOTE 15 - SHARE-BASED COMPENSATION PLANS of our Annual Report on Form 10-K for the year ended December 31, 2023.
For 2023, compensation for the Company’s non-employee Directors included a cash fee of $40,000 per year, payable in installments at the end of each quarter, and 3,000 shares of our Voting Common Stock issued under the 2019 Stock Plan. Each of the Company’s non-employee Director has made an annual election to have none, 50%, or 100% of the cash fee paid in the form of Voting Common Stock.
Furthermore, Directors serving in certain positions during 2023 received an additional award of stock as follows:
•1,100 shares for the Chair of each of the Audit Committee, Leadership Development and Compensation Committee and the Bank’s Compliance Committee;
•2,200 shares for the Chairman of the Nominating and Corporate Governance Committee, who was also the Lead Independent Director; and
•550 shares for the Audit Committee Financial Expert.
Customers does not provide any additional Director benefits, a Director retirement plan, or fee deferral programs.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and certain officers, and persons who own more than ten percent of any class of the Company’s registered securities, to file, in their personal capacities, reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission. Based solely on a review of Forms 3, 4 and 5, and amendments thereto, filed during or with respect to 2023, and written representations from the applicable reporting persons, we believe that all of our officers and Directors complied with all their applicable filing requirements during the fiscal year ended December 31, 2023, except that: (i) on April 5, 2023, Samvir Sidhu filed one late Form 4 reporting seven late transactions; (ii) on April 5, 2023, Jay Sidhu filed one late Form 4 reporting seven late transactions; (iii) on April 5, 2023, Carla Leibold filed one late Form 4 reporting seven late transactions; (iv) on April 10, 2023, Jesse Velasquez filed one late Form 4 reporting one late transaction; (v) on November 14, 2023, Joan Cheney filed one late Form 3 reporting an initial statement of beneficial ownership of securities.

TRANSACTIONS WITH RELATED PARTIES
Loans to Executives and Directors
Customers Bank makes loans to executive officers and Directors of the Company and the Bank in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with non-affiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. Federal regulations prohibit Customers Bank from making loans to executive officers and Directors at terms more favorable than could be obtained by persons not affiliated with Customers Bank. Our policy towards loans to executive officers and Directors currently complies with this limitation.
There were no extensions of credit under Regulation O during 2023 requiring approval of the Board of Directors.
Code of Ethics and Business Conduct
We have a Code of Ethics and Business Conduct applicable to our Directors, officers and Team Members, including our Chief Executive Officer, Chief Financial Officer and other executives pursuant to which all Directors, officers and Team Members must promptly disclose to us, any material transactions, activities or relationships that reasonably could be expected to give rise to an actual or apparent conflict of interest with the Company, including Customers Bank. In approving or rejecting the proposed arrangement, the Board of Directors must consider the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a Director’s independence. The Board of Directors may only approve those activities or relationships that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Board of Directors determines in the good faith exercise of its discretion. The Code of Conduct prohibits transactions involving Directors and executive officers with the Company, including Customers Bank, other than routine banking services.
Affiliate and Related Party Transaction Policy
The Company’s Board of Directors has also adopted the Affiliate and Related Party Transaction Policy (the “Transaction Policy”). The Transaction Policy is a written policy and set of procedures for the review and approval or ratification of transactions involving Affiliates and Related Parties (as such terms are defined in the Transaction Policy).
Related Parties are defined in the Transaction Policy as owners of more than 5% of any class of voting securities of the Company, Directors or executive officers of the Company, or nominees to become Directors, since the beginning of the last fiscal year, and “related persons” and others as provided in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, immediate family members if involved in Company transactions and organizations, including charitable, where the foregoing have a material relationship or interest to such organization. Affiliates are defined in the Transaction Policy as “affiliates” as provided in Sections 23A and 23B of the Federal Reserve Act and Regulation W issued by the Board of Governors of the Federal Reserve System, and can include anyone that controls, that is under common control with, or that is controlled by the Company, investment funds where an affiliate is a fund investment advisor, and “executive officers”, “Directors”, “principal shareholders”, “related interests” of a person, “insider”, “immediate family” and “Subsidiary” as defined in Regulation O issued by the Board of Governors of the Federal Reserve System.
The Transaction Policy is administered through the Company’s Audit Committee, with appropriate involvement and input from the Company’s Audit and Legal Departments. The Audit Committee (i) has the responsibility to interpret and enforce the Transaction Policy, (ii) may amend the Transaction Policy from time to time and (iii) may delegate administrative responsibilities within the Company or to third parties as the Audit Committee deems appropriate to accomplish the objectives of the Transaction Policy. All transactions covered by the Transaction Policy are prohibited unless approved or ratified by the Audit Committee and, when determined necessary by the Audit Committee pursuant to the Related Transaction Policy, the Company’s Board of Directors. To help identify related person transactions and relationships, each Director and executive officer completes a questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or is proposed to have with the Company.
Transactions involving Affiliates that are subject to the Transaction Policy include extensions of credit, purchase or sale of loans, referrals or brokerage of loans, indebtedness to another “member bank” or correspondent bank, purchases of or investments in securities, purchase or sale of services, goods and other assets, issuance of guarantees, acceptances or letters of credit and third party transactions where an Affiliate benefits from transaction proceeds.

Transactions involving Related Parties that are subject to the Transaction Policy include transactions where there is a direct or indirect interest by the Related Party and the amount involved is over $120,000.
Transactions covered by the Transaction Policy are required to be referred to the Audit Committee. The Legal Department is responsible for coordinating the performance of appropriate legal research and obtaining opinions regarding the disposition of the transaction, and communicating such information to the Audit Committee with recommendations, including if any regulatory application needs to be prepared to report or obtain authorization of the transaction. The Audit Committee will approve, ratify, recommend change to or deny the transaction, or schedule the referral for follow up reporting or presentations. Material transactions and transactions covered by Regulation O are required to be referred by the Audit Committee to the Company’s Board of Directors for disposition.

SHAREHOLDER PROPOSALS

Shareholder Proposals for Inclusion in the 2024 Proxy Statement
The Company’s shareholders are entitled to submit proposals to be included in our proxy materials for the Annual Meeting of Shareholders in 2024, provided that these matters are appropriate for shareholder action and that the shareholder complies with all of the applicable rules and requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). To be eligible for inclusion, shareholder proposals must be received by our Corporate Secretary at 701 Reading Avenue, West Reading, Pennsylvania 19611 no later than December 22, 2024.
Director Nominations and Other Shareholder Proposals for Presentation at the 2024 Annual Meeting
Our Amended and Restated Bylaws require advanced notice of any proposal of business to be brought before an annual meeting by a shareholder that will not be included in our proxy materials, including any such proposal for the nomination for election of a Director. Any such shareholder proposal must be a matter appropriate for shareholder action that complies with the requirements of the Company’s Amended and Restated Bylaws and for which written notice is received by our Corporate Secretary at 701 Reading Avenue, West Reading, Pennsylvania 19611 not later than the 90th day and not earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting (unless the date of the next annual meeting has been changed by more than 30 days from the first anniversary date, in which case the Amended and Restated Bylaws provide alternative dates for timeliness). Accordingly, any shareholder who wishes to have a nomination or other business considered by shareholders at the 2024 Annual Meeting must deliver written notice to the Corporate Secretary (containing the information required by the Amended and Restated Bylaws) no earlier than January 31, 2024 and no later than March 1, 2024. Any proposal received outside of these dates will be considered untimely. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (i) the Company includes in its Proxy Statement advice on the nature of the proposals and how it intends to exercise its voting discretion, and (ii) the proponent does not comply with the applicable provisions of the SEC’s rules. The deadline for providing notice of a solicitation of proxies in support of Director nominees other than the Company’s nominees in connection with the 2024 Annual Meeting pursuant to Exchange Act Rule 14a-19, the SEC’s universal proxy rule, is March 31, 2024. Compliance with Rule 14a-19, including the notice requirements, is required in addition to compliance with the requirements of the Company’s Amended and Restated Bylaws.

OTHER BUSINESS
The Board of Directors does not know of any other business to come before the meeting. However, if any additional matters are presented at the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote the proxy in accordance with their judgment on those matters.

INFORMATION REGARDING THE ANNUAL MEETING
At the meeting, you will be asked to consider and vote to elect three Class I Directors of Customers Bancorp, Inc. to serve a three-year term, to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Customers Bancorp, Inc. for the fiscal year ending December 31, 2024, to approve a non-binding advisory vote on named executive officer compensation, to approve a non-binding advisory vote on the frequency of future votes to approve the compensation of our named executive officers and to approve an amendment to the Customers Bancorp, Inc. 2019 Stock Incentive Plan.
Similar to last year, our 2024 Annual Meeting will be held as a virtual Annual Meeting, which will allow our shareholders to attend the Annual Meeting through a live webcast. Attending the meeting on a virtual basis has the same effect as if you were physically present at the Annual Meeting – you will be able to vote, ask questions and take any other action permitted under our governing documents, applicable law and the rules of the meeting.
The Annual Meeting will be held Tuesday, May 28, 2024 beginning at 10:00 a.m., Eastern Time.
Shareholders attending the Annual Meeting through the live webcast should log into the meeting by visiting www.meetnow.global/MS2W9SJ.
You are entitled to participate in the Annual Meeting only if you were a shareholder as of the close of business on April 1, 2024, the Record Date for the Annual Meeting, or if you hold a valid proxy for the Annual Meeting.
The Annual Meeting webcast will begin promptly at 10:00 a.m. Online access will begin at 9:45 a.m. We encourage you to complete the log in process and access the webcast prior to the start time.
Attendance by Record Holders of Customers Shares
If you are shareholder of record (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting. To attend and participate in the Annual Meeting, you can attend the meeting by accessing www.meetnow.global/MS2W9SJ and entering the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials you previously received.
Attendance by “Street Name” Holders of Customers Shares
If you are a beneficial owner (or “street name” holder) holding your shares through an intermediary, such as a bank, broker or other nominee, you must register in advance to attend the virtual Annual Meeting. You will first need to obtain a valid proxy (also known as a “legal proxy”) from your broker, bank or other nominee.
After you have received a valid proxy from your broker, bank or other nominee, you must register to attend the Annual Meeting by submitting the valid proxy reflecting your Company shareholdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on Wednesday, May 22, 2024.
Requests for registration should be directed to us at the following:
By email:
Forward the email from your broker, bank or other nominee or attach an image of your legal proxy, to legalproxy@computershare.com.
By mail:
Computershare
Customers Bancorp, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
If you complete the registration process properly, you will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/MS2W9SJ and enter the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials you previously received.

Voting and Submitting Questions During the Annual Meeting
During the virtual Annual Meeting webcast, you will be able to submit questions to the Board through the virtual meeting center website. Shareholders entitled to vote at the Annual Meeting also will be able to vote their shares electronically on the virtual meeting website if they have not yet voted their shares or wish to change a vote submitted previously either by returning the proxy card or online or by telephone.
NOTE THAT IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY OR HAVE ALREADY VOTED ONLINE OR BY PHONE AND DO NOT WANT TO CHANGE YOUR VOTE, YOU DO NOT NEED TO VOTE ELECTRONICALLY DURING THE VIRTUAL ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2024
This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at www.envisionreports.com/CUBI. This website also enables shareholders to vote their proxy. These documents are also available on the Company’s website at www.customersbank.com, by selecting “Investors,” and then “Proxy statements” or “SEC filings”, as appropriate.
Again this year, we are using the “Notice and Access” method of providing proxy materials to you via the internet instead of mailing printed copies. We believe that this process provides you with a convenient and quick way to access the proxy materials, including our Proxy Statement and 2023 Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.
Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, which has been mailed to our shareholders, provides instructions regarding how you may access and review all of the proxy materials on the internet. The Notice and Access card also instructs you on how to submit your proxy vote via the internet or telephone. Before voting, ensure that you have located your 15 digit control number, which can only be found in the shaded bar in the top right corner of your Notice and Access card. This ID is unique to you and must be provided at the time of voting.
If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card or as set forth below. There is no charge to you for requesting copies. Please make your request for copies as instructed below on or before May 13, 2024 to facilitate timely delivery.
Here's how to order a copy of the proxy materials and select a future delivery preference:
•Paper copies: Current and future paper delivery requests can be submitted via the telephone, internet or email options below.
•Email copies: Current and future email delivery requests must be submitted via the internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.
PLEASE NOTE: You must use your 15 digit control number in the shaded bar of the Notice and Access card when requesting a set of paper copies of the proxy materials.

Internet – Go to www.envisionreports.com/CUBI. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current materials and submit your preference for email or paper delivery of future meeting materials.

Telephone – Call free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email – Send email to investorvote@computershare.com with “Proxy Materials Customers Bancorp, Inc.” in the subject line. Include in the message your full name and address, plus the 15 digit control number located in the shaded bar on the Notice and Access card, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

If your shares are held by a brokerage house or other custodian, nominee or fiduciary in “street name,” you will receive a Notice and Access card intended for their beneficial holders with instructions for providing to such intermediary voting instructions for your shares. You may also request paper copies of the proxy materials by following the instructions on the intermediary Notice and Access card. If you receive paper copies, many intermediaries provide instructions for their beneficial holders to provide voting instructions via the internet or by telephone.
If your shares are held in “street name” and you would like to vote your shares in person at the Annual Meeting, you must contact your broker, custodian, nominee or fiduciary to obtain a legal proxy form from the record holder of your shares and present it to the inspector of election with your ballot.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?
The Company has sent you a Notice and Access card regarding the availability of proxy materials for the shareholder meeting because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions included in the Notice and Access card and vote using the internet or telephone, or you may request paper copies of the Proxy Statement, Annual Report, and proxy card and complete, sign, and return the proxy card or follow the instructions on the proxy card to vote using the internet or telephone. You may also vote during the meeting.
The Company has separately mailed the Notice and Access card and a proxy card to all shareholders of record of our Voting Common Stock entitled to vote at the meeting and is making the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 available to you electronically.
When is the Annual Meeting?
The Annual Meeting will be held on Tuesday, May 28, 2024 at 10:00 a.m., Eastern Time.
Where is the Annual Meeting?
This year’s Annual Meeting will be held as a “virtual” meeting of shareholders, which will be conducted exclusively by webcast. Shareholders will be able to participate in the virtual Annual Meeting by visiting www.meetnow.global/MS2W9SJ and entering the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials you previously received.
Why is the Annual Meeting being held as a virtual meeting?
We believe that by using virtual meeting technology we are able to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with Internet access.
What if I have trouble accessing the Annual Meeting virtually?
The virtual meeting platform is fully supported across most commonly used browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. (Note: Internet Explorer is not a supported browser.) Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance, should you need it, you may call 1-888-724-2416.
Who is entitled to vote at the meeting?
To be able to vote, you must have been a beneficial owner or a shareholder of record of the Company’s Voting Common Stock on April 1, 2024, the Record Date set by the Board of Directors for shareholders to be entitled to notice of, and to vote at, the meeting.
Shareholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares of Voting Common Stock were registered directly in your name, then you are a shareholder of record. As a shareholder of record you may vote in person at the meeting or by proxy. Whether or not you plan to attend the virtual meeting, we urge you to vote using the Internet or telephone, or if you request a paper copy of the proxy materials, complete and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Agent. If, at the close of business on the Record Date, your shares were not held directly in your name, but rather were held in an account at a brokerage firm, bank, or by another agent, you are the beneficial owner of shares held in “street name” and the notice of proxy materials is being forwarded to you by your broker, bank, or other agent. The broker, bank, or other agent holding your shares in that account is considered to be the shareholder of record for purposes of voting at the meeting.
As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares of Voting Common Stock in your account. If you would like to participate in the meeting and vote your shares during the meeting, you must complete the registration process described in “INFORMATION REGARDING THE ANNUAL MEETING – Attendance by “Street Name” Holders of Customers Shares.”
What am I being asked to vote on?
There are four matters scheduled for a vote at the meeting:
1.To elect three Class I Directors of the Company to serve a three-year term;
2.To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024;
3.To approve a non-binding advisory resolution on named executive officer compensation;
4.To approve a non-binding advisory resolution on the frequency of future votes to approve named executive officer compensation; and
5.To approve an amendment to the Company’s 2019 Stock Incentive Plan.
The Company’s Board of Directors recommends a vote “FOR” each of the nominees identified in this Proxy Statement, “FOR” Proposals 2, 3 and 5, and for a vote of “ONE YEAR” on Proposal 4.
How many votes do I have?
Each holder of the Company’s Voting Common Stock is entitled to one vote per share held as of the Record Date.
What is a quorum?
The presence, in person or by proxy, of holders of a majority of shares of the Company’s Voting Common Stock will constitute a quorum for purposes of conducting business at the Annual Meeting. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.
Shares of the Company’s Voting Common Stock represented by a properly executed and delivered proxy which casts a vote on any matter, other than a procedural matter, will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked or designated as casting a vote or abstaining on a particular matter. Shares of the Company’s Voting Common Stock represented by broker non-votes will be counted as present for purposes of determining a quorum if such shares have been voted on any matter other than a procedural matter. “Broker non-votes” are shares held in record name by brokers or other nominees on behalf of beneficial owners as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the brokers or other nominees do not have discretionary voting power to vote such shares on a particular proposal.
If there is no quorum, a majority of all votes cast at the meeting may adjourn the meeting to another date.
What vote is required?
For Proposal 1, if a quorum is present, a majority of the votes cast in person or by proxy for each Director position is required to elect the applicable nominee. “Majority of votes cast” means that the number of shares voted “FOR” a Director position exceeds 50% of the total number of votes cast with respect to that position, with votes “cast” including all votes “FOR” and “AGAINST”. Cumulative voting is not permitted. Proposal 1 is considered to be a “non-routine” item, so there may be broker non-votes on this proposal. “ABSTAIN” votes and broker non-votes will not count as votes cast.

For Proposals 2, 3 and 5, if a quorum is present, the affirmative vote of a majority of the shares of Voting Common Stock cast, in person or by proxy at the Annual Meeting, is required to approve such proposals. For Proposal 4, if a quorum is present, the vote will be determined by a majority of the votes cast at the annual meeting. Shareholders may vote for the frequency of “One Year,” “Two Years,” or “Three Years” or may “Abstain.” Because this proposal has three choices, it is possible that no choice will receive a majority of the votes cast. Therefore, the Board will consider the choice that receives the highest number of votes as the choice supported by shareholders. Proposal 2 is considered to be a “routine” item, so brokers will have the discretion to vote uninstructed shares on behalf of beneficial owners with respect to this proposal. As a result, we do not expect there will be broker non-votes for this proposal, although a broker might otherwise fail to submit a vote. Proposal 3, Proposal 4 and Proposal 5 are considered to be “non-routine” items, so there may be broker non-votes with respect to these proposals. Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of those proposals.
For beneficial owners, the rules that guide how most brokers vote your stock have changed over the last several years. The rules provide that brokerage firms or other nominees may not vote your shares with respect to matters that are not “routine” under the rules. The rules now provide that the election of Directors is not a “routine” matter. The ratification of the appointment of our independent registered public accounting firm for 2024 is the only current proposal that is considered a “routine” matter under the rules and, therefore, brokerage firms and other nominees have the authority under the rules to vote your uninstructed shares only with respect to that matter if you have not furnished voting instructions within a specified period of time prior to the meeting.
How do I vote?
For Proposal 1, the election of Directors, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting for one or more of the nominees. For Proposals 2, 3 and 5, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal 4, you may vote for the frequency of “ONE YEAR” or “TWO YEARS” or “THREE YEARS” or “ABSTAIN” from voting.
The procedures for voting are as follows:
Shareholder of Record: Shares Registered in Your Name. If you are a shareholder of record, you may vote in person at the meeting. Alternatively, you may vote by proxy by following the instructions on the Notice and Access card sent to you using the Internet or telephone, or if you request paper copies of the Proxy Statement, Annual Report and proxy card, you may vote using the accompanying proxy card or by Internet or telephone. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote during the meeting by following the instructions on the website.
To vote during the meeting, you should follow the instructions for voting provided on the virtual meeting website.
If you received a Notice and Access card, to vote by Internet or telephone, follow the instructions of the Notice and Access card. If you order paper copies of the Proxy Statement, Annual Report and proxy card, to vote by mail, simply complete, sign, and date the proxy card separately mailed to you and return it promptly in the envelope provided. To vote by Internet or telephone, follow the instructions on the proxy card for Internet or telephone voting.
If you return your signed proxy card to us before the meeting, or you vote by internet or telephone, we will vote your shares as you direct unless you revoke your proxy.
Beneficial Owner: Shares Registered in the Name of Broker, Bank, or Other Agent. If your shares of the Company’s Voting Common Stock are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank, or other nominee, in lieu of a Notice and Access card you should receive a voting instruction form from that institution by mail. Complete and return the instruction card to ensure that your vote is counted.
If you would like to participate in the meeting and vote your shares during the meeting, you must complete the registration process described in “INFORMATION REGARDING THE ANNUAL MEETING – Attendance by “Street Name” Holders of Customers Shares.” We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the meeting.
What if I return a proxy card but do not make specific choices?
If you return a signed proxy card without marking any voting selections, your shares will be voted “FOR” Proposals 2, 3 and 5, “FOR” each of the nominees recommended by the Board of Directors and for a frequency of “ONE YEAR” on Proposal 4. If any other matter is properly presented at the meeting, then one of the proxies named on the proxy card will vote your shares using his or her best judgment.

What if I receive more than one proxy card or voting instruction form?
If you receive more than one proxy card, Notice and Access card, or voting instruction card because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date, and return each proxy card, or vote your shares online for each Notice and Access card received and return each voting instruction card to ensure that all of your shares will be voted. Only shares relating to proxy cards and voting instruction forms that have been signed, dated, and timely returned or shares that have been voted online relating to Notice and Access cards, will be counted in the quorum and voted.
Who will count the votes and how will my votes be counted?
Votes will be counted by the judge of election appointed by the Board of Directors for the Annual Meeting. The judge of election will count, “FOR,” “AGAINST” or “ABSTAIN” votes, as applicable, for Proposals 1, 2, 3 and 5, and “ONE YEAR” or “TWO YEARS” or “THREE YEARS” or “ABSTAIN” votes, as applicable, for Proposal 4.
Can I change my vote after I have sent you my proxy?
Yes. You can revoke your proxy at any time before the applicable vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•You may submit another properly completed proxy with a later date;
•You may send a written notice that you are revoking your proxy to our Corporate Secretary at our principal executive offices: 701 Reading Avenue, West Reading, Pennsylvania 19611, which revocation must be received no later than the start of the Annual Meeting; or
•You may attend the meeting and vote electronically (however, simply attending the meeting will not, by itself, revoke your proxy).
If your shares are held by a broker, bank, or other agent, you should follow the instructions provided by them.
How may I communicate with the Board of Directors?
Shareholders and other parties may communicate with our Board, any Director (including our Chairman of the Board or Lead Independent Director), independent members of our Board as a group, or any committee. Depending on the nature of the communication, the correspondence either will be forwarded to the Director(s) named or the matters will be presented periodically to our Board. The Corporate Secretary or the secretary of the designated committee may sort or summarize the communications as appropriate. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our Board or any Director or committee of our Board. Communications should be addressed to the Customers Bancorp, Inc. Board of Directors, c/o Company’s Corporate Secretary at 701 Reading Avenue, West Reading, PA 19611. This is also the process by which any interested party may communicate with the Lead Independent Director and our non-employee Directors as a group.
Who will bear the cost of soliciting proxies?
The Company will bear the entire cost of the solicitation of proxies for the meeting, including the preparation, assembly, printing, and distribution of this Proxy Statement, the Notice and Access mailing, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. The Company may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The Company has engaged Georgeson, Inc. (“Georgeson”), a professional proxy solicitation firm, to assist in the solicitation of proxies for the 2024 Annual Meeting. Georgeson will be paid a fee of approximately Seven Thousand Five Hundred dollars ($7,500). The solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email, or any other means by the Company’s Directors, officers, or employees. No additional or special compensation will be paid to those individuals for any such solicitation services.
How can I find out the results of the voting at the meeting?
The Company will provide the voting results in a Form 8-K to be filed with the SEC no later than the fourth business day after the Annual Meeting.

What is the recommendation of the Board of Directors?

PROPOSALS FOR YOUR VOTE	BOARD RECOMMENDATION
1. Electing Three Class I Directors	FOR each nominee

2. Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024	FOR

3. Approving, on an advisory basis, compensation of our Named Executive Officers	FOR

4. Approving, on an advisory basis, the frequency of future votes to approve the compensation for our Named Executive Officers	ONE YEAR

5. Approving an amendment to the Company’s 2019 Stock Incentive Plan	FOR
With respect to any other matter that properly comes before the meeting, the proxies will vote in accordance with their best judgment. The judge of election for the meeting will be a representative of our transfer agent, Computershare, Inc., or, in his or her absence, one or more other individuals to be appointed in accordance with the Company’s Bylaws.
If you vote pursuant to the Notice and Access cards, or using the proxy card, and you do not specify how you want to vote, the persons named as proxies will vote in accordance with the recommendations of the Company’s Board of Directors with respect to each proposal, and in their discretion with respect to any other matter properly brought before the Annual Meeting.
Whom should I call if I have questions about the meeting?
Prior to the date of the meeting, you should contact Andrew Sachs, our Corporate Secretary, at (610) 933-2000 with any questions about the meeting. If you have any trouble accessing the webcast or experience any technical difficulties during the Annual Meeting, including any issues regarding voting or submitting questions, please call 1-888-724-2416.

ANNUAL REPORT
A Notice and Access card was mailed on or about April 18, 2024 to our shareholders of record as of the close of business on April 1, 2024 informing those shareholders that a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, containing, among other things, financial statements examined by our independent registered public accounting firm, as well as this Proxy Statement, was available electronically for their inspection and use at www.envisionreports.com/CUBI.
Upon written request of any shareholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the financial statements and schedules, required to be filed with the SEC may be obtained, without charge, from the Company’s Corporate Secretary at 701 Reading Avenue, West Reading, PA 19611. The Annual Report on Form 10-K can also be obtained by going to the Company’s website at www.customersbank.com, and selecting “Investors” and then “SEC Filings.”
SHAREHOLDERS ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD THAT WAS SEPARATELY MAILED TO ALL SHAREHOLDERS OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING THAT WERE PROVIDED AS PART OF THE NOTICE AND ACCESS CARD.

By Order of the Board of Directors

Andrew B. Sachs, Corporate Secretary

APPENDIX A: CUSTOMERS BANCORP, INC. 2019 STOCK INCENTIVE PLAN

CUSTOMERS BANCORP, INC.
2019 Stock Incentive Plan
1. Purpose.
The purpose of the Plan is to assist Customers Bancorp, Inc. (the “Company”) in attracting, retaining, motivating, and rewarding certain employees, officers, and directors of, and consultants and advisors to, the Company and Subsidiaries of the Company and promoting the creation of long-term value for shareholders of the Company by closely aligning the interests of such individuals with those of such shareholders. The Plan authorizes the award of Stock-based compensation to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of shareholder value.
2. Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a) “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
(b) “Award” means any Option, Restricted Stock Award, Unrestricted Stock Award, Restricted Stock Unit, Stock Appreciation Right, Performance Award, or other Stock-based award granted to a Participant under the Plan.
(c) “Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, an SAR Agreement, a Performance Award Agreement, or an agreement governing the grant of any other Stock-based Award granted under the Plan.
(d) “Board” means the Board of Directors of the Company.
(e) “Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates)(i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (4) the Participant’s act(s) of gross negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. If, subsequent to the Termination of a Participant for any reason other than by the Service Recipient for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay to the Company all amounts received by him or her in respect of any Award following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.
(f) “Change in Control” means:
(1) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization (however effected, including by general offer or court-sanctioned compromise, arrangement or otherwise) if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;
(2) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(3) Individuals who constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided, however, that any individual shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors; but, provided further that any such person whose initial assumption of office is in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;
(4) Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e. g. , issued shares). For purposes of this subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any Subsidiary, and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the shares of Stock of the Company; or
(5) The completion of a liquidation or dissolution of the Company.
Notwithstanding the foregoing, in the case of an Award that constitutes deferred compensation subject to section 409A of the Code, no “Change in Control” shall be deemed to have occurred as a result of any event unless that event has resulted in a “change in the ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company within the meaning of section 409A(a)(2)(A)(v) of the Code and the regulations and guidance issued thereunder. The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in U. S. Treasury Regulation Section 1. 409A-3(i)(5) shall be consistent with such regulation.
(g) “Code” means the U. S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.
(h) “Committee” means the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.
(i) “Company” means Customers Bancorp, Inc.
(j) “Corporate Event” has the meaning set forth in Section 11(b) hereof.
(k) “Data” has the meaning set forth in Section 21(f) hereof.
(l) “Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.
(m) “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.
(n) “Effective Date” means March 27, 2019, which is the date on which the Plan was approved by the Board.

(o) “Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates, (2) each non-employee director of the Company or any of its Affiliates; (3) each other natural Person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, shareholder or partner) and who is designated as eligible by the Committee, and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.
(p) “Exchange Act” means the U. S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.
(q) “Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Section 5(b) or 8(b) hereof, as applicable.
(r) “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.
(s) “GAAP” has the meaning set forth in Section 9(f)(3) hereof.
(t) “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(u) “Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.
(v) “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.
(w) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option.
(x) “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.
(y) “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.
(z) “Performance Award” means an Award granted to a Participant under Section 9 hereof, which Award is subject to the achievement of Performance Objectives during a Performance Period. A Performance Award shall be designated as a Performance Share or a Performance Unit at the time of grant.
(aa) “Performance Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Performance Award.
(ab) “Performance Objectives” means the performance objectives established pursuant to the Plan for Participants who have received Performance Awards.
(ac) “Performance Period” means the period of time designated by the Committee over which the achievement of one or more Performance Objectives will be measured for the purpose of determining a Participant’s right to and the payment of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.
(ad) “Performance Share” means a Performance Award denominated in shares of Stock which may be earned in whole or in part based upon the achievement of Performance Objectives during a Performance Period.

(ae) “Performance Unit” means a Performance Award denominated as a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) which may be earned in whole or in part based upon the achievement of Performance Objectives during a Performance Period.
(af) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.
(ag) “Plan” means this Customers Bancorp, Inc. 2019 Stock Incentive Plan, as amended from time to time.
(ah) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act or an “independent director” as defined under, as applicable, the NYSE Listed Company Manual or other applicable stock exchange rules.
(ai) “Qualifying Committee” has the meaning set forth in Section 3(b) hereof.
(aj) “Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.
(ak) “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.
(al) “Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.
(am) “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.
(an) “SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.
(ao) “Securities Act” means the U. S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.
(ap) “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(aq) “Stock” means the common stock, par value $1. 00 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 12 hereof.
(ar) “Stock Appreciation Right” means a conditional right to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 11(b) hereof, Stock Appreciation Rights shall be settled in Stock.
(as) “Substitute Award” has the meaning set forth in Section 4(a) hereof.
(at) “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a majority of the voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(au) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e. g. , a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.
3. Administration.
(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its shareholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event, subject to Section 11(d), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement, or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.
(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.
(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act or is to be granted a Qualified Performance-Based Award must be expressly approved by the Committee or Qualifying Committee in accordance with subsection (b) above.

(d) Sections 409A and 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any accelerated or additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).
4. Shares Available Under the Plan; Other Limitations.
(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be One Million Five Hundred Thousand (1,500,000). Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by NYSE Listed Company Manual Section 303A. 08, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”) ; and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.
(b) Share Counting Rules. If all or any part of an Award expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price paid by the Participant for such Shares or not issuing any shares of Stock covered by the Award, the unused shares covered by the Award will, as applicable, become or again be available for Awards under the Plan. To the extent that all or any part of an Award other than an Option expires, lapses, is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, the Shares available under the Plan shall be increased by one Share for each Share subject to such Award (or applicable part thereof). Notwithstanding anything to the contrary contained herein, the following shares of Stock shall not be added to the shares authorized for grant hereunder and shall not be available for future grants of Awards: (i) shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Notwithstanding the provisions of this Section, no shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c) Shares Available Under Acquired Plans. To the extent permitted by NYSE Listed Company Manual Section 303A. 08 or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.
(d) Minimum Vesting Period. No Award may vest over a period that is less than one (1) year from the date of grant; provided, however, that the foregoing minimum vesting period shall not apply: (i) to Awards granted in payment of or exchange for an equivalent amount of salary, bonus or other earned cash compensation (including Performance Shares) ; (ii) to a Substitute Award that does not reduce the vesting period of the award being replaced or assumed; or (iii) to Awards involving an aggregate number of shares of Stock not in excess of five percent (5%) of the aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4 hereof).

(e) Limitation on Awards to Non-Employee Directors. Notwithstanding anything herein to the contrary, the maximum value of any Awards granted to a non-employee director of the Company (other than the lead independent director) in any one calendar year, taken together with any cash fees paid to such non-employee director during such calendar year, shall not exceed $200,000, and the maximum value of any Awards granted to the lead independent director in any one calendar year, taken together with any cash fees paid to such director during such calendar year, shall not exceed $300,000 (in both cases, calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any Award granted in a previous year).
5. Options.
(a) General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board and (ii) the date the shareholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.
(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten (10) years from the date it was granted.
(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.
(d) Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U. S. dollars, or by certified or bank cashier’s check, (2) by delivery of shares of Stock having a value equal to the exercise price, (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.
(e) Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled or otherwise terminates.
(f) Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement or otherwise:
(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease, (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease, (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Options shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Options pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Options were vested at the time of such Termination.
(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.
(g) Special Provisions Applicable to Incentive Stock Options.
(1) No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (ii) cannot be exercised more than five (5) years after the date it is granted.
(2) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.
6. Restricted Stock.
(a) General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, and subject to Section 21(q), cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate.
(b) Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.
(c) Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease, and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the original purchase price paid for the Restricted Stock; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.
7. Restricted Stock Units.
(a) General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b) Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason.
(c) Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.
(d) Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease, (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination, and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.
(e) Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Restricted Stock Unit is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Restricted Stock Unit is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.
8. Stock Appreciation Rights.
(a) General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.
(b) Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten (10) years from the date it was granted.
(c) Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.
(d) Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Stock Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled or otherwise terminates.
(e) Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in the SAR Agreement or determined by the Committee, in each case having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the excess (if any) of the Fair Market Value of one (1) share of Stock on the exercise date over the base price of the Stock Appreciation Right. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.
(f) Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.
(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.
(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.
9. Performance Awards.
(a) General. Performance Awards may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Performance Awards, including the determination of the Committee with respect to the form of payout of Performance Awards, shall be set forth in separate Performance Award Agreements, which agreements need not be identical. Unless otherwise set forth in an Award Agreement evidencing a Participant’s Performance Award, and subject to Section 21(q), (i) cash dividends and stock dividends, if any, with respect to the Performance Shares shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the Performance Shares to which such dividends relate and (ii) a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Performance Units that are not earned and vested.
(b) Value of Performance Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of the Stock on the date of grant. In addition to any other non-performance terms included in the Performance Award Agreement, the Committee shall set the applicable Performance Objectives in its discretion, which objectives, depending on the extent to which they are met, will determine the value and number of Performance Units or Performance Shares, as the case may be, that will be paid out to the Participant.
(c) Earning of Performance Awards. Upon the expiration of the applicable Performance Period or other non-performance-based vesting period, if longer, the holder of a Performance Award shall be entitled to receive the following payout: if the holder holds Performance Units or Performance Shares, payout on the value and number of the applicable Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Objectives have been achieved and any other non-performance-based terms met. The Committee may specify a target, threshold or maximum amount payable and may set a formula for determining the amount of Performance Awards earned if performance is at or above the threshold level but falls short of the maximum achievement of the specified Performance Objectives.
(d) Form and Timing of Payment of Performance Awards. Payment of earned Performance Awards shall be as determined by the Committee and as evidenced in the Performance Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, Stock, or other Awards (or in any combination thereof) equal to the value of the earned Performance Units or Performance Shares, as the case may be, at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any cash, Stock, or other Awards issued in connection with a Performance Award may be issued subject to any restrictions deemed appropriate by the Committee.
(e) Termination of Employment or Service. Except as provided by the Committee in a Performance Award Agreement, Participant Agreement or otherwise, if, prior to the end of an applicable Performance Period, a Participant undergoes a Termination for any reason, all of such Participant’s Performance Awards shall be forfeited by the Participant to the Company for no consideration.

(f) Performance Objectives.
(1) Each Performance Award shall specify the Performance Objectives that must be achieved before such Performance Award shall become earned. The Company may also specify a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.
(2) Performance Objectives may be established on a Company-wide basis, project or geographical basis or, as the context permits, with respect to one or more business units, divisions, lines of business or business segments, subsidiaries, products, or other operational units or administrative departments of the Company (or in combination thereof) or may be related to the performance of an individual Participant and may be expressed in absolute terms, or relative or comparative to (A) current internal targets or budgets, (B) the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units), (C) the performance of one or more similarly situated companies, (D) the performance of an index covering multiple companies, or (E) other external measures of the selected performance criteria.
(3) Unless specified otherwise by the Committee (i) in the Performance Award Agreement at the time the Performance Award is granted or (ii) in such other document setting forth the Performance Objectives at the time the Performance Objectives are established, the Committee, in its sole discretion, will appropriately make adjustments in the method of calculating the attainment of Performance Objectives for a Performance Period to provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with Generally Accepted Accounting Principles (“GAAP”), including, without limitation, for one or more of the following items of gain, loss, profit or expense: (A) determined to be items of an unusual nature or of infrequency of occurrence or non-recurring in nature; (B) related to changes in accounting principles under GAAP or tax laws; (C) related to currency fluctuations; (D) related to financing activities (e. g. , effect on earnings per share of issuing convertible debt securities) ; (E) related to restructuring, divestitures, productivity initiatives or new business initiatives; (F) related to discontinued operations that do not qualify as a segment of business under GAAP; (G) attributable to the business operations of any entity acquired by the Company during the fiscal year; (H) non-operating items; and (I) acquisition or divestiture expenses.
(g) Negative Discretion. Notwithstanding satisfaction of any completion of any Performance Objectives, the number of shares of Stock, cash or other benefits granted, issued, retainable and/or vested under a Performance Award on account of satisfaction of such Performance Objectives may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, will determine.
10. Other Stock-Based Awards.
The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.
11. Adjustment for Recapitalization, Merger, etc.
(a) Capitalization Adjustments. The aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4 hereof), the number of shares of Stock covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of Stock or other consideration subject to such Awards (1) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event) ; (2) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan.
(b) Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (iii) a Change in Control, or (iv) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:

(1) The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in subsection (a) above, and to the extent that such Awards are Performance Awards or other Awards that vest subject to the achievement of Performance Objectives or similar performance criteria, such Performance Objectives or similar performance criteria shall be adjusted appropriately to reflect the Corporate Event;
(2) The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided that any Performance Awards or other Awards that vest subject to the achievement of Performance Objectives or similar performance criteria will be deemed earned (i) based on actual performance through the date of the Corporate Event, or (ii) at the target level (or if no target is specified, the maximum level), in the event actual performance cannot be measured through the date of the Corporate Event, in each case, with respect to all unexpired Performance Periods or Performance Periods for which satisfaction of the Performance Objectives or other material terms for the applicable Performance Period has not been certified by the Committee prior to the date of the Corporate Event;
(3) The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;
(4) The cancellation of any or all Options, Stock Appreciation Rights and other Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided that all Options, Stock Appreciation Rights and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event, with any exercise during such period of any unvested Options, Stock Appreciation Rights or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and
(5) The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date.
Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.
(c) Fractional Shares. Any adjustment provided under this Section 11 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

(d) Double-Trigger Vesting. Notwithstanding any other provisions of the Plan, an Award Agreement or Participant Agreement to the contrary, with respect to any Award that is assumed or substituted in connection with a Change in Control, the vesting, payment, purchase or distribution of such Award may not be accelerated by reason of the Change in Control for any Participant unless the Participant experiences an involuntary Termination as a result of the Change in Control. Unless otherwise provided for in an Award Agreement or Participant Agreement, any Award held by a Participant who experiences an involuntary Termination as a result of a Change in Control shall immediately vest as of the date of such Termination. For purposes of this Section 11(d), a Participant will be deemed to experience an involuntary Termination as a result of a Change in Control if the Participant experiences a Termination by the Service Recipient other than for Cause as defined in the applicable Award Agreement, Participant Agreement, or in a written change in control, retention, severance or similar plan maintained by the Company in which the Participant participates), or otherwise experiences a Termination under circumstances which entitle the Participant to mandatory severance payment(s) pursuant to applicable law or, in the case of a non-employee director of the Company, if the non-employee director’s service on the Board terminates in connection with or as a result of a Change in Control, in each case, at any time beginning on the date of the Change in Control up to and including the first (1st) anniversary of the Change in Control.
12. Use of Proceeds.
The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.
13. Rights and Privileges as a Shareholder.
Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.
14. Transferability of Awards.
Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable to a Participant’s spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.
15. Employment or Service Rights.
No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.
16. Compliance with Laws.
The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U. S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non‑U. S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

17. Withholding Obligations.
As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto).
18. Amendment of the Plan or Awards.
(a) Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.
(b) Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.
(c) Shareholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without shareholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 11 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.
(d) No Repricing of Awards Without Shareholder Approval. Notwithstanding subsection (a) or (b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following) : (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc. , as described in Section 11(a) hereof), (2) any other action that is treated as a repricing under GAAP, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 11(b) hereof.
19. Termination or Suspension of the Plan.
The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the shareholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.
20. Effective Date of the Plan.
The Plan is effective as of the Effective Date, subject to shareholder approval.
21. Miscellaneous.
(a) Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Participant delivers a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b) Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e. g. , Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e. g. , exercise price, vesting schedule or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.
(d) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.
(e) Non-Exempt Employees. If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability, (2) upon a Corporate Event in which such Option is not assumed, continued, or substituted, (3) upon a Change in Control, or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 21(e) will apply to all Awards.
(f) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 21(e) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(g) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non-U. S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 21(g) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non-U. S. nationals or are primarily employed or providing services outside the United States.
(h) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares of Stock subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(i) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(j) Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of laws thereof.
(l) Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m) Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement must be submitted solely and exclusively to binding arbitration in accordance with the then-current employment arbitration rules and procedures of the American Arbitration Association (AAA) to be held in Berks County, Pennsylvania. All information regarding the dispute or claim and arbitration proceedings, including any settlement, shall not be disclosed by the Participant or any arbitrator to any third party without the written consent of the Company, except with respect to judicial enforcement of any arbitration award. Any arbitration claim must be brought solely in the Participant’s (or such Participant’s transferee’s or estate’s) individual capacity and not as a claimant or class member (or similar capacity) in any purported multiple-claimant, class, collective, representative or similar proceeding, and the arbitrator may not permit joinder of any multiple claimants and their claims without the express written consent of the Company. Any arbitrator selected to adjudicate the claim must be knowledgeable in the industry standards and practices, and, by signing an Award Agreement, each Participant will be deemed to agree that any claims pursuant to the Plan or an Award Agreement is inherently a matter involving interstate commerce and thus, notwithstanding the choice of law provision included herein, the Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitrator shall not be permitted to award any punitive or similar damages, but may award attorney’s fees and expenses to the prevailing party in any arbitration. Any decision by the arbitrator shall be binding on all parties to the arbitration.
(n) Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one (1) year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.
(o) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.
(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.
(q) Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.
(r) Code Section 409A. Anything under the Plan or an Award Agreement to the contrary notwithstanding, to the extent applicable, it is intended that any Awards under the Plan which provide for a “deferral of compensation” subject to Section 409A of the Code and rules, regulation and guidance issued thereunder (collectively, “Code Section 409A”) shall comply with the provisions of Code Section 409A and the Plan and all applicable Awards shall be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1. 409A-1(b) that is payable to a Participant upon a Separation from Service of the Participant (within the meaning of Treasury Regulation Section 1. 409A-1(h) )(other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1. 409A-1(i) ) of the Company or applicable Subsidiary, shall not be paid until the earlier of (x) the date that is six months following such Separation from Service or (y) the date of the Participant’s death following such Separation from Service.
(s) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
* * *
Adopted by the Board of Directors: March 27, 2019
Approved by the Shareholders: May 30, 2019
Termination Date: May 30, 2029

FIRST AMENDMENT TO THE CUSTOMERS BANCORP, INC. 2019 STOCK INCENTIVE PLAN

This FIRST AMENDMENT TO CUSTOMERS BANCORP, INC. 2019 STOCK INCENTIVE PLAN, dated as of March 27, 2019 (the “2019 Plan”), hereby amends the 2019 Plan by deleting in its entirety Section 4 thereof and replacing it with the following:
4. Shares Available Under the Plan; Other Limitations.
(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be One Million Eight Hundred and Thirty Thousand (1,830,000). Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by NYSE Listed Company Manual Section 303A.08, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

SECOND AMENDMENT TO THE CUSTOMERS BANCORP, INC. 2019 STOCK INCENTIVE PLAN

This SECOND AMENDMENT TO CUSTOMERS BANCORP, INC. 2019 STOCK INCENTIVE PLAN, dated as of March 27, 2019 (the “2019 Plan”), hereby amends the 2019 Plan by deleting in its entirety Section 4 thereof and replacing it with the following:
4.    Shares Available Under the Plan; Other Limitations.
(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be Two Million Five Hundred Seventy Thousand Three Hundred and Twenty-Five (2,570,325). Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by NYSE Listed Company Manual Section 303A.08, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

APPENDIX B: FULL TEXT OF THE PROPOSED AMENDMENT TO 2019 STOCK INCENTIVE PLAN

THIRD AMENDMENT TO THE CUSTOMERS BANCORP, INC. 2019 STOCK INCENTIVE PLAN

This THIRD AMENDMENT TO CUSTOMERS BANCORP, INC. 2019 STOCK INCENTIVE PLAN, dated as of March 27, 2019 (the “2019 Plan”), hereby amends the 2019 Plan by deleting in its entirety Section 4 thereof and replacing it with the following:
4.    Shares Available Under the Plan; Other Limitations.
(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be Three Million Three Hundred Twenty Thousand Three Hundred and Twenty-Five (3,320,325). Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by NYSE Listed Company Manual Section 303A.08, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.
B-1

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
APPENDIX C: RECONCILIATION OF GAAP TO NON-GAAP MEASURES
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our results of operations and financial condition relative to other financial institutions. Presentation of these non-GAAP financial measures is consistent with how Customers evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers’ industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our financial results, which we believe enhance an overall understanding of our performance. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings	Twelve Months Ended December 31,
	2023		2022		2021		2020
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$235,448	$7.32	$218,402	$6.51	$300,134	$8.91	$118,537	$3.74
Reconciling items (after tax):
Net loss from discontinued operations	—	—	—	—	39,621	1.18	10,461	0.33
Severance expense	1,251	0.04	1,058	0.03	1,517	0.05	—	—
Impairments on fixed assets and leases	98	0.00	1,051	0.03	1,118	0.03	—	—
Merger and acquisition related expenses	—	—	—	—	320	0.01	1,038	0.03
Loss on sale of consumer installment loans	—	—	18,221	0.54	—	—	—	—
Loss on sale of capital call lines of credit	3,914	0.12	—	—	—	—	—	—
Legal reserves	—	—	—	—	897	0.03	258	0.01
(Gains) losses on investment securities	407	0.01	18,926	0.56	(26,015)	(0.77)	(17,412)	(0.55)
Loss on sale of foreign subsidiaries	—	—	—	—	2,150	0.06	—	—
Loss on cash flow hedge derivative terminations	—	—	—	—	18,716	0.56	—	—
Derivative credit valuation adjustment	219	0.01	(1,243)	(0.04)	(1,285)	(0.04)	5,811	0.18
Risk participation agreement mark-to-market adjustment	—	—	—	—	—	—	(1,080)	(0.03)
Deposit relationship adjustment fees	—	—	—	—	4,707	0.14	—	—
Loss on redemption of preferred stock	—	—	—	—	2,820	0.08	—	—
Unrealized losses on loans held for sale	—	—	—	—	—	—	1,913	0.06
Tax on surrender of bank-owned life insurance policies	4,141	0.13	—	—	—	—	—	—
FDIC special assessment	2,755	0.09	—	—	—	—	—	—
Core earnings	$248,233	$7.72	$256,415	$7.63	$344,700	$10.23	$119,526	$3.77

Core Earnings, excluding PPP	Twelve Months Ended December 31,
	2023		2022		2021		2020
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$235,448	$7.32	$218,402	$6.51	$300,134	$8.91	$118,537	$3.74
Less: PPP net income (after tax)	(8,894)	(0.28)	37,669	1.12	195,050	5.79	41,509	1.31
GAAP net income to common shareholders, excluding PPP	244,342	7.60	180,733	5.39	105,084	3.12	77,028	2.43
Reconciling items (after tax):
Net loss from discontinued operations	—	—	—	—	39,621	1.18	10,461	0.33
Severance expense	1,251	0.04	1,058	0.03	1,517	0.05	—	—
Impairments on fixed assets and leases	98	0.00	1,051	0.03	1,118	0.03	—	—
Merger and acquisition related expenses	—	—	—	—	320	0.01	1,038	0.03
Loss on sale of consumer installment loans	—	—	18,221	0.54	—	—	—	—
Loss on sale of capital call lines of credit	3,914	0.12	—	—	—	—	—	—
Legal reserves	—	—	—	—	897	0.03	258	0.01
(Gains) losses on investment securities	407	0.01	18,926	0.56	(26,015)	(0.77)	(17,412)	(0.55)
Loss on sale of foreign subsidiaries	—	—	—	—	2,150	0.06	—	—
Loss on cash flow hedge derivative terminations	—	—	—	—	18,716	0.56	—	—
Derivative credit valuation adjustment	219	0.01	(1,243)	(0.04)	(1,285)	(0.04)	5,811	0.18
Risk participation agreement mark-to-market adjustment	—	—	—	—	—	—	(1,080)	(0.03)
Deposit relationship adjustment fees	—	—	—	—	4,707	0.14	—	—
Loss on redemption of preferred stock	—	—	—	—	2,820	0.08	—	—
Unrealized losses on loans held for sale	—	—	—	—	—	—	1,913	0.06
Tax on surrender of bank-owned life insurance policies	4,141	0.13	—	—	—	—	—	—
FDIC special assessment	2,755	0.09	—	—	—	—	—	—
Core earnings, excluding PPP	$257,127	$7.99	$218,746	$6.51	$149,650	$4.44	$78,017	$2.46

Less: After tax credit provision release	—	—	(28,807)	(0.86)	—	—	—	—
Core earnings, excluding PPP and provision release	$257,127	$7.99	$189,939	$5.65	$149,650	$4.44	$78,017	$2.46

Core Return on Average Assets	Twelve Months Ended December 31,
(dollars in thousands except per share data)	2023	2022	2021	2020
GAAP net income	$250,143	$228,034	$314,647	$132,578
Reconciling items (after tax):
Net loss from discontinued operations	—	—	39,621	10,461
Severance expense	1,251	1,058	1,517	—
Impairments on fixed assets and leases	98	1,051	1,118	—
Merger and acquisition related expenses	—	—	320	1,038
Loss on sale of consumer installment loans	—	18,221	—	—
Loss on sale of capital call lines of credit	3,914	—	—	—
Legal reserves	—	—	897	258
(Gains) losses on investment securities	407	18,926	(26,015)	(17,412)
Loss on sale of foreign subsidiaries	—	—	2,150	—
Loss on cash flow hedge derivative terminations	—	—	18,716	—
Derivative credit valuation adjustment	219	(1,243)	(1,285)	5,811
Tax on surrender of bank-owned life insurance policies	4,141	—	—	—
FDIC special assessment	2,755	—	—	—
Deposit relationship adjustment fees	—	—	4,707	—
Risk participation agreement mark-to-market adjustment	—	—	—	(1,080)
Unrealized losses on loans held for sale	—	—	—	1,913
Core net income	$262,928	$266,047	$356,393	$133,567

Average total assets	$21,486,383	$20,109,744	$19,199,936	$15,604,801

Core return on average assets	1.22%	1.32%	1.86%	0.86%

Core Return on Average Common Equity	Twelve Months Ended December 31,
(dollars in thousands except per share data)	2023	2022	2021	2020
GAAP net income to common shareholders	$235,448	$218,402	$300,134	$118,537
Reconciling items (after tax):
Net loss from discontinued operations	—	—	39,621	10,461
Severance expense	1,251	1,058	1,517	—
Impairments on fixed assets and leases	98	1,051	1,118	—
Merger and acquisition related expenses	—	—	320	1,038
Loss on sale of consumer installment loans	—	18,221	—	—
Loss on sale of capital call lines of credit	3,914	—	—	—
Legal reserves	—	—	897	258
(Gains) losses on investment securities	407	18,926	(26,015)	(17,412)
Loss on sale of foreign subsidiaries	—	—	2,150	—
Loss on cash flow hedge derivative terminations	—	—	18,716	—
Derivative credit valuation adjustment	219	(1,243)	(1,285)	5,811
Tax on surrender of bank-owned life insurance policies	4,141	—	—	—
FDIC special assessment	2,755	—	—	—
Deposit relationship adjustment fees	—	—	4,707	—
Risk participation agreement mark-to-market adjustment	—	—	—	(1,080)
Loss on redemption of preferred stock	—	—	2,820	—
Unrealized losses on loans held for sale	—	—	—	1,913
Core earnings	$248,233	$256,415	$344,700	$119,526

Average total common shareholders’ equity	$1,358,564	$1,254,979	$1,043,906	$814,769

Core return on average common equity	18.3%	20.4%	33.0%	14.7%

Net Interest Margin, Tax Equivalent, excluding PPP	Twelve Months Ended December 31,
(dollars in thousands)	2023	2022	2021	2020
GAAP net interest income	$687,449	$623,720	$685,074	$403,688
PPP net interest (income) expense	(11,364)	(60,402)	(261,279)	(54,583)
Tax-equivalent adjustment	1,568	1,185	1,147	874
Net interest income tax equivalent, excluding PPP	$677,653	$564,503	$424,942	$349,979

GAAP average total interest earning assets	$20,971,198	$19,588,374	$18,566,321	$14,933,317
Average PPP loans	(341,987)	(1,724,659)	(5,108,192)	(3,121,157)
Adjusted average total interest earning assets	$20,629,211	$17,863,715	$13,458,129	$11,812,160

Net interest margin, tax equivalent, excluding PPP	3.28%	3.16%	3.16%	2.96%

Core Loans (Total Loans and Leases, excluding PPP)
(dollars in thousands)	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
GAAP total loans and leases receivable	$13,202,084	$13,713,482	$13,910,907	$15,063,034	$15,794,671
Loans receivable, PPP	(74,735)	(137,063)	(188,763)	(246,258)	(998,153)
Total loans and leases, excluding PPP	$13,127,349	$13,576,419	$13,722,144	$14,816,776	$14,796,518

Tangible Book Value per Common Share
(dollars in thousands except share and per share data)	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
GAAP total shareholders’ equity	$1,638,394	$1,561,607	$1,456,652	$1,421,020	$1,402,961
Reconciling Items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(137,794)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$1,496,971	$1,420,184	$1,315,229	$1,279,597	$1,261,538

Common shares outstanding	31,440,906	31,311,254	31,282,318	31,239,750	32,373,697

Tangible book value per common share	$47.61	$45.36	$42.04	$40.96	$38.97

Tangible Common Equity to Tangible Assets
(dollars in thousands)	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
GAAP total shareholders’ equity	$1,638,394	$1,561,607	$1,456,652	$1,421,020	$1,402,961
Reconciling Items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(137,794)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$1,496,971	$1,420,184	$1,315,229	$1,279,597	$1,261,538

GAAP total assets	$21,316,265	$21,857,152	$22,028,565	$21,751,614	$20,896,112
Reconciling Items:
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible assets	$21,312,636	$21,853,523	$22,024,936	$21,747,985	$20,892,483

Tangible common equity to tangible assets	7.0%	6.5%	6.0%	5.9%	6.0%

Tangible Common Equity to Tangible Assets, excluding PPP
(dollars in thousands)	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
GAAP total shareholders’ equity	$1,638,394	$1,561,607	$1,456,652	$1,421,020	$1,402,961
Reconciling Items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(137,794)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$1,496,971	$1,420,184	$1,315,229	$1,279,597	$1,261,538

GAAP total assets	$21,316,265	$21,857,152	$22,028,565	$21,751,614	$20,896,112
Loan receivable, PPP	(74,735)	(137,063)	(188,763)	(246,258)	(998,153)
Total assets, excluding PPP	$21,241,530	$21,720,089	$21,839,802	$21,505,356	$19,897,959
Reconciling Items:
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible assets, excluding PPP	$21,237,901	$21,716,460	$21,836,173	$21,501,727	$19,894,330

Tangible common equity to tangible assets, excluding PPP	7.0%	6.5%	6.0%	6.0%	6.3%

Customers Bancorp, Inc.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Online Go to www.envisionreports.com/CUBI or scan the QR code — login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CUBI

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Shareholder Meeting Proxy Card
 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and FOR Proposals 2, 3, 5 and 1 YEAR on Proposal 4.

1. Election of three Class I Directors
	For	Against	Abstain			For	Against	Abstain		For	Against	Abstain
01 - Jay S. Sidhu	☐	☐	☐	02 - Rajeev V. Date		☐	☐	☐	03 - Robert J. Buford	☐	☐	☐

			For	Against	Abstain					For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024.			☐	☐	☐	3. To approve a non-binding advisory resolution on named executive officer compensation.				☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4. To approve a non-binding advisory resolution on the frequency of future votes to approve named executive officer compensation.		☐	☐	☐	☐	5. To approve an amendment to the Customers Bancorp, Inc. 2019 Stock Incentive Plan.				☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

The 2024 Annual Meeting of Shareholders of Customers Bancorp, Inc. will be held on
Tuesday, May 28, 2024 at 10:00 a.m. Eastern Time, virtually via the internet at www.meetnow.global/MS2W9SJ.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Customers Bancorp, Inc.

2024 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 28, 2024

Andrew B. Sachs and Jay Sidhu, and each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Customers Bancorp, Inc. to be held on May 28, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy, when properly executed, will be voted as directed by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR each of the nominees recommended by the Board of Directors and FOR Proposals 2, 3 and 5 and 1 YEAR for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.